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As filed with the Securities and Exchange Commission on April 15, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

KKR FINANCIAL CORP.
(Exact name of registrant as specified in its governing instruments)

Four Embarcadero Center, Suite 2050
San Francisco, California 94111
(415) 315-3620

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barbara J. S. McKee, Esq.
General Counsel and Secretary
Four Embarcadero Center, Suite 2050
San Francisco, California 94111
(415) 315-3620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

David J. Sorkin, Esq. Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Paul C. Pringle, Esq. Eric S. Haueter, Esq. Sidley Austin Brown & Wood LLP 555 California Street San Francisco, California 94104 (415) 772-1200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, $0.01 par value	$800,000,000	$94,160

(1)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933. Includes shares that the underwriters have the option to purchase from us to cover over-allotments, if any.

(2)
Calculated by multiplying the estimated maximum aggregate offering price of securities to be registered by .0001177.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 15, 2005

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus may not be sold until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                        Shares
KKR Financial Corp.
Common Stock
$        per share

        We are selling                        shares of our common stock and the selling stockholders named in this prospectus are selling                        shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. We have granted the underwriters an option to purchase up to                        additional shares of common stock to cover over-allotments.

        This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $                        and $                        per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KFN."

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, a leading sponsor of private equity funds. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 14 of this prospectus for a discussion of these risks, including, among others:

  •
  We have a limited operating history and limited experience as a REIT, and we are not currently subject to rules and regulations established by the Securities and Exchange Commission or the New York Stock Exchange.

  •
  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

  •
  We are dependent on our Manager's personnel and upon their access to KKR's investment professionals and principals.

  •
  We may compete with future investment entities for access to KKR's investment professionals and principals.

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  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

  •
  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

  •
  Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

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  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

  •
  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        The underwriters expect to deliver the shares to purchasers on or about                        , 2005.

Citigroup

            Bear, Stearns & Co. Inc.

                        Credit Suisse First Boston

                                    Lehman Brothers Inc.

                                                 JPMorgan

                                                             Friedman Billings Ramsey

                        , 2005

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Summary	1
Risk Factors	14
Cautionary Note Regarding Forward-Looking Statements	37
Use of Proceeds	38
Institutional Trading of our Common Stock	39
Distribution Policy	40
Capitalization	41
Dilution	42
Selected Consolidated Financial Data	43
Management's Discussion and Analysis of Financial Condition and Results of Operations	44
Our Company	69
Our Manager and the Management Agreement	89
Management of the Company	99
Certain Relationships and Related Party Transactions	107
Security Ownership of Certain Beneficial Owners and Management	110
Selling Stockholders	112
Federal Income Tax Consequences of our Qualification as a REIT	113
Certain ERISA Considerations	135
Description of Capital Stock	138
Certain Provisions of Maryland Law and of our Charter and Bylaws	144
Common Stock Eligible for Future Sale	148
Underwriting	150
Legal Matters	154
Experts	154
Where You Can Find More Information	154
Index to Consolidated Financial Statements	F-1

        Until                        , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

        This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "we," "us" and "our" refer to KKR Financial Corp. and its subsidiaries; the "Manager" refers to KKR Financial Advisors LLC and "KKR" refers to Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional                         shares of our common stock to cover over-allotments, if any.

Our Company

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        Our income is generated primarily from the difference between the interest and dividend income generated by our investments and the cost of our borrowings. We believe our investment strategy allows us to generate cash available for distribution to our stockholders, to facilitate capital appreciation of our common stock and to provide competitive total returns to our stockholders. We further believe that our multi-asset class strategy permits us to be opportunistic and invest in those asset classes that generate attractive leveraged risk-adjusted returns, subject to maintaining our status as a real estate investment trust, or REIT, and our exemption from regulation under the Investment Company Act of 1940, or the Investment Company Act, and helps us diversify our sources of earnings and certain portfolio related risks.

        We are a Maryland corporation that intends to be taxed as a REIT for federal income tax purposes. We are externally managed and advised by KKR Financial Advisors LLC pursuant to a management agreement. Our Manager is an affiliate of KKR, a leading sponsor of private equity funds and one of the oldest and most experienced private equity firms specializing in leveraged buyouts. Certain individuals associated with KKR serve on our board of directors and our Manager's investment committee.

        We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004. For the quarter ended March 31, 2005, we had net investment income of $14.8 million. On April 5, 2005, our board of directors authorized our first distribution to our stockholders of $0.125 per share for the quarter ended March 31, 2005. Since raising our initial capital, we have invested approximately $6.3 billion through March 31, 2005 in the following asset classes:

	As of March 31, 2005
	Fair Value	% of Total Investment	Current Yield
	(dollars in thousands)
Floating Rate:
Residential Adjustable Rate Mortgage Loans	$480,868	7.68%	3.12%
Residential Adjustable Rate Mortgage Securities	2,164,513	34.55	3.22
Corporate Loans	790,864	12.62	5.40
Corporate Securities	74,291	1.19	6.37
Commercial Real Estate Loans	50,438	0.81	6.31
Commercial Real Estate Debt Securities	22,036	0.35	4.27

Total Floating Rate	3,583,010	57.20	3.80

Hybrid Rate:
Residential Hybrid Adjustable Rate Mortgage Securities	2,579,908	41.18	4.14

Fixed Rate:
Corporate Loans	5,322	0.08	5.04
Corporate Securities	49,683	0.79	8.43
Commercial Real Estate Loans	—	—	—
Commercial Real Estate Debt Securities	—	—	—

Total Fixed Rate	55,005	0.87%	8.12%

Other:
Common and Preferred Stock	46,814	0.75%

Grand Total	$6,264,737	100.00%

Competitive Strengths

        We believe that our competitive advantages include:

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  Experienced Management Team.  Our principal executives each have more than 20 years of experience in the fields of real estate and non-real estate related investing, finance, capital markets, transaction structuring and risk management, providing us with significant experience in key areas of our business.

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  Affiliation with KKR.  We believe a significant competitive advantage that we possess over other financial companies is our Manager's access to the resources and expertise of KKR. Our Manager has access to the collective experience of KKR's team of professionals and is able to draw on KKR's experience in private equity analysis and structuring, as well as its significant industry experience, including valuable contacts with industry executives, suppliers, customers, financial analysts and consultants. KKR's long-standing relationships with major commercial and investment banking firms also provides our Manager with access to attractive financing facilities and transaction flows in both the primary and secondary markets. Our Manager also has access to KKR's pipeline of proprietary transactions and investment opportunities, such as investments in senior, subordinated and mezzanine debt and public and private equity.

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  Investment Committee and Board of Directors with Significant Relevant Experience.  We believe that our board of directors and our Manager's investment committee provide us with a competitive advantage through their oversight, network of real estate and financial industry contacts and creative and opportunistic investment ideas. The members of our Manager's investment committee, which provides oversight to our investing activities, have on average in excess of 25 years of investing experience in both the debt and equity markets and include representatives from KKR's team of investment professionals.

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  Investment and Operations Teams with Significant Relevant Experience.  As of March 31, 2005, affiliates of our Manager employed 30 seasoned professionals dedicated to supporting our Manager's investments and operations. This included seven sector-focused senior analysts, supported by several junior analysts, who perform rigorous due diligence to assess potentially attractive assets in the marketplace at both the issuer level as well as the issuer's competitive positioning in the industry. They leverage the contacts and expertise of their KKR counterparts throughout the due diligence and investment processes, as well as during the subsequent on-going monitoring of investments. Our Manager also has an operations team responsible primarily for our non-investment activities. These professionals have experience across a wide array of disciplines, including, but not limited to, law and taxation, audit, risk management, compliance, operations, human resources and information systems. Our Manager's investment and operations teams collectively evaluate potential sources of financing based on many factors including economic terms and conditions, structure, effective advance rate, and ongoing operating flexibility.

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  Diversified Multi-Asset Class Strategy.  Rather than focusing on one specific asset class, our investment strategy consists of investing in multiple asset classes. We believe that our multi-asset class strategy provides us with a competitive advantage by permitting us to opportunistically invest in those asset classes where we expect to generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status and our exemption from regulation under the Investment Company Act. In addition, this strategy helps us diversify our sources of revenue and certain portfolio related risks.

Targeted Investments

        We seek to achieve our investment objectives by executing a multi-asset class strategy that involves investing principally in four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        Our strategy in each asset class is as follows:

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  Residential Mortgage Loans and Mortgage-Backed Securities.  Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super prime credit quality adjustable rate or hybrid adjustable rate residential mortgage loans. We define "prime" credit quality as a mortgage where the borrowers' weighted average original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrowers' weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and loans. Agency-backed securities include mortgage-backed securities, which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as the Federal National Mortgage Association, better known as "Fannie Mae," the Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," and, in the case of the Government National Mortgage Association, better known as "Ginnie Mae," by the U.S. government. A majority of the residential mortgage-backed securities, or RMBS, in which we invest consists of non-agency adjustable rate and three-and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable-rate or hybrid adjustable-rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward London Inter-Bank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

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  Corporate Leveraged Loans and High Yield Securities.  We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as high yield debt securities. We expect that most of the leveraged loans and high yield securities in which we invest will have an explicit rating from one or more nationally-recognized statistical rating agencies. We expect that the majority of our investments in leveraged loans and high yield securities will be rated between Ba1 and B3 by Moody's Investors Services, Inc., or Moody's, and between BB+ and B- by Standard & Poor's Ratings Service, or Standard & Poor's. We periodically purchase leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or that do not have an explicit rating from one or more nationally-recognized statistical rating agencies.

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  Commercial Real Estate Debt.  We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include commercial mortgage-backed securities, or CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. We expect that most of the CMBS in which we invest will be rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and that most of the mezzanine loans and bridge loans in which we invest will be rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

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  Asset-Backed Securities.  We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade collateralized debt obligations, or CDOs, backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. We expect that most of the asset-backed securities in which we invest will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

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  Equity Securities.  To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR.

Our Financing Strategy

        We use leverage in order to increase potential returns to our stockholders. We currently finance or intend to finance our investments in each asset class as follows:

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  Residential Mortgage Loans and Mortgage-Backed Securities.  We finance our mortgage loans and RMBS investments on a non-term financing basis using a diversified approach involving repurchase agreements and warehouse agreements with multiple commercial and investment banks. We intend to finance our residential mortgage investments on a term financing basis primarily through the issuance of match-funded non-recourse debt in the form of RMBS securitization transactions, CDOs and one or more extendible asset-backed commercial paper programs.

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  Corporate Leveraged Loans and High Yield Securities.  We finance our investments in corporate leveraged loans and corporate high yield securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We intend to finance our investments in corporate leveraged loans and corporate high yield securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CDOs.

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  Commercial Real Estate Debt.  We finance our investments in commercial real estate loans and debt securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We intend to finance our investments in commercial real estate loans and debt securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CDOs.

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  Asset-Backed Securities.  We finance our investments in investment grade and non- investment grade asset-backed securities on a non-term basis through the use of repurchase agreements. We intend to finance our investments in investment grade and non-investment grade asset-backed securities on a term basis through the issuance of match-funded non-recourse debt in the form of CDOs.

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  Equity Securities.  We intend to finance our investments in preferred and common equity securities through a combination of margin lending accounts and repurchase agreements.

        We may from time to time utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer, chief operating officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of March 31, 2005, affiliates of our Manager had 30 employees dedicated to our Manager's operations. Furthermore, our Manager has access to the collective experience of KKR's team of investment professionals, which consisted of 53 professionals at March 31, 2005 and the management teams of KKR's portfolio companies.

        As of March 31, 2005, our Manager and its affiliates, including investment vehicles with respect to which individuals related to KKR have an ownership interest, owned 16,233,285 shares of our common stock, including 2,387,734 shares of our restricted stock, as well as options to purchase an additional 3,979,558 shares of our common stock, representing approximately 18.9% of our common stock on a fully diluted basis.

Management Agreement

        A management agreement governs the relationship between our company and our Manager and describes the services to be provided by our Manager and its compensation for those services. Our Manager's management of our business is under the direction of our board of directors and the management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Among other things, our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services.

        The initial term of the management agreement expires on December 31, 2006 and is automatically renewed for a one-year term each anniversary date thereafter. Our independent directors review our Manager's performance annually and, following the initial term, the management agreement may be terminated annually (upon 180 days notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (ii) by accepting a mutually acceptable reduction of management fees. Any such termination would require us to pay a termination fee to our Manager.

        We may also terminate the management agreement with 30 days' prior written notice for cause without payment of the termination fee. Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager a termination fee.

        Our Manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide to terminate the management agreement without cause. The following table summarizes the fees payable to our Manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	The base management fee is payable monthly in arrears in an amount equal to 1/12 of our equity (as defined in the management agreement) multiplied by 1.75%.
Incentive Fee
The incentive fee is payable quarterly in an amount equal to the product of: (i) 25% of the dollar amount by which (a) our Net Income, before the incentive fee, per weighted average share of common stock for such quarter, exceeds (b) an amount equal to the product of (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the ten-year U.S. treasury rate for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding in such quarter.

"Net Income" is determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, computed in accordance with accounting principles generally accepted in the United States of America, or GAAP.
Termination Fee
A termination fee is payable for termination without cause or non-renewal of the management agreement and shall be equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        In addition, in connection with our August 2004 private placement our Manager received equity-based awards consisting of 2,387,734 shares of restricted stock and 3,979,558 options to purchase shares of our common stock. Additional awards may be granted by our board of directors pursuant to our 2004 Stock Incentive Plan.

Conflicts of Interest

        We are subject to potential conflicts of interest relating to our Manager and its affiliates because, among other things:

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  our chairman, chief executive officer, chief financial officer and chief operating officer, and secretary and general counsel also serve as officers or directors of our Manager;

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  certain of our directors are affiliated with our Manager;

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  although our management agreement with our Manager restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity that invests primarily in domestic mortgage-backed securities, our Manager may engage in additional management or investment opportunities that have overlapping objectives with us;

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  our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR in which KKR is the owner of all or a majority of the outstanding equity securities, thereby potentially placing our interests with respect to the management, investment decisions, or operations of those companies in direct conflict with those of KKR; and

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  our Manager's incentive compensation, which is based in part upon our achievement of specified levels of net income, may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation.

Summary Risk Factors

        An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

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  We have a limited operating history and limited experience as a REIT, and we are not currently subject to rules and regulations established by the Securities and Exchange Commission, or SEC, or the New York Stock Exchange.

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  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

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  We are dependent upon our Manager's personnel and upon their access to KKR's investment professionals and principals.

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  We may compete with future investment entities for access to KKR's investment professionals and principals.

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  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

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  Termination of the management agreement with our Manager without cause is difficult and costly.

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  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

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  We operate in a highly competitive market for investment opportunities.

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  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

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  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

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  Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

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  Future sales of our common stock may have adverse effects on our share price.

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  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

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  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

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  Ownership limitations and certain provisions of Maryland law or our charter or bylaws may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We estimate that the net proceeds from our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and other estimated offering expenses, will be approximately $ million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $ million.
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use the proceeds from our sale of shares of our common stock in this offering to reduce our outstanding short-term indebtedness. Amounts repaid may be reborrowed from time to time, subject to compliance with borrowing conditions. Proceeds from this offering will also be used to pay the expenses of this offering and the shelf registration statement that we have filed to register shares issued in our August 2004 private placement. See "Use of Proceeds."
Trading
This is our initial public offering. No public market currently exists for our common shares. Shares of our common stock issued to qualified institutional buyers in connection with our August 2004 private placement are eligible for trading in the PORTAL (SM) Market. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KFN."
Resale shelf registration statement
In August 2004, we issued 79,591,150 shares of our common stock in a private placement and concurrently entered into a registration rights agreement pursuant to which we agreed to register those shares with the SEC for resale in the public market. Accordingly, in addition to the registration statement that we have filed with the SEC covering the shares of common stock offered by this prospectus, we have filed an additional shelf registration statement covering all of the shares of common stock issued in the private placement and pursuant to which the holders will be entitled to sell those shares from time to time in the public market. However, pursuant to the registration rights agreement we entered into in connection with our August 2004 private placement, the stockholders who hold common stock issued in that private placement have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus, other than shares sold in this offering. For additional information concerning the resale shelf registration statement, see "Description of Capital Stock—Registration Rights."

        Unless we specifically state otherwise, all information in this prospectus with respect to the number of shares of our common stock to be outstanding after this offering is based on shares outstanding as of March 31, 2005 and:

  •
  assumes no exercise by the underwriters of their option to purchase up to                        additional shares of common stock to cover over-allotments; and

  •
  excludes approximately 6,052,266 shares of common stock that were reserved for issuance under our 2004 Stock Incentive Plan as of March 31, 2005, including 3,979,558 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per share, none of which are currently vested.

Tax Status

        We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2004, upon filing our federal income tax return for that year. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, our taxable REIT subsidiaries, including KKR TRS Holdings, Inc., are subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply to dividends received by individuals, trusts and estates from taxable corporations. See "Federal Income Tax Consequences of our Qualification as a REIT."

Investment Company Act Exemption

        We intend to operate our business so as to be exempt from registration under the Investment Company Act. We will monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we intend to make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate (collectively, "qualifying real estate assets") and so that at least another 25% of the assets we own consist of real estate-related assets (or additional qualifying real estate assets).

        We generally expect that our investments in mortgage loans, mortgage-backed securities and commercial real estate debt will be considered either qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. To determine whether the mortgage-backed securities and commercial real estate debt constitute qualifying real estate assets or real estate-related assets we will consider the characteristics of the underlying collateral and our rights with respect to that collateral, including whether we have foreclosure rights with respect to the underlying real estate collateral. At present, we do not generally expect that our investments in corporate leveraged loans or high yield corporate bonds will constitute qualifying real estate assets or real estate-related assets.

        Qualification for this exemption limits our ability to make certain investments.

Restrictions on Ownership of Our Capital Stock

        Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Our board of directors has discretion to grant exemptions from the ownership limit, subject to terms and conditions as it deems appropriate.

Distribution Policy

        We generally need to distribute at least 90% of our net taxable income each year (subject to certain adjustments) so that we can qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors and may not be in even amounts throughout our fiscal year. On April 5, 2005, our board of directors authorized our first distribution to our stockholders. This dividend of $0.125 per share for the fiscal quarter ended March 31, 2005 is payable on April 18, 2005 to our stockholders of record as of April 5, 2005.

        We were incorporated in the State of Maryland on July 7, 2004. Our principal executive offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111. Our telephone number is (415) 315-3620.

Summary Consolidated Financial Information

        The following table sets forth a summary of certain historical consolidated financial data for the dates and periods indicated and should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial data for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. The financial data for the quarter ended March 31, 2005 has been derived from our unaudited financial statements. In the opinion of management, such information for the quarter ended March 31, 2005 reflects all adjustments necessary for a fair statement of the results of operations for such interim period. Financial data as of and for the quarter ended March 31, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The "as adjusted" consolidated balance sheet data as of March 31, 2005 has been derived from the actual consolidated balance sheet data as of March 31, 2005, with such data adjusted to give effect to the sale of the shares of our common stock that we are selling in this offering and the application of substantially all of the estimated net proceeds therefrom as described under "Use of Proceeds."

	Period from August 12, 2004 (inception) through December 31, 2004	Period from January 1, 2005 through March 31, 2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$8,122	$35,279
Interest expense	(975)	(20,449)

Net investment income	7,147	14,830
Other income (loss):
Total other income (loss)	(488)	837
Non-investment expenses:
Management fee to related party	5,112	3,336
Share-based compensation to related parties	6,226	4,746
Professional services	901	397
Insurance expenses	335	216
Directors expenses	225	124
Other general and administrative expenses	797	620

Total non-investment expenses	13,596	9,439

Net income (loss) before income tax expense (benefit)	(6,937)	6,228
Income tax expense (benefit)	(228)	112

Net income (loss)	$(6,709)	$6,116

Net income (loss) per common share:
Basic	$(0.08)	$0.08

Diluted	$(0.08)	$0.08

Weighted-average number of common shares outstanding:
Basic	79,591	79,591

Diluted	79,591	80,601

	As of March 31, 2005
	Actual	As Adjusted
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$53,091
Restricted cash and cash equivalents	352,196
Securities available-for-sale, pledged as collateral, at fair value	4,850,099
Securities available-for-sale, at fair value	87,146
Loans, net of allowance	1,313,622
Total assets	6,701,551
Total borrowings	5,948,955
Total liabilities	5,956,121
Total stockholders' equity	745,430
Book value per share	$9.09

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to occur, the price of our common stock could decline significantly, and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Management and Our Relationship with Our Manager

  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

        We have no employees. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed.

  We are dependent upon our Manager's personnel and upon their access to KKR's investment professionals and principals.

        We depend on the diligence, skill and network of business contacts of the senior management of our Manager. For a description of the senior management team, see "Management of the Company." We also depend on our Manager's access to the investment professionals and principals of KKR and the information and deal flow generated by the KKR investment professionals and principals during the normal course of their investment and portfolio management activities. The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. Our future success will depend on the continued service of the senior management team of our Manager. The departure of any of the senior managers of our Manager, or of a significant number of the investment professionals or principals of KKR, could have a material adverse effect on our ability to achieve our investment objectives. In addition, we can offer no assurance that our Manager will remain our Manager or that we will continue to have access to KKR's investment professionals or principals or its information and deal flow.

  If our Manager ceases to be our Manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

        The financial institutions that finance our investments pursuant to our repurchase agreements and warehouse facilities may require that our Manager manage our operations pursuant to the management agreement as a condition to making continued advances to us under these credit facilities. Additionally, if our Manager ceases to be our Manager, each of these financial institutions under these credit facilities may terminate their facility and their obligation to advance funds to us in order to finance our future investments. If our Manager ceases to be our Manager for any reason and we are not able to obtain financing under these credit facilities, our growth may be limited.

  Our Manager has limited experience in managing a REIT, and our investment focus will differ from those of other KKR funds.

        Government regulations impose numerous constraints on the operations of REITs. Our Manager's limited experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objectives. In addition, maintaining our REIT qualifications will limit the types of investments we are able to make. Finally, even though our Manager is affiliated with KKR, our investment focus differs from those of other entities that are or have been managed by KKR investment professionals. In particular, entities managed by KKR have not executed business strategies that involve investing in real estate related debt instruments. Our investors are not acquiring an interest in any of KKR's private equity funds and the returns that are realized by our investors may be materially different than the returns realized by investors in KKR's private equity funds.

  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines. Our board does not review all of our proposed or completed investments, however. In addition, in conducting periodic reviews of select investments, the directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

  Our incentive fee may induce our Manager to make certain investments, including speculative investments.

        The management compensation structure to which we have agreed with our Manager may cause our Manager to invest in high risk investments or take other risks. In addition to its management fee, our Manager is entitled to receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to potential conflicts of interest arising out of our relationship with our Manager. Our chairman, chief executive officer, chief operating officer and chief financial officer, and general counsel and secretary also serve as officers or directors of our Manager. In addition, certain of our directors are affiliated with our Manager. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

  Termination by us of the management agreement with our Manager without cause is difficult and costly.

        The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon

(1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager's right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions would result in substantial cost to us if we terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

        Our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, although the agreement generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity, including a real estate investment trust, that invests primarily in domestic mortgage-backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. If our Manager engages in additional management or investment opportunities that have overlapping objectives with us, our Manager may face conflicts in the allocation of investment opportunities to these other investments. In such event, our Manager will endeavor to allocate investment opportunities in a fair and equitable manner. As a result of our available liquidity, our investment policies, REIT and other legal restrictions applicable to us and other relevant considerations, it is possible, however, that we may not be given the opportunity to participate in certain investments made by future entities managed by our Manager or its affiliates. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

  Certain of our investments may create a conflict of interest with KKR.

        Subject to complying with our investment guidelines, our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR in which KKR is the owner of all or a majority of the outstanding equity securities. As a result, our interests with respect to the management, investment decisions, or operations of those companies may at times be in direct conflict with those of KKR.

  We may compete with future investment entities for access to KKR's investment professionals and principals.

        Although we are currently the only investment entity affiliated with KKR, other than KKR's private equity funds, there can be no assurance that KKR affiliates will not establish or manage other investment entities in the future. If any such investment entities have an investment focus similar to our focus, we may be competing for access to the benefits that our relationship with KKR provides to us.

  Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

        We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on our ability to make, dispose of, increase the amount of, or otherwise take action with respect to, an investment in those companies. Our relationship with KKR could create a conflict of interest to the extent our Manager becomes aware of inside information concerning investments or potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on our behalf. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations.

  Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Risks Related to Our Operation and Business Strategy

  We have a limited operating history and limited experience as a REIT, and we are not currently subject to rules and regulations established by the Securities and Exchange Commission or the New York Stock Exchange.

        We have a limited operating history and experience as a REIT. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders. See "Distribution Policy."

        In addition, upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the Securities and Exchange Commission and New York Stock Exchange. These rules and regulations, among other things, will require us to establish and periodically evaluate procedures with respect to internal controls over financial reporting. In connection with its audit of our consolidated financial statements for the period ended December 31, 2004, our independent registered public accounting firm identified to us certain matters involving our internal controls over financial reporting that it considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants, which reportable conditions in its judgment constituted material weaknesses. We are actively remediating the reportable conditions identified but no assurance can be given that all such conditions will be fully remedied in a timely fashion.

  We may change our investment strategy, asset allocation and operational policies without stockholder consent, which may result in riskier investments and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

        We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

  Our financial condition and results of operation will depend on our ability to manage future growth effectively.

        Our ability to achieve our investment objective will depend on our ability to grow, which in turn will depend on our Manager's ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis will be largely a function of our Manager's structuring of the investment process, its ability to provide competent, attentive and efficient services to us, and our access to financing on acceptable terms. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to grow, our Manager will need to successfully hire, train, supervise and manage new employees. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

  We operate in a highly competitive market for investment opportunities.

        A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

        We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain our earnings for new investments. However, KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries, is able to retain (and you should assume that it will retain) earnings for new investments, subject to the REIT requirements. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders.

  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

        We expect to leverage our portfolio investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of collateralized debt obligations, loans to entities in which we hold, directly or indirectly, interests in pools of properties or loans, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's and rating agencies' estimate of the stability of the portfolio investments' cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our debt service payments reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We will leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

  If credit spreads widen before we obtain long-term financing for our net assets we may experience a material reduction in the economic value of the assets that we have acquired.

        We price our net assets based on our assumptions about future levels of credit spreads for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse reduction in the economic value of the assets that we have acquired.

  If we engage in securitizations, we may be exposed to additional risks.

        We intend to securitize certain of our portfolio investments to generate cash for funding new investments. To securitize our portfolio investments, we may create a wholly-owned subsidiary and contribute a pool of portfolio investments to the subsidiary. An inability to successfully securitize our portfolio could limit our ability to grow our business, fully execute our business strategy and decrease our earnings, if any. Moreover, the successful securitization of our portfolio investments might expose us to losses as the residual portfolio investments in which we do not sell interests will tend to be those that are riskier and more likely to generate losses.

  We may not be able to acquire eligible securities for a CDO or CLO issuance, or may not be able to issue CDO or CLO securities on attractive terms that closely match-fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

        We intend to finance certain of our portfolio investments on a long-term basis, such as through the issuance of CDOs and collateralized loan obligations, or CLOs. We will initially finance our investments with relatively short-term credit facilities. We use these short term facilities to finance the acquisition of securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO or CLO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO or CLO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO or CLO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO or CLO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

  The use of CDO or CLO financings with over-collateralization requirements may have a negative impact on our cash flow.

        The terms of the CDOs and CLOs we intend to issue generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as "over-collateralization." The CDO and CLO terms provide that, if losses exceed the specified levels based on rating agencies' (or the financial guaranty insurer's, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be insufficient and as a result we may be subject to restrictions that limit our ability to receive cash flows from assets pledged to secure CDOs or CLOs. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO and CLO financings, of the effects of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity. If our assets fail to perform as anticipated, our over-collateralization or other forms of credit enhancement associated with our CDO and CLO financings will likely increase on future transactions, thereby resulting in increased borrowing costs.

  We may be required to repurchase loans or securities that we have sold in connection with CDOs and CLOs.

        If any of the loans or securities that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase such loans or securities (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs and CLOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

  The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

        A B Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note holders after payment to the A Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage-backed securities. Since each transaction is privately negotiated, however, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B Note investment. B Notes also are less liquid than commercial mortgage-backed securities, thus we may be unable to dispose of performing, underperforming or non-performing B Note investments. The higher risks associated with our subordinate position in our B Note investments could subject us to increased risk of losses

  An increase in our borrowing costs relative to the interest we receive on our portfolio investments may adversely affect our profitability, which may negatively affect cash available for distribution to our stockholders.

        As our repurchase agreements and other short-term borrowing instruments mature, we will be required either to enter into new repurchase agreements and other short-term borrowings or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new repurchase agreements may reduce the spread between our returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect our returns on our portfolio investments that are fixed rate and/or subject to prepayment or extension risk, including our mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

  We may enter into derivative contracts that could expose us to contingent liabilities in the future.

        Part of our investment strategy will involve entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

  Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

  •
  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  •
  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability or asset;

  •
  the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

  •
  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  •
  the party owing money in the hedging transaction may default on its obligation to pay.

        Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

  Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

        The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

  We may make investments in non-U.S. dollar denominated securities, which would subject us to currency rate exposure and the uncertainty of foreign laws and markets.

        We may purchase securities denominated in foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on any of these non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

  We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

        Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including mortgage-backed securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Risks Related To Our Investments

  We may not realize gains or income from our investments.

        We seek to generate both current income and capital appreciation. The securities in which we invest may not appreciate in value, however, and, in fact, may decline in value, and the debt securities in which we invest may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

  Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        A substantial portion of our assets are, and we believe are likely to continue to be, classified for accounting purposes as "available-for-sale." Changes in the market values of those assets will be directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

        A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

        Further, credit facility providers may require us to maintain a certain amount of cash invested or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

        Market values of our investments may decline for a number of reasons, such as causes related to changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads.

  Some of our portfolio investments are recorded at fair value as determined by our Manager and, as a result, there is uncertainty as to the value of these investments.

        Some of our portfolio investments are, and we believe are likely to continue to be, in the form of securities that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We value these investments quarterly at fair value as determined by our Manager. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

  Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

        We invest in mortgage-backed securities and other fixed-rate debt investments. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase. We also invest in floating rate debt investments, for which decreases in interest rates will have a negative effect on value. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        In particular, a significant risk associated with our investment in mortgage-backed securities and other fixed-rate debt investments is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these securities would decline and, with respect to mortgage-backed securities, the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into in order to finance the purchase of these investments.

  Our assets include leveraged loans, high yield securities and common and preferred equity securities, each of which has greater risks of loss than secured senior loans and, if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

        Our assets include leveraged loans, high yield securities and common and preferred equity securities, each of which involves a higher degree of risk than senior secured loans. First, the leveraged loans and high yield securities may not be secured by mortgages or liens on assets. Even if secured, these leveraged loans and high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these leveraged loans and high yield securities may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower's ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

        In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the high yield securities and leveraged loans. Losses on our high yield securities and leveraged loans could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        In addition, common and preferred equity securities may also have a greater risk of loss than senior secured loans since such investments are subordinate to debt of the issuer and are not secured by property underlying the investment.

  Prepayments can adversely affect the yields on our investments.

        In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

        The yield of our other assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

  The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of borrowers to repay these loans or other financial assets is dependant upon the income or assets of these borrowers.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

        Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial real estate loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

  Our investments in subordinated commercial mortgage-backed securities are generally in the "second loss" position and therefore subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder and then by the "second loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

  Our investments in senior unsecured REIT securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in subordinated real estate related securities, which may result in losses to us.

        Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property. REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer.

        We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make distributions to our stockholders.

  Our dependence on the management of other entities may adversely affect our business.

        We do not control the management, investment decisions or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

  Our due diligence may not reveal all of an entity's liabilities and may not reveal other weaknesses in its business.

        Before making an investment in a business entity, we assess the strength and skills of the entity's management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Against this background, there can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

  A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

        Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

  Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

        The securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage-backed securities that we purchase are traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Furthermore, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material non-public information regarding such business entity.

  We are exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Related to this Offering

  There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

        Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. The initial public offering price for our common stock will be determined by negotiations between the underwriters, the selling stockholders and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

        We intend to apply to list our common stock on the New York Stock Exchange under the symbol "KFN." Listing on the New York Stock Exchange would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our stockholders to sell their common stock; or

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  the price that our stockholders may obtain for their common stock.

  The market price and trading volume of our common stock may be volatile following this offering.

        Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

  Broad market fluctuations could negatively impact the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

  Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, if any, will, and holders of our preferred stock may, receive a distribution of our available assets prior to the holders of our common stock. If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

        Sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

  Shares eligible for future sale could depress the market price of our common stock.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. Immediately after this offering, we will have outstanding                        shares of our common stock, or                        shares if the underwriters' over-allotment option is exercised in full.

        In general, the shares sold in this offering will be freely transferable without restriction under the Securities Act of 1933, or the Securities Act. Subject to the resale restrictions described below, all of the remaining shares of our common stock that will be outstanding immediately after completion of this offering (including approximately                        shares held by officers and directors of us and the Manager as described under "Security Ownership of Certain Beneficial Owners and Management") may be sold in the public markets approximately 90 days after the date of this prospectus pursuant to Rule 144 under the Securities Act. Furthermore, immediately after completion of this offering, approximately                        shares of our common stock will be held by persons who were stockholders prior to this offering and who are entitled to certain rights under a registration rights agreement that we entered into in connection with our August 2004 common stock private placement. Pursuant to that registration rights agreement, we have filed a shelf registration statement with the SEC that will permit these stockholders, subject to the resale restrictions described below, to sell their shares in the public market from time to time. Accordingly, our stockholders may sell substantial amounts of common stock in the public market following this offering, both pursuant to this shelf registration statement and Rule 144 under the Securities Act, which could depress the market price of our common stock. See "Common Stock Eligible For Future Sale."

        We, certain affiliates of KKR, our officers and directors, and the officers and directors of our Manager, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed that we and they will not dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock for a period ending 180 days after the date of this prospectus, subject to possible extension of such restrictions by up to 34 additional days under specified circumstances. In addition, the selling stockholders, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. Furthermore, pursuant to the registration rights agreement, the stockholders who purchased common stock in our August 2004 private placement and do not sell any of those shares in this offering, who in the aggregate will own approximately shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. All of the foregoing resale restrictions are subject to specified exceptions and Citigroup Global Markets Inc., in its sole discretion or, in the case of the 60-day resale restrictions, we and Citigroup Global Markets Inc., acting jointly, may release any of the securities subject to these resale restrictions at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restrictions, a significant number of shares will become eligible for sale in the public markets, which could depress the market price of our common stock.

  An increase in market interest rates may have an adverse effect on the market price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

  Investors in this offering will suffer immediate and substantial dilution.

        The initial public offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding immediately after this offering. Our net tangible book value per share as of March 31, 2005 was approximately $9.09. Net tangible book value per share as of March 31, 2005 represents the amount of our total tangible assets minus our total liabilities, divided by the 82,008,984 shares of our common stock that were outstanding on March 31, 2005. Investors who purchase our common stock in this offering will pay a price per share that exceeds the net tangible book value per share of our common stock. If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $            in the net tangible book value per share of our common stock, based upon an assumed initial public offering price of $            per share, which is the midpoint of the range listed on the cover page of this prospectus. Investors who purchase our common stock in this offering will have purchased    % of the shares outstanding immediately after the offering, but will have paid    % of the total consideration for those shares.

Risks Related to our Organization and Structure

  The amount of our distributions will depend upon our operating results.

        As a REIT, we must distribute at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to make future distributions to our stockholders. No assurance can be given as to our ability to make distributions to our stockholders. See "Distribution Policy."

  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        We believe that we currently are not, and we intend to operate our company so that we will not become, or be required to register as, an investment company under the Investment Company Act because we are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, we will be required to invest at least 55% of our assets in "qualifying real estate assets" (that is, mortgage loans, RMBS and CMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate) and at least an additional 25% of our assets in RMBS, CMBS and other real estate-related assets or additional qualifying real estate assets. Maintaining our exemption from registration as an investment company under the Investment Company Act limits our ability to invest in assets that otherwise would meet our investment strategies.

        If we fail to qualify for this exemption, we could not operate our business efficiently under the regulatory scheme imposed on investment companies under the Investment Company Act. Accordingly, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in mortgage loans or other qualifying real estate related assets, we might have to sell equity securities in order to qualify for exemption under the Investment Company Act. The sale could occur under adverse market conditions. In addition, our Manager may terminate its management agreement with us if we fail to qualify for this exemption.

  Rapid changes in the values of our mortgage-backed securities and other real estate related investments may make it more difficult for us to maintain our REIT status or exemption from the Investment Company Act.

        If the market value or income potential of our mortgage-backed securities and other real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT status or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

  Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the interests of our stockholders.

        Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares, or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations. We have, by resolution, however, exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors, from the provisions of the Maryland

Business Combination Act. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above if approved by our board of directors. We have determined to opt out of the so-called "control share" provisions of the MGCL that provide that "control shares" of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. We may in the future, however, elect to become subject to the control share provisions of the MGCL. The "unsolicited takeover" provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

  Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

  •
  There are ownership limits and restrictions on transferability and ownership in our charter. In order to qualify as a REIT for each taxable year after 2004, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. This restriction may:

  •
  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; and

  •
  result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of owning the additional shares.

  •
  Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue preferred stock, and to classify or reclassify authorized but unissued shares of our stock having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

  •
  Our charter and bylaws contain other possible anti-takeover provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. "See "Description of Capital Stock" and "Certain Provisions of Maryland Law and of our Charter and Bylaws."

  Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Description of Capital Stock—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses."

Tax Risks

  Your investment has various federal income tax risks.

        Although the provisions of the Internal Revenue Code relevant to your investment are generally described in "Federal Income Tax Consequences of our Qualification as a REIT," we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

  Complying with REIT requirements may cause us to forego otherwise attractive opportunities or engage in marginal investment opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities or engage in marginal investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

  The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

        It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO or collateralized loan obligation, or CLO, transactions through our subsidiaries that are taxable REIT subsidiaries, or "TRSs", subject to certain limitations as described below. To the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

  Certain of our financing activities may subject us to U.S. federal income tax.

        It is possible that certain of our financing activities, such as securitizations, may result in treatment of us or a portion of our assets as a "taxable mortgage pool" for U.S. federal income tax purposes. As a result, although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by "disqualified organizations," which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income. We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. We may, in our discretion, elect to conduct financing activities that otherwise would result in our treatment as a taxable mortgage pool through KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. In such case, we would not be subject to the special REIT rules regarding taxable mortgage pools but taxable income associated with such financing activities would be subject to federal, state and local income tax. See "Federal Income Tax Consequences of our Qualification as a REIT—Requirements for Qualification—Taxable Mortgage Pools."

  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

        We operate, and intend to continue to operate, in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended on December 31, 2004. The U.S. federal income tax laws governing REITs are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

        If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

  Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

        In order to qualify as a REIT, an entity must distribute to its stockholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, a REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

  •
  85% of its REIT ordinary income for that year;

  •
  95% of its REIT capital gain net income for that year; and

  •
  100% of its undistributed taxable income from prior years.

        We intend to pay out our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is, however, no requirement that taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders, and our taxable REIT subsidiaries may determine not to make any distributions to us.

        Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

  Ownership limitations and certain provisions of our charter may restrict a change of control in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year (other than our first REIT taxable year). "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT status, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

        The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our charter and bylaws and Maryland law contain a number of additional provisions that also could deter such a transaction. See "Description of Capital Stock" and "Certain Provisions of Maryland Law and of our Charter and Bylaws".

  Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary.

Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's-length basis.

        KKR TRS Holdings, Inc., as a taxable REIT subsidiary, pays federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the taxable REIT subsidiary stock and securities currently owned by us will continue to be significantly less than 20% of the value of our total assets (including the taxable REIT subsidiary stock and securities). Furthermore, we will monitor the value of our investments in taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of taxable REIT subsidiary stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm's-length terms in order to avoid incurring the 100% excise tax described above. We can not assure you, however, that we will be able to comply with the 20% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm's-length transactions.

  Complying with REIT requirements may limit our ability to hedge effectively.

        The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying hedges of our borrowings, together with any other income not generated from qualifying real estate assets, is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources to 5% or less of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through KKR TRS Holdings, Inc. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

  We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

        At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company";

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our business strategy;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  increased prepayments of our mortgage loans; and

  •
  the degree and nature of our competition.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

        This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

        We estimate that the net proceeds we receive in this offering, assuming an initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this propectus, will be approximately $                        million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $                        million. In addition,                         shares are being offered by the selling stockholders. We will receive no proceeds from the sale of the shares of our common stock by the selling stockholders.

        We intend to use the proceeds from our sale of shares of our common stock in this offering to reduce our outstanding short-term indebtedness. Amounts repaid may be reborrowed from time to time, subject to compliance with borrowing conditions. Certain of the underwriters and their affiliates are lenders under certain of our credit facilities and other financing facilities, including, without limitation, warehouse facilities and repurchase facilities, and will therefore receive a portion of the net proceeds received by us from this offering through the repayment of borrowings under those facilities. Proceeds from this offering will also be used to pay the expenses of this offering and the shelf registration statement that we have filed to register shares issued in our August 2004 common stock private placement. A tabular presentation of our estimated use of the net proceeds of this offering, which allocation may change and assumes that the underwriters' over-allotment option is not exercised, is as follows:

	Dollar Amount	Percentage
(in thousands)
Gross offering proceeds to us
Underwriting discount payable by us
Estimated shelf registration statement expenses payable by us
Other estimated offering expenses payable by us
Net offering proceeds to us
Estimated amount of net proceeds allocated to reduce short-term indebtedness
Total net offering proceeds used
Total underwriting discount and other expenses
Total application of gross offering proceeds to us

INSTITUTIONAL TRADING OF OUR COMMON STOCK

        There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our August 2004 private placement are eligible for The PORTAL Market®, or PORTAL, a subsidiary of The Nasdaq Stock Market, Inc.® PORTAL facilitates the listing of unregistered securities eligible to be resold to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Adopted under the Securities Act, PORTAL provides regulatory review of securities in connection with the clearance and settlement thereof via The Depository Trust Company. We have been advised that, as of March 31, 2005, the last sale of shares of our common stock that was eligible for PORTAL had occurred on March 30, 2005 at a price of $10.50 per share. This price does not purport to be indicative of the price at which our common stock will trade after the offering.

        As of March 31, 2005, we had 82,008,984 shares of our common stock issued and outstanding and      holders of record of our common stock.

DISTRIBUTION POLICY

        In order to qualify as a REIT so that corporate income tax generally does not apply to our earnings, we must, in addition to meeting other requirements, distribute to our stockholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856(e) of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). We are subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of our income are not distributed by specified dates. See "Federal Income Tax Consequences of our Qualification as a REIT—Distribution Requirements." Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. The actual amount and timing of distributions will be at the discretion of our board of directors and may not be in even amounts throughout our fiscal year. In particular, we currently expect to make smaller fixed distributions relating to the first three quarters of our fiscal year and a larger distribution relating to the fourth quarter of our fiscal year, at which time our full year operating results are expected to be determinable with greater precision.

        The amount and timing of distributions will depend upon a number of factors, including:

  •
  our actual results of operations;

  •
  restrictions under Maryland law;

  •
  the timing of the investment of our equity capital;

  •
  the amount of our cash flow from operations;

  •
  our financial condition;

  •
  our debt service requirements;

  •
  our capital expenditure requirements;

  •
  our taxable income;

  •
  the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

  •
  our operating expenses; and

  •
  other factors our board of directors deems relevant.

        Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

        It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Consequences of our Qualification as a REIT—Taxation of Taxable U.S. Stockholders," "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders."

        On April 5, 2005, our board of directors authorized our first distribution to our stockholders. This dividend of $0.125 per share for the fiscal quarter ended March 31, 2005 is payable on April 18, 2005 to our stockholders of record as of April 5, 2005.

        In the future, our board of directors may elect to adopt a dividend reinvestment plan.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005:

            (i)  on an actual basis; and

           (ii)  on an as adjusted basis to give effect to our sale of                         shares of common stock in this offering, assuming an initial public offering price of $                         per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us and the application of substantially all of those net proceeds to repay short-term indebtedness as described under "Use of Proceeds."

	At and as of March 31, 2005
	Actual	As adjusted
	(in thousands, except share and per share amounts) (unaudited)
Borrowings:
Repurchase agreements	$5,150,460
CLO repurchase agreement	95,599
CLO senior notes payable	666,021
Demand loan	36,875

Total borrowings	5,948,955
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued or outstanding, actual and as adjusted	—		—
Common stock, $0.01 par value, 250,000,000 shares authorized; 82,008,984 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	820
Additional paid-in capital	781,331
Deferred compensation	(15,669)
Accumulated other comprehensive income (loss)	(20,459)
Accumulated deficit	(593)

Total stockholders' equity	745,430

Total capitalization	$6,694,385	$

        The information contained in the table above includes approximately 15 million shares of our common stock that were acquired by certain of the underwriters and/or their affiliates in connection with our August 2004 private placement. The information contained in the table above excludes approximately 6,052,266 shares of common stock that were reserved for issuance under our 2004 Stock Incentive Plan as of March 31, 2005, including 3,979,558 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per share, none of which are currently vested.

DILUTION

        Our net tangible book value as of March 31, 2005 was approximately $745.4 million, or $9.09 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the 82,008,984 shares of our common stock that were outstanding on March 31, 2005. After giving effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $                        per share, which is the midpoint of the range listed on the cover page of this prospectus, our net tangible book value on March 31, 2005 would have been approximately $                         million, or $                         per share. This represents an immediate increase in net tangible book value of $                         per share to our existing stockholders and an immediate dilution of $                         per share to new investors who purchase our common stock in this offering at an assumed initial public offering price of $                        . The following table shows this immediate per share dilution:

Initial public offering price per share	$
Net tangible book value per share on March 31, 2005, before giving effect to this offering	$
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share on March 31, 2005, after giving effect to this offering	$
Dilution in pro forma net tangible book value per share to new investors	$

        The following table summarizes, as of March 31, 2005, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $                         per share, before deducting the underwriting discount and estimated offering expenses payable by us in this offering:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors			%	$		%	$
Total			%	$		%	$

        The sale of                         shares in this offering by the selling stockholders will cause the number of shares held by existing stockholders to be reduced to                          shares or            % of the total number of shares outstanding after this offering.

        If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to            % of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to                         shares, or             % of the total number of shares of common stock to be outstanding immediately after this offering. See "Selling Stockholders."

        As of March 31, 2005 we had 3,979,558 stock options outstanding at an exercise price of $10.00 per share, none of which are currently vested. To the extent that the initial offering price in this offering is greater than $10.00 per share and any of these outstanding options are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. Our financial statements for such period have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. The unaudited information has been derived from unaudited financial statements. In the opinion of management, such unaudited information reflects all adjustments necessary for a fair statement of the results of operations for such interim period. Financial data as of and for the quarter ended March 31, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Period from August 12, 2004 (inception) through December 31, 2004	Period from January 1, 2005 through March 31, 2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$8,122	$35,279
Interest expense	(975)	(20,449)

Net investment income	7,147	14,830
Other income (loss):
Total other income (loss)	(488)	837
Non-investment expenses:
Management fee to related party	5,112	3,336
Share-based compensation to related parties	6,226	4,746
Professional services	901	397
Insurance expenses	335	216
Directors expenses	225	124
Other general and administrative expenses	797	620

Total non-investment expenses	13,596	9,439

Net income (loss) before income tax expense (benefit)	(6,937)	6,228
Income tax expense (benefit)	(228)	112

Net income (loss)	$(6,709)	$6,116

Net income (loss) per common share:
Basic	$(0.08)	$0.08

Diluted	$(0.08)	$0.08

Weighted-average number of common shares outstanding:
Basic	79,591	79,591

Diluted	79,591	80,601

	As of December 31, 2004	As of March 31, 2005
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,219	$53,091
Restricted cash and cash equivalents	1,321	352,196
Securities available-for-sale, pledged as collateral, at fair value	1,484,222	4,850,099
Securities available-for-sale, at fair value	167,058	87,146
Loans, net of allowance	682,757	1,313,622
Total assets	2,347,340	6,701,551
Total borrowings	1,586,149	5,948,955
Total liabilities	1,590,592	5,956,121
Total stockholders' equity	756,748	745,430
Book value per share	$9.23	$9.09

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the risks, uncertainties and assumptions associated with these statements.

Executive Overview

        We were organized in July 2004 and commenced operations on August 12, 2004, the closing date of our initial private placement of shares of our common stock. Our August 2004 private placement generated proceeds of $755.5 million net of fees and expenses. Our Manager's investment committee approved our first investment on September 22, 2004 and as of September 30, 2004, we had entered into trades for investments with a par value of $22.0 million.

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. Our income is generated primarily from the difference between the interest and dividend income generated by our investments and the costs of our borrowings. We believe our investment strategy allows us to generate cash available for distribution to our stockholders, facilitate capital appreciation of our common stock and provide competitive total returns to our stockholders. We further believe that our multi-asset class strategy permits us to be opportunistic and invest in those asset classes that generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status and our exemption from regulation under the Investment Company Act, and helps us diversify our sources of earnings and certain portfolio related risks.

        The table below summarizes our investment portfolio as of March 31, 2005 and December 31, 2004, and is classified by interest rate type.

Investment Portfolio
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Floating Rate:
Residential ARM Loans	$478,049	101.42%	$233,120	101.42%	$244,929	0.00%
Residential ARM Securities	2,160,857	99.63	1,581,824	99.50	579,033	0.13
Corporate Loans	780,323	99.97	394,387	99.84	385,935	0.13
Corporate Securities	76,450	98.01	16,578	100.47	59,871	(2.46)
Commercial Real Estate Loans	50,000	100.00	50,000	100.00	—	—
Commercial Real Estate Debt Securities	22,000	100.00	12,000	100.00	10,000	—

Total Floating Rate	3,567,678	99.92	2,287,910	99.77	1,279,768	0.14

Hybrid Rate:
Residential Hybrid ARM Securities	2,615,813	99.87	—	—	2,615,813	99.87

Total Hybrid Rate	2,615,813	99.87	—	—	2,615,813	99.87

Fixed Rate:
Corporate Loans	5,250	100.00	5,250	100.00	—	—
Corporate Securities	50,701	99.40	8,000	100.00	42,701	(0.60)
Commercial Real Estate Loans	—	—	—	—	—	—
Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	55,951	99.46	13,250	100.00	42,701	(0.54)

Grand Total	$6,239,442	99.89%	$2,301,160	99.77%	$3,938,282	0.12%

Fair Value	$6,217,922		$2,305,908

As used herein, dollar price means, with respect to amortized cost, amortized cost divided by par amount, and with respect to fair value, fair value divided by par amount. The table above excludes common and preferred stock with an amortized cost of $47.1 million and $31.2 million and a fair value of $46.8 million and $31.7 million as of March 31, 2005 and December 31, 2004, respectively.

Critical Accounting Policies

        Our consolidated financial statements are prepared by management in accordance with GAAP. Note 3 to our financial statements, "Summary of Significant Accounting Policies," includes a detailed description of our significant accounting policies. Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and financial results. We believe that certain of our policies are critical because they require us to make difficult, subjective, and complex judgments about matters that are inherently uncertain. The critical policies summarized below relate to revenue recognition, impairments, allowance for loan losses, accounting for derivative instruments and hedging activities, classification of investment securities, and share-based compensation. We have reviewed these critical accounting policies with our board of directors and our audit committee.

        Revenue Recognition.    We account for interest income on our investments using the effective yield method. For investments purchased at par, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires that we make estimates of future prepayment rates for our investments that can be contractually prepaid prior to their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that we use directly impact the estimated remaining lives of our investments. We review and adjust our prepayment estimates as of each quarter-end or more frequently if we become aware of any material information that would lead us to believe that an adjustment is necessary.

        We use both our experience and judgment and third-party prepayment projections when developing our estimates of future prepayment rates. Prepayment rates for residential mortgage loans and RMBS investments are very difficult to predict accurately because the underlying borrowers have the option to prepay their mortgage at any time prior to the contractual maturity date of their mortgage generally without incurring any prepayment penalties. Prepayment models attempt to predict borrower behavior under different interest rate scenarios and the related projected prepayment rates. Our experience is that prepayment models are less accurate during periods when there are material interest rate changes and changes in the shape of the interest rate yield curves. Accurately estimating prepayment rates for residential mortgage loans and mortgage-backed securities is difficult for the reasons noted previously. Accurately predicting prepayment rates for our non-residential mortgage investments is less difficult because the underlying borrower generally does not have the contractual right to prepay, or there are prepayment penalties, or prepayment is permitted only during a predetermined period.

        When we experience material differences between our projected prepayment rates and the actual prepayment rates that we realize, the remaining estimated lives of our investments may change and result in greater earnings volatility and/or lower net income than originally estimated. We may mitigate this risk by minimizing the amount of purchase premium and purchase discount on our investment portfolio and by purchasing investments where the underlying borrower has no or fewer prepayment options.

        Impairments.    We evaluate our investments for impairments as of each quarter-end or more frequently if we become aware of any material information that would lead us to believe that an investment may be impaired. We evaluate whether the investment is considered impaired and whether the impairment is other than temporary. If we make a determination that the impairment is other than temporary, we recognize an impairment loss equal to the difference between the amortized cost basis and the fair value of the investment.

        As part of the impairment determination process, we review and analyze relevant information such as changes in interest rates, changes in credit ratings, changes in default rates, changes in loss severity rates, changes in delinquency rates, and projected future cash flows and then we make a determination whether unrealized losses are due to credit factors or other non-credit factors such as adverse changes in interest rates and credit spreads. The impairment determination process also requires that we state our intent regarding how long we intend to own the investment and determine that we have the financial ability to hold the loan or security until its maturity or until such time that the recovery of the unrealized loss occurs. This process requires that we make complex and material estimates, assumptions and judgments. There is a risk that our estimates, assumptions and judgments are not correct and our projected results may be materially different than the actual results that we realize.

        Allowance for Loan Losses.    We maintain an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to our loan investments. When determining the adequacy of the allowance for loan losses we consider historical and industry loss experience, economic conditions and trends, the fair values of our loans, credit quality trends and other factors that we determine are relevant. To estimate the allowance for loan losses, we first identify impaired loans. We evaluate our loans for impairment individually. We consider a loan to be impaired when, based on current information and events, we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Increases in the allowance for loan losses are recognized in our results of operations as a provision for loan losses. When we make a determination that some or all of the loan is uncollectible, we charge-off or write-down the loan and the allowance for loan losses is reduced.

        Our residential mortgage loans are currently relatively homogeneous and the adequacy of the allowance for loan losses is based on a review of relevant factors including, but not limited to, current fair values, industry statistics, current economic conditions, loan portfolio composition, delinquency trends and credit losses realized to-date on underlying loans. Because our mortgage loan portfolio is not seasoned we review these factors for similar portfolios of mortgage loans that have comparable FICO® scores, loan-to-value ratios ("LTV"), loan balances, and geographical diversity and that were originated through similar mortgage banking channels, and we use this information when assessing the adequacy of the allowance for loan losses. Our investments in commercial real estate mortgage loans and corporate loans are not homogeneous and we individually review each of the loans for impairments and use relevant information in our analysis including current fair values, current valuation multiples, projected operating cash flow and projected liquidation cash flows.

        Accounting for Derivative Instruments and Hedging Activities.    Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate corridors, interest rate swaptions and credit derivatives. We use interest rate derivatives to manage interest rate risk. We formally document relationships between our hedging instruments and our hedged transactions as of the inception date of the hedge, including (i) our risk management objective and hedge strategy, (ii) the risk that we are hedging, (iii) the hedging instruments, consisting of the derivative instruments that comprise the hedge, (iv) the hedged transaction, consisting of the recognized or forecasted transaction that we are hedging, (v) the method that we used to assess the hedge's effectiveness on a retrospective and prospective basis, and (vi) the methodology that we will use to measure hedge ineffectiveness. On the date that we enter into an interest rate derivative transaction we designate the interest rate derivative as (i) a hedge of a forecasted transaction or of the variability of cash flows related to a recognized liability ("cash flow hedge") or (ii) held for trading ("trading instrument"). Our interest rate swaptions were undesignated derivative contracts and accounted for as trading instruments, and our interest rate swap and interest rate corridor contracts were designated and accounted for as cash flow hedges. We have not entered into any interest rate derivative transactions that are a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge").

        For our cash flow hedges, we record and report our hedge instruments at their estimated fair value in our balance sheet and record the changes in their fair value in accumulated other comprehensive income on our balance sheet and these amounts are reclassified to our statements of operations over the effective hedge period as the hedged item affects earnings. Our cash flow hedge instrument must be "highly effective," as defined in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in achieving offsetting changes in the hedged item attributable to the risk that we are hedging in order to qualify for initial and recurring hedge accounting treatment. We recognize any hedge ineffectiveness related to our cash flow hedges as a component of interest expense during the period in which it occurs. Prior to the end of the specified cash flow hedge period the effective portion of our hedge instrument gains and losses is recorded in other accumulated comprehensive income or loss. The fair values of our hedge instruments are based on market prices provided by dealers that make markets in such hedging instruments. For our cash flow hedges, we are required to discontinue hedge accounting prospectively when we determine that (i) the hedging instruments are no longer effective in offsetting changes in the cash flows of a hedged transaction, (ii) we determine that it is no longer probable that the forecasted transaction will occur, or (iii) the designation of the hedging instruments as hedges is no longer permitted or appropriate.

        We are not required to account for our derivative contracts using hedge accounting as described above. If we decide not to designate the derivative contracts as hedges or if we fail to fulfill the criteria necessary to qualify for hedge accounting then the changes in the fair values of our derivative contracts would affect periodic earnings immediately potentially resulting in the increased volatility of our earnings. The qualification requirements for hedge accounting are complex and as a result we must evaluate, designate, and thoroughly document each hedge transaction at inception and perform ineffectiveness analysis and prepare related documentation at inception and on a recurring basis thereafter.

        Classifications of Investment Securities.    Our investments in securities are classified as "available-for-sale" and are recorded and reported on our balance sheet at fair value with unrealized gains and losses reported in accumulated other comprehensive income on our balance sheet. We designate and classify our investments in securities as available-for-sale because we may sell them prior to their maturity date. We do not designate and classify our investments in securities as trading securities because we do not intend to trade them or sell them in the near term. We determine the fair value of our investments in securities using quoted market prices, dealers who make markets in the securities, and third-party pricing services. When we sell an investment security, the realized net gain or loss on the sale of the security is included in our results of operations and we specifically identify the security that was sold and its specific cost basis when we compute the net realized gain or loss.

        Share-Based Payment.    We account for share-based compensation issued to members of our board of directors and our Manager using the fair value based methodology in accordance with SFAS No. 123(R), "Shared-Based Payment." We do not have any employees, although we believe that members of our Board of Directors are deemed to be employees for purposes of interpreting and applying accounting principles relating to share-based compensation. We record as compensation costs the restricted common stock that we issued to members of our board of directors at fair value as of the grant date and we amortize the cost into expense over the three-year vesting period using the straight-line method. We recorded compensation costs for restricted common stock and common stock options that we issued to our Manager at fair value as of the grant date and we remeasure the amount on subsequent reporting dates to the extent that the restricted common stock and or common stock options are unvested. Unvested restricted common stock is valued using observable secondary market prices. Unvested common stock options are valued using the Black-Scholes model and assumptions based on observable market data for comparable companies. We amortize compensation expense related to the restricted common stock and common stock options that we granted to our Manager using the graded vesting attribution method in accordance with SFAS No. 123(R).

        Because we remeasure the amount of compensation costs associated with the unvested restricted common stock and unvested common stock options that we issued to our Manager as of each reporting period, our share-based compensation expense reported in our statements of operations will change based on the fair value of our common stock and this may result in earnings volatility.

Recently Adopted Accounting Pronouncements

        In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or EITF 03-1. EITF 03-1 provides authoritative guidance regarding determining when an investment is considered impaired and the impairment is other-than-temporary. EITF 03-1 requires that we evaluate whether an impairment is other-than-temporary, and, if the impairment is other-than-temporary, recognize an impairment loss equal to the excess of the cost over the fair value of the investment. EITF 03-1 also provides guidance regarding accounting considerations subsequent to the recognition of an other-than-temporary impairment and guidance on the disclosure regarding unrealized losses that have not been recognized as other-than-temporary impairments. EITF 03-1 was originally effective for reporting periods beginning after June 15, 2004. In September 2004 the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or credit spread increases and delayed the effective date for the implementation of certain provisions of EITF 03-1. Subsequent to September 2004 the FASB has not issued any guidance regarding when EITF 03-1 will become effective. We do not expect the adoption of EITF 03-1, as contained in its current draft form, to have a material effect on our consolidated financial condition, consolidated results of operations, or liquidity because our current method of accounting for impairments is in accordance with EITF 03-1.

        In December 2004 the FASB published Statement of Financial Accounting Standards 123(R), "Share-Based Payment," or SFAS 123(R). SFAS 123(R) provides authoritative guidance regarding the accounting for share-based compensation expense. SFAS 123(R) requires all public companies to report share-based compensation expense at the grant date fair value of the related share-based awards.

Results of Operations

        We made our first investment on September 30, 2004, and we believe that we will fully deploy the capital raised in our August 2004 private placement on a leveraged basis by the end of the quarter ending June 30, 2005, subject to market conditions. We refer to the period from our inception until such time as we have deployed this capital on a leveraged basis as our ramp-up period. We believe that our investment income for the quarter ended March 31, 2005 and the period from August 12, 2004 (inception) through December 31, 2004 was lower than it will be when our ramp-up is complete.

  For the Quarter Ended March 31, 2005

        Summary.    Our net income for the period totaled $6.1 million or $0.08 per basic and diluted share. We made significant progress investing the capital we raised in the August 2004 private placement of our common stock. During the quarter our investment portfolio increased approximately $4.0 billion. Our investment portfolio totaled $6.3 billion and $2.3 billion as of March 31, 2005 and December 31, 2004, respectively.

        Net Investment Income.    Net investment income for the period totaled $14.8 million. Investment income totaled $35.3 million and was comprised of $23.9 million of interest income on residential ARM securities, residential hybrid ARM securities and residential mortgage loans, $9.7 million of interest income on corporate loans and corporate securities, $0.9 million of interest income on commercial real estate loans and debt securities, $0.5 million of dividends on preferred stock, and $0.3 million of interest income on cash and cash equivalents. Interest expense on our borrowings totaled $20.5 million.

        Net Investment Gains and Losses.    Net investment gains and other income totaled $0.8 million and was comprised of $0.3 million of gains realized on the sale of investments, $0.3 million of net other income and $0.2 million of net realized and unrealized gains on derivatives.

        Non-Investment Expenses.    Non-investment expenses totaled $9.4 million. Management fees totaled $3.3 million and consisted of base management fees payable to our Manager pursuant to the management agreement. Share-based compensation expense totaled $4.7 million and is related to restricted stock and stock options granted to our Manager and certain members of our board of directors concurrent with the private placement of our common stock in August 2004. Other general and administrative expenses totaled $0.6 million and consisted of expenses incurred by our Manager on our behalf that are reimbursable to our Manager pursuant to the management agreement. Professional services expenses totaled $0.4 million and consist of legal and accounting services. We expect that our professional services expenses will continue to increase as we ramp up our operations. Insurance expenses totaled $0.2 million and consist of insurance premium expense for directors and officers insurance. Board of director expenses totaled $0.1 million and consist of board of director fees, board of director committee fees, and related expense reimbursements paid to the members of our board of directors.

        Income Tax Benefit.    KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries, is taxed as a regular corporation. For the quarter ended March 31, 2005, KKR TRS Holdings, Inc. had net income of $0.2 million that was related to the derivative transactions discussed in the "Net Investment Gains and Losses" section above and the provision for income taxes totaled $0.1 million. As of March 31, 2005, KKR TRS Holdings, Inc. had a net deferred tax asset of $0.1 million.

  For the Period from August 12, 2004 (Inception) through December 31, 2004

        Summary.    Our net loss for the period totaled $(6.7) million or $(0.08) per share, which was principally due to limited investment income resulting from the implementation of our ramp-up, which began on August 12, 2004 when we closed the private placement of our common stock. Our investment portfolio totaled $2.3 billion as of December 31, 2004 and as of September 30, 2004 we had entered into trades for investments with a par value of $22.0 million.

        Net Investment Income.    Net investment income for the period totaled $7.1 million. Investment income totaled $8.1 million and was comprised of $3.2 million of interest income on cash and cash equivalents, $2.0 million of interest income on residential mortgage loans and RMBS, $1.9 million of interest income on corporate loans and corporate securities, $0.7 million of interest income on commercial real estate loans and debt securities, and $0.3 million of dividends on preferred stock. Interest expense on our borrowings totaled $1.0 million.

        Net Investment Gains and Losses.    Net investment gains and losses and other income totaled a net loss of $(0.5) million and was comprised of $(0.6) million of net unrealized losses on derivatives offset by $0.1 million in realized gains on the sale of investments.

        Non-Investment Expenses.    Non-investment expenses totaled $13.6 million. Management fees totaled $5.1 million and consisted of base management fees payable to our Manager pursuant to the management agreement. Share-based compensation expense totaled $6.2 million and is related to restricted stock and stock options granted to our Manager and certain members of our board of directors concurrent with the private placement of our common stock in August 2004. Professional services expenses totaled $0.9 million and consist of legal and accounting services. Professional services expenses for the period include certain non-recurring fees relating to our organization. However, we expect that our recurring professional services expenses will continue to increase as we continue to build our operations. Insurance expenses totaled $0.3 million and consist of insurance premium expense for directors and officers insurance. Board of director expenses totaled $0.2 million and consist of board of director fees, board of director committee fees and related expense reimbursements paid to the members of our board of directors. Other general and administrative expenses totaled $0.8 million and consist of expenses incurred by our Manager on our behalf that are reimbursable to our Manager pursuant to the management agreement.

        Income Tax Benefit.    KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries, is taxed as a regular corporation. From its operations, we recorded a deferred tax asset totaling $0.2 million as of December 31, 2004 and a corresponding income tax benefit of $0.2 million. KKR TRS Holdings, Inc.'s net loss was related to the derivative transactions discussed in the "Net Investment Gains and Losses" section above. As of December 31, 2004, KKR TRS Holdings, Inc. had a net operating loss carry forward of $0.1 million. We have not recorded a valuation allowance related to the deferred tax asset because we believe it is more likely than not that the benefit will be realized.

Financial Condition

  Summary

        All of our assets as of March 31, 2005 and December 31, 2004 were acquired with the net proceeds of the August 2004 private placement of our common stock and the use of leverage. Our August 2004 private placement generated net proceeds after fees and expenses of $755.5 million.

  Investment Portfolio

        The table below summarizes the amortized cost and fair value of our investment portfolio as of March 31, 2005, classified by interest rate type.

Investment Portfolio
(dollar amounts in thousands)

	As of March 31, 2005		As of March 31, 2005		Fair Value Less Amortized Cost
	Amortized Cost	Dollar Price	Fair Value	Dollar Price	Amount	Dollar Price
Floating Rate:
Residential ARM Loans	$478,049	101.42%	$480,868	102.02%	$2,819	0.59%
Residential ARM Securities	2,160,857	99.63	2,164,513	99.80	3,656	0.17
Corporate Loans	780,323	99.97	790,864	101.32	10,541	1.35
Corporate Securities	76,450	98.01	74,291	95.25	(2,159)	(2.82)
Commercial Real Estate Loans	50,000	100.00	50,438	100.88	438	0.88
Commercial Real Estate Debt Securities	22,000	100.00	22,036	100.16	36	0.16

Total Floating Rate	3,567,678	99.92	3,583,009	100.34	15,330	0.43

Hybrid Rate:
Residential Hybrid ARM Securities	2,615,813	99.87	2,579,908	98.50	(35,905)	(1.37)

Total Hybrid Rate	2,615,813	99.87	2,579,908	98.50	(35,905)	(1.37)

Fixed Rate:
Corporate Loans	5,250	100.00	5,322	101.38	72	1.38
Corporate Securities	50,701	99.40	49,683	97.41	(1,018)	(2.01)
Commercial Real Estate Loans	—	—	—	—	—	—
Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	55,951	99.46	55,005	97.78	(945)	(1.69)

Grand Total	$6,239,442	99.89%	$6,217,922	99.55%	$(21,520)	(0.34)%

The table above excludes common and preferred stock with an amortized cost of $47.1 million and $31.2 million and a fair value of $46.8 million and $31.7 million as of March 31, 2005 and December 31, 2004, respectively. As of March 31, 2005, the aggregate amortized cost of our investment portfolio exceeded the aggregate fair value in the amount of $21.5 million and, as of the same date, we had unrealized gains totaling $15.2 million related to our cash flow hedges, as defined under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        As of March 31, 2005 and December 31, 2004, we owned securities, preferred stock, and common stock issued by ten and four issuers, respectively, that had unrealized losses. As of March 31, 2005, we owned securities issued by two issuers that had unrealized losses as of both March 31, 2005, and December 31, 2004. In some cases we own more than one class of security from such issuers. The Company commenced operations in August 2004; therefore, all securities in an unrealized loss position at March 31, 2005 or December 31, 2004 have been in an unrealized loss position for less than one year. We have reviewed our investments that have unrealized losses as of March 31, 2005 and December 31, 2004 and have determined that the unrealized losses are due to non-credit factors. We have the intent and the financial ability to hold our investments until their maturity or until such time that the unrealized losses are recovered. We do not believe any of investments were other-than-temporarily impaired as of March 31, 2005 and December 31, 2004.

  Asset Quality

        Residential Adjustable Rate Mortgage Securities.    The table below summarizes our residential adjustable rate mortgage, or ARM, securities as of March 31, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our residential ARM securities portfolio totaled $2.2 and $1.6 billion as of March 31, 2005 and December 31, 2004, respectively, and increased $0.6 billion or 36.6% during the quarter ended March 31, 2005. The $0.6 billion increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The weighted average amortized cost of our residential ARM securities totaled 99.63% and 99.50% as of March 31, 2005 and December 31, 2004, respectively, and increased 13 basis points or 0.13% during the quarter ended March 31, 2005.

        The net unrealized gain on our residential ARM securities as of March 31, 2005 and December 31, 2004 totaled $3.7 and $0.9 million, respectively, and increased $2.8 million or 312.3% during the quarter ended March 31, 2005. The $2.8 million increase in unrealized gains during the quarter ended March 31, 2005 is due to credit spread tightening. The Moody's weighted average ratings factor, or WARF, decreased from 37 as of December 31, 2004 to 28 as of March 31, 2005, due to the purchase of solely Aaa/AAA-rated residential ARM securities during the quarter ended March 31, 2005. During the quarter ended March 31, 2005 and December 31, 2004, none of the residential ARM securities that we owned in our investment portfolio had been downgraded or put on negative watch by either Moody's or Standard & Poor's.

Residential ARM Securities
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$2,101,768	100.00%	$1,522,748	100.00%	$579,020	0.00%
Aa1/AA+ through Aa3/AA-	21,499	100.00	21,500	100.00	(1)	—
A1/A+ through A3/A-	15,500	100.00	15,500	100.00	—	—
Baa1/BBB+ through Baa3/BBB-	11,000	100.00	11,000	100.00	—	—
Ba1/BB+ through Ba3/BB-	4,611	83.84	4,579	83.26	32	0.58
B1/B+ through B3/B-	2,726	68.16	2,695	67.39	31	0.77
Non-Rated	3,753	39.51	3,801	40.01	(48)	(0.51)

Total	$2,160,857	99.63%	$1,581,824	99.50%	$579,033	0.13%

Weighted Average Rating Factor	28		37
Weighted Average Original FICO®	719		722
Weighted Average Original LTV	72.15%		72.01%

        Residential Hybrid ARM Securities.    The table below summarizes our residential hybrid ARM securities, or residential securities with underlying mortgage loans that have a price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset phase, as of March 31, 2005, stratified by ratings categories. We did not own any residential hybrid ARM securities as of December 31, 2004. The amortized cost of our residential ARM securities portfolio totaled $2.6 billion as of March 31, 2005. The $2.6 billion increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The weighted average amortized cost of these assets totaled 99.87% as of March 31, 2005.

        The net unrealized loss as of March 31, 2005 on residential hybrid ARM securities totaling $(35.9) million is due to non-credit factors, specifically, the increase in interest rates during the quarter ended March 31, 2005. As of March 31, 2005, we had unrealized gains totaling $15.2 million related to the cash flow hedges, as defined under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," that we use to hedge our variable rate borrowings that are used to fund the residential hybrid ARM securities. During the quarter ended March 31, 2005 none of the residential hybrid ARM securities that we owned in our investment portfolio had been downgraded or put on negative watch by either Moody's or Standard & Poor's.

Residential Hybrid ARM Securities
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$2,552,202	100.13%	$—	—%	$2,552,202	—%
Aa1/AA+ through Aa3/AA-	28,373	98.04	—	—	28,373	—
A1/A+ through A3/A-	17,965	97.55	—	—	17,965	—
Baa1/BBB+ through Baa3/BBB-	9,429	96.58	—	—	9,429	—
Ba1/BB+ through Ba3/BB-	3,599	91.20	—	—	3,599	—
B1/B+ through B3/B-	2,012	76.49	—	—	2,012	—
Non-Rated	2,232	33.94	—	—	2,232	—

Total	$2,615,813	99.87%	$—	—%	$2,615,813	—%

Weighted Average Rating Factor	16		—
Weighted Average Recent FICO®	751		—
Weighted Average Original LTV	64.71%		—

        Residential ARM Loans.    The table below summarizes our residential ARM loan portfolio as of March 31, 2005 and December 31, 2004. The amortized cost of our residential ARM loan portfolio totaled $0.5 and $0.2 billion as of March 31, 2005 and December 31, 2004, respectively, and increased $0.3 billion or 105.1% during the quarter ended March 31, 2005. The $0.3 billion increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The weighted average amortized cost of these assets totaled 101.42% as of March 31, 2005 and December 31, 2004.

        The net excess of fair value over the amortized cost on residential ARM loans as of March 31, 2005 and December 31, 2004 totaled $2.8 and $0.8 million, respectively, and increased $2.1 million or

272.3% during the quarter ended March 31, 2005. The $2.1 million increase in unrealized gains during the quarter ended March 31, 2005 is due to credit spread tightening.

        We performed an allowance for loan losses analysis as of March 31, 2005 and December 31, 2004, and we made the determination that no allowance for loan losses was required as of March 31, 2005 or December 31, 2004. As of March 31, 2005 and December 31, 2004, none of the residential ARM loans that we owned were delinquent and we did not own any real estate properties that we had acquired through foreclosure actions.

Residential ARM Loans
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Total Residential ARM Loans	$478,049	101.42%	$233,120	101.42%	$244,929	0.00%

Weighted Average Original FICO®	742		744
Weighted Average Original LTV	63.05%		63.54%

        Corporate and Commercial Real Estate Loans.    The table below summarizes our corporate and commercial real estate loan portfolio as of March 31, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our corporate and commercial real estate loan portfolio totaled $0.8 and $0.4 billion as of March 31, 2005 and December 31, 2004, respectively, and increased $0.4 billion or 85.8% during the quarter ended March 31, 2005. The $0.4 billion increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The weighted average cost of these assets totaled 99.97% and 99.87% as of March 31, 2005 and December 31, 2004, respectively, and increased 10 basis points or 0.10% during the quarter ended March 31, 2005.

        The net excess of fair value over the amortized cost of our corporate and commercial real estate loans as of March 31, 2005 and December 31, 2004 totaled $11.1 and $2.8 million, respectively, and increased $8.3 million or 298.2% during the quarter ended March 31, 2005. The $8.3 million increase in unrealized gains during the quarter ended March 31, 2005, is due to the strong demand for broadly syndicated floating rate corporate and commercial real estate loans. The WARF decreased from 2,614 as of December 31, 2004 to 2,567 as of March 31, 2005, due to changes in the ratings mix of the corporate and commercial loans that we purchased. During the quarter ended March 31, 2005, one corporate loan totaling $9.0 million was downgraded. None of our corporate loans or commercial real estate loans were upgraded or downgraded during the period ended December 31, 2004. During the quarter ended March 31, 2005, we purchased one corporate loan totaling $8.6 million for which, as of both the purchase date and as of March 31, 2005, the borrower was in violation of certain covenants and was paying a penalty interest rate; we appropriately considered the covenant violations when underwriting the corporate loan.

        We performed an allowance for loan losses analysis as of March 31, 2005 and December 31, 2004, and we have made the determination that no allowance for loan losses was required as of March 31, 2005 or December 31, 2004. As of March 31, 2005 and December 31, 2004, none of the corporate or commercial real estate mortgage loans in our investment portfolio were in default or had not made a contractual payment when required and we did not have any corporate assets or real estate owned properties that had been acquired through foreclosure proceedings.

Corporate and Commercial Real Estate Loans
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$—	—%	$—	—%	$—	—%
Aa1/AA+ through Aa3/AA-	—	—	—	—	—	—
A1/A+ through A3/A-	—	—	—	—	—	—
Baa1/BBB+ through Baa3/BBB-	—	—	—	—	—	—
Ba1/BB+ through Ba3/BB-	335,085	100.04	216,823	100.00	118,263	0.04
B1/B+ through B3/B-	440,521	99.93	182,815	99.68	257,707	0.25
Caa1/CCC+ through Caa3/CCC-	50,000	100.00	50,000	100.00	—	—
Non-Rated	9,966	99.66	—	—	9,966	99.66

Total	$835,573	99.97%	$449,637	99.87%	$385,935	0.10%

Weighted Average Rating Factor	2,567		2,614
Number of Borrowers	50		18

        Corporate and Commercial Real Estate Debt Securities.    The table below summarizes our corporate and commercial real estate debt securities portfolio as of March 31, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our corporate and commercial real estate debt securities portfolio totaled $149.2 and $36.6 million as of March 31, 2005 and December 31, 2004, respectively, and increased $112.6 million or 307.8% during the quarter ended March 31, 2005. The $112.6 million increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The weighted average cost of these assets totaled 98.77% and 100.21% as of March 31, 2005 and December 31, 2004, respectively, and decreased (144) basis points or (1.44)% during the quarter ended March 31, 2005.

        The net unrealized loss as of March 31, 2005 and unrealized gain as of December 31, 2004 totaled $(3.1) and $0.3 million, respectively. The $3.5 million decrease in unrealized gains during the quarter ended March 31, 2005 is due to the significant sell-off that occurred in the high yield market and the increase in interest rates during the quarter ended March 31, 2005. The WARF increased from 2,268 as of December 31, 2004 to 2,457 as of March 31, 2005, due to changes in the ratings mix of the corporate and commercial securities purchased. During the quarter ended March 31, 2005, two corporate securities totaling $26.3 million were downgraded and one corporate security totaling $8.9 million was upgraded by Moody's, Standard & Poor's, or both. None of our corporate or commercial real estate debt securities were upgraded or downgraded during the period-ended December 31, 2004. As of March 31, 2005 and December 31, 2004, none of the corporate or commercial real estate debt securities in our investment portfolio were in default or had not made a contractual payment when required.

Corporate and Commercial Real Estate Securities
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$—	—%	$—	—%	$—	—%
Aa1/AA+ through Aa3/AA-	—	—	—	—	—	—
A1/A+ through A3/A-	—	—	—	—	—	—
Baa1/BBB+ through Baa3/BBB-	78,958	97.48	17,000	100.00	61,958	(2.52)
Ba1/BB+ through Ba3/BB-	15,000	100.00	7,000	100.00	8,000	—
B1/B+ through B3/B-	30,475	101.58	7,578	101.04	22,896	0.54
Caa1/CCC+ through Caa3/CCC-	15,767	98.51	5,000	100.00	10,767	(1.49)
Non-Rated	8,951	99.46	—	—	8,951	99.46

Total	$149,150	98.77%	$36,578	100.21%	$112,572	(1.44)%

Weighted Average Rating Factor	2,457		2,268
Number of Borrowers	10		5

Asset Repricing Characteristics

        Summary.    The table below summarizes the repricing characteristics of our investment portfolio as of March 31, 2005 and December 31, 2004, and is classified by interest rate type.

Investment Portfolio
(dollar amounts in thousands)

			As of December 31, 2004
	As of March 31, 2005
					Change
	Amortized Cost		Amortized Cost
		%		%	$	%
Floating Rate:
Residential ARM Loans	$478,049	7.66%	$233,120	10.13%	$244,929	(2.47)%
Residential ARM Securities	2,160,857	34.63	1,581,824	68.74	579,033	(34.11)
Corporate Loans	780,323	12.51	394,387	17.14	385,935	(4.63)
Corporate Securities	76,450	1.23	16,578	0.72	59,871	0.50
Commercial Real Estate Loans	50,000	0.80	50,000	2.17	—	(1.37)
Commercial Real Estate Debt Securities	22,000	0.35	12,000	0.52	10,000	(0.17)

Total Floating Rate	3,567,678	57.18	2,287,910	99.42	1,279,768	(42.24)

Hybrid Rate:
Residential Hybrid ARM Securities	2,615,813	41.92	—	—	2,615,813	41.92

Total Hybrid Rate	2,615,813	41.92	—	—	2,615,813	41.92

Fixed Rate:
Corporate Loans	5,250	0.08	5,250	0.23	—	(0.14)
Corporate Securities	50,701	0.81	8,000	0.35	42,701	0.46
Commercial Real Estate Loans	—	—	—	—	—	—

Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	55,951	0.90	13,250	0.58	42,701	0.32

Grand Total	$6,239,442	100.00%	$2,301,160	100.00%	$3,938,282	0.00%

        The table above excludes common and preferred stock with an amortized cost of $47.1 and $31.1 million and a fair value of $46.8 and $31.7 million as of March 31, 2005 and December 31, 2004, respectively.

        Residential ARM Securities.    The table below summarizes repricing information for our portfolio of residential ARM securities. The increase in weighted average coupon and weighted average yield for the quarter ended March 31, 2005 is due to the increase in one-month LIBOR which increased 0.47% during the quarter ended March 31, 2005. This increase was partially offset by our purchase of residential ARM securities with lower weighted average index and bond equivalent effective margins. The 0.04% decrease in the weighted average index and bond equivalent effective margin for the quarter ended March 31, 2005 is due to overall spread tightening and the our purchase of solely Aaa/AAA-rated residential ARM securities during the quarter ended March 31, 2005.

Residential ARM Securities Repricing Information
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index:
One-month LIBOR	$2,149,798	99.12%	$1,570,779	98.80%
Other	19,000	0.88	19,000	1.20

Total Principal Balance	$2,168,798	100.00%	$1,589,779	100.00%

Index Reset Frequency:
One-Month	$2,149,798	99.12%	$1,570,779	98.80%
Other	19,000	0.88	19,000	1.20

Total Principal Balance	$2,168,798	100.00%	$1,589,779	100.00%

Weighted Average Coupon	3.18%		2.76%
Weighted Average Yield	3.22%		2.81%
Weighted Average Index Margin	0.35%		0.39%
Weighted Average Duration	0.19		0.27
Weighted Average Bond Equivalent Effective Margin	0.39%		0.44%
Weighted Average Maximum Interest Rate	11.01%		11.06%

        Residential Hybrid ARM Portfolio.    The table below summarizes repricing information for our residential hybrid ARM portfolio. As of March 31, 2005, all of our residential hybrid ARM securities had underlying mortgage loans that were originated as 5/1 hybrid ARM loans. As of March 31, 2005 we owned 100% of the securities that represent 100% of the beneficial interest in the 5/1 hybrid ARM loans underlying our portfolio of hybrid ARM securities. The following table describes the 5/1 hybrid ARM loans underlying our residential hybrid ARM securities. We did not own any residential hybrid ARM securities as of December 31, 2004.

Residential Hybrid ARM Loan Repricing Information
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Post Roll Date Index:
One-Year LIBOR	$897,600	34.27%	$—	—%
One-Year Constant Maturity Treasury	1,721,689	65.73	—	—
Other	—	—	—	—

Total Principal Balance	$2,619,289	100.00%	$—	—%

Post Roll Date Index Reset Frequency:
One-year	$2,619,289	100.00%	$—	—
Other	—	—	—	—

Total Principal Balance	$2,619,289	100.00%	$—	—%

Weighted Average Net Coupon During Fixed Period	4.18%		—	—
Weighted Average Post Roll Date Net Margin:
One-Year LIBOR-indexed	2.00%		—	—
One-Year Constant Maturity Treasury-indexed	2.50%		—	—
Weighted Average Duration	2.41		—	—
Weighted Average Post Roll Date Maximum Net Interest Rate	9.18%		—	—
Weighted Average Months Until Roll Date	46		—	—

        Residential ARM Loans.    The table below summarizes repricing information for our portfolio of residential ARM loans. The increase in weighted average coupon and weighted average yield for the quarter ended March 31, 2005 is due to the increase in one-month LIBOR which increased 0.47% during the quarter ended March 31, 2005. This increase was partially offset by our purchase of residential ARM loans with lower weighted average net index and bond equivalent effective margins. The 0.04% decrease in the weighted average net index margin for the quarter ended March 31, 2005 is due to overall spread tightening and reduction of margins by originators. The 0.04% decrease in weighted average bond equivalent effective margin for the quarter ended March 31, 2005 is principally due to our purchase of residential ARM loans at lower spreads. As of March 31, 2005 and December 31, 2004, each of our residential ARM loans had an interest rate equal to its applicable index plus a margin over such index as specified by the terms of each ARM loan.

Residential ARM Loan Repricing Information
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index:
One-month LIBOR	$471,367	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$471,367	100.00%	$229,855	100.00%

Index Reset Frequency:
One-Month	$471,367	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$471,367	100.00%	$229,855	100.00%

Periodic Interest Rate Cap Structure:
None	$471,367	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$471,367	100.00%	$229,855	100.00%

Weighted Average Net Coupon	3.69%		3.15%
Weighted Average Net Yield	3.12%		2.61%
Weighted Average Net Index Margin	1.05%		1.09%
Weighted Average Duration	0.36		0.40
Weighted Average Bond Equivalent Effective Margin	0.58%		0.62%
Weighted Average Maximum Net Interest Rate	11.70%		11.69%

        Floating Rate Corporate and Commercial Real Estate Loans and Securities.    The table below summarizes repricing information for our portfolio of floating rate corporate and commercial real estate loans and securities. The increase in weighted average coupon and weighted average yield for the quarter ended March 31, 2005 is due to the increase in three-month LIBOR, which increased 0.55% during the quarter ended March 31, 2005. This increase was partially offset by our purchase of corporate and commercial real estate loans with lower weighted average index margins. The (0.29)% decrease in the weighted average index margin for the quarter ended March 31, 2005 is due to the decrease in new issue market and secondary market re-offer spreads. Our portfolio of floating rate corporate and commercial real estate loans and securities totaled $930.5 and $473.5 million par amount as of March 31, 2005 and December 31, 2004, respectively; and the weighted average yield was 5.50% and 5.04%, the weighted average coupon was 5.48% and 5.02%, and the weighted average bond equivalent effective margin was 2.31% and 2.57%, respectively.

Floating Rate Corporate and Commercial Real Estate Loan and Security Repricing Information
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index Reset Frequency:
Less than twelve months	$930,545	100.00%	$473,530	100.00%
Greater than twelve months	—	—	—	—

Total Principal Balance	$930,545	100.00%	$473,530	100.00%

Weighted Average Coupon	5.48%		5.02%
Weighted Average Yield	5.50%		5.04%
Weighted Average Index Margin	2.25%		2.54%
Weighted Average Bond Equivalent Effective Margin	2.31%		2.57%

        Fixed Rate Corporate and Commercial Real Estate Loans and Securities.    The table below summarizes repricing information for our portfolio of fixed rate corporate and commercial real estate loans and securities. Our portfolio of fixed rate corporate and commercial real estate loans and securities totaled $56.3 and $13.3 million par amount as of March 31, 2005 and December 31, 2004, respectively; and the weighted average yield was 8.12% and 7.49%, the weighted average coupon was 7.96% and 7.49%, and the weighted average term to maturity was 5.9 and 7.3 years, respectively.

Fixed Rate Corporate and Commercial Real Estate Loan and Security Repricing Information
(dollar amounts in thousands)

	As of March 31, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index Reset Frequency:
Not Applicable (Fixed Rate)	$56,255	100.00%	$13,250	100.00%
Other	—	—	—	—

Total Principal Balance	$56,255	100.00%	$13,250	100.00%

Weighted Average Years to Maturity	5.9		7.3
Weighted Average Coupon	7.96%		7.49%
Weighted Average Yield	8.12%		7.49%

Portfolio Purchases

        We purchased $4.0 billion and $2.3 billion par amount of investments during the quarter ended March 31, 2005 and for the period from August 12, 2004 (inception) through December 31, 2004, respectively, and the aggregate amount of portfolio purchases increased $1.7 billion or 72.1% during the quarter ended March 31, 2005. The $1.7 billion increase during the quarter ended March 31, 2005 is due to the execution of our business strategy and our continued investment ramp-up.

Portfolio Purchases
(dollar amounts in thousands)

	Quarter Ended March 31, 2005		August 12, 2004 (inception) through December 31, 2004		Change In
	Par Amount	Weighted Average Cost	Par Amount	Weighted Average Cost	Par Amount	Weighted Average Cost
Securities:
Residential ARM Securities	$665,782	100.00%	$1,604,594	99.50%	$(938,812)	0.50%
Residential Hybrid ARM Securities	2,636,492	99.89	—	—	2,636,492	—
Corporate Securities	112,005	98.54	24,500	100.32	87,505	(1.78)
Commercial Real Estate Debt Securities	10,000	100.00	12,000	100.00	(2,000)	—

Total Securities Principal Balance	3,424,279	99.86	1,641,094	99.52	1,783,186	0.34

Loans:
Residential Mortgage Loans	246,720	101.46	229,855	101.42	16,865	0.03
Corporate Loans	324,551	99.95	400,774	99.85	(76,223)	0.10
Commercial Real Estate Loans	—	—	50,000	100.00	(50,000)	—

Total Loans Principal Balance	571,271	100.60	680,629	100.39	(109,358)	0.21

Grand Total Principal Balance	$3,995,550	99.97%	$2,321,723	99.78%	$1,673,827	0.19%

        The table above excludes purchases of $15.9 and $31.2 million (cost) of common and preferred stock during the quarter ended March 31, 2005 and the period from inception (August 12, 2004) through December 31, 2004, respectively.

Stockholders' Equity

        Our stockholders' equity at March 31, 2005 and December 31, 2004 totaled $745.4 million and $756.7 million, respectively. Included in our stockholders' equity as of March 31, 2005 and December 31, 2004, is accumulated other comprehensive income (loss) totaling $(20.5) million and $1.7 million, respectively.

        Our average stockholders' equity and return on average equity for the quarter ended March 31, 2005 were $751.1 million and 3.3%, respectively. Return on average equity is defined as annualized net income divided by weighted-average stockholders' equity. Our weighted-average stockholders' equity and return on average equity for the period from August 12, 2004, the date we commenced operations, through December 31, 2004, were $756.1 million and (2.3%), respectively. Our weighted-average stockholders' equity for the period from July 7, 2004 (date of incorporation) through December 31, 2004, is not considered meaningful, as substantive operations did not begin until August 12, 2004.

        Our book value per fully diluted share as of March 31, 2005 and December 31, 2004 was $9.09 and $9.23 per share, respectively, and is computed based on 82,008,984 shares issued and outstanding as of each date.

        On April 5, 2005, our board of directors authorized a cash distribution of $0.125 per share to our common stockholders of record on April 5, 2005. This distribution is payable on April 18, 2005. The aggregate amount of the distribution will be $10.3 million and it will be paid with cash flow from our ongoing operations.

Liquidity and Capital Resources

        We manage our liquidity with the intention of providing the continuing ability to fund our operations and fulfill our commitments on a timely and cost-effective basis. As of March 31, 2005 and December 31, 2004, we had unencumbered assets totaling $310.7 and $580.0 million, respectively, consisting of unpledged investments, cash and cash equivalents, and other assets. Our ability to meet our long-term liquidity requirements relating to capital required for the growth of our investment portfolio is subject to obtaining additional equity and debt financing.

        The decisions by investors and lenders to enter into equity and financing transactions with us will depend upon a number of factors, including our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors' and lenders' policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities. We expect that net proceeds from this offering, in addition to the cash flow provided by operations and our current financings, will satisfy our liquidity needs over the next twelve months.

        Any material event that impacts capital markets participants may also impair our ability to access additional liquidity and we may therefore be required to sell some or all of our portfolio investments in order to maintain sufficient liquidity. Such sales may be at prices lower than the carrying value of our pledged investments, which would result in our recognition of such losses.

        In order to continue to qualify as a REIT and to eliminate corporate income taxes on the income we distribute to our stockholders, we are required to distribute at least 90% of our ordinary taxable income and short-term capital gains on an annual basis.

  Securitization Transactions

        During the quarter ended March 31, 2005, we closed KKR Financial CLO 2005-1, Ltd., a $1 billion CLO transaction that provides us with twelve-year term financing for corporate loans. Up to $100 million of the $1 billion raised in the CLO transaction can be used to finance non-corporate loans including corporate securities, commercial real estate loans and debt securities, and ABS securities. The investments that are owned by the CLO collateralize the CLO debt and as a result those investments are not available directly to us or our creditors or our stockholders. The CLO transaction is accounted for as secured borrowings under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." In connection with the CLO transaction we sold a total of $773.0 million of securities at par to investors. We sold $715 million of Aaa/AAA rated CLO securities to investors at par that had a contractual coupon rate of three-month LIBOR plus .27% and $58.0 million of Aa2/AA-rated CLO securities to investors at par that had a contractual coupon rate of three-month LIBOR plus .45%. We retained the following CLO securities: $64.0 million rated A2/A, $64 million rated Baa3/BBB-, $15.0 million rated Ba2/BB-, $5.0 million rated B2/B-, and the non-rated subordinated notes. We have retained the aforementioned CLO securities because we believe that the leveraged risk-adjusted returns are attractive. We also have the right to either sell or finance any of the rated CLO securities that we retained at any time in the future. We incurred approximately $6.9 million of issuance costs, which were deducted from the proceeds of the CLO transaction and are being amortized over the life of the CLO transaction.

  Sources of Funds

        Following our August 2004 private placement, our primary source of funding for the quarter ended March 31, 2005 and for the period from August 12, 2004 (inception) through December 31, 2004 consisted of proceeds from repurchase agreements. During the quarter ended March 31, 2005, we completed the $1.0 billion CLO transaction noted above and issued $773.0 million of CLO securities at par. CLO transactions provide us with term financing that is not subject to voluntary prepayment and more closely matches our assets and liabilities.

        As of March 31, 2005, we had $5.2 billion outstanding on six repurchase facilities with a weighted average effective cost of 2.90% and a weighted average remaining term to maturity of 20 days. As of March 31, 2005, we had pledged securities as collateral under the reverse repurchase agreements with an aggregate amortized cost of $5.5 billion and an aggregate fair value of $5.4 billion. Because we borrow under reverse repurchase agreements based on the fair value of our pledged securities, and because changes in interest rates can negatively impact the valuation of our pledged securities, our ongoing ability to borrow under our reverse repurchase facilities may be limited and our lenders may initiate margin calls in the event interest rates change or the value of our pledged securities decline as a result of adverse changes in interest rates or credit spreads.

        As of March 31, 2005, we had issued $773.0 million of CLO securities to investors, of which $673.0 million had been funded by investors as of March 31, 2005, and $100.0 million consisting of a delayed draw class can be drawn down by us upon providing 30-day written notice. The $773.0 million of CLO securities that were issued to investors had a weighted average cost of 3.73% and a maturity date of April 26, 2017. As of March 31, 2005, $349.9 million of cash and investments with an aggregate amortized cost and fair value of $548.0 and $554.9 million, respectively, that are included in our consolidated balance sheet were owned by the CLO and collateralize the CLO securities that have been issued and are not available to us, or our creditors, or our stockholders. We can call the CLO securities that are outstanding at par any time on or after April 26, 2008, and the CLO has a revolving period that ends March 30, 2011.

        As of March 31, 2005, we had borrowed $95.6 million under a CLO warehouse line of credit, in the form of a repurchase agreement, with a weighted average effective cost of 3.52%. The interest rate on the warehouse line of credit is indexed to one-month LIBOR and reprice accordingly. As of March 31, 2005, we had two warehouse lines of credit, in the form of repurchase agreements, with a total committed borrowing capacity of $750.0 million that expire between July and December 2005. We expect to renew these warehouse lines of credit in the ordinary course of business.

  Capital Utilization and Leverage

        As of March 31, 2005 and December 31, 2004, we had stockholders' equity totaling $745.4 and $756.7 million, respectively, and our leverage was 7.9 times and 2.1 times, respectively, our stockholders' equity.

        As of March 31, 2005, we believe that we have sufficient capital to increase borrowings significantly before becoming capital or leverage constrained.

  Equity Transactions

        During August 2004, we completed our private placement, issuing 79,591,250 shares of common stock and received proceeds, net of underwriting fees and expenses, of $755.5 million. Concurrent with the completion of our private placement, we granted shares of restricted stock and stock options to our Manager and board of directors (see Note 12 to our consolidated financial statements for further discussion).

Off-Balance Sheet Commitments

        As of March 31, 2005, we had committed to purchase or participate in corporate loan transactions with aggregate commitments totaling $86.0 million, which we expect will fund on or before May 31, 2005.

        As of March 31, 2005, we had purchased or participated in corporate loan delayed draw transactions with aggregate commitments totaling $26.2 million.

Contractual Obligations

        The table below summarizes our contractual obligations as of March 31, 2005. The table below excludes contractual commitments related to our derivatives and the management agreement that we have with our Manager because those contracts do not have fixed and determinable payments.

Contractual Commitments
(dollar amounts in thousands)

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Repurchase agreements	$5,150,460	$5,150,460	$—	$—	$—
CLO repurchase agreement (warehouse)	95,599	95,599	—	—	—
CLO securities	666,021	—	—	—	666,021
Demand loan	36,875	36,875	—	—	—
Loan purchase and participation commitments	86,000	86,000	—	—	—
Delayed draw loan commitments	26,159	26,159	—	—	—

Total	$6,061,114	$5,395,093	$—	$—	$666,021

REIT and Investment Company Act Matters

        As of March 31, 2005 and December 31, 2004, we believe that we qualified as a REIT under the provisions of the Internal Revenue Code. The Internal Revenue Code requires that at least 75% of our total assets must be "real estate assets" as defined in the Internal Revenue Code. The Internal Revenue Code also requires that at least 75% of our gross income come from real estate sources and 95% of our gross income come from real estate sources and certain other sources itemized in the Internal Revenue Code, such as dividends and interest. As of March 31, 2005 and December 31, 2004, we believe that we were in compliance with such requirements. As of March 31, 2005 and December 31, 2004, we also believe that we met all of the REIT requirements regarding the ownership of common stock and the distributions of our taxable income.

        To maintain our status as a REIT for federal income tax purposes, we are required to declare dividends amounting to at least 90% of our taxable income for each year by the time we file our applicable tax return for such year and pay such amounts on or before the first regular dividend payment date after such declaration. In addition, for each taxable year, to avoid certain federal excise taxes, we are required to declare and pay dividends amounting to certain designated percentages of our taxable income by the end of such taxable year. For the period covered by our calendar year 2004 federal tax return, we met all of the dividend distribution requirements of a REIT. Since we, as a REIT, expect to pay dividends based on taxable earnings, we expect that our dividends may at times be more or less than our reported earnings. The following table reconciles our earnings (loss) as reported and our REIT taxable income (loss) (which is a non-GAAP measurement).

Reconciliation of Reported Net Income (Loss) to REIT Taxable Income (Loss)
(dollar amounts in thousands, except per share amounts)

	Period from August 12, 2004 (inception) through December 31, 2004	Period from January 1, 2005 through March 31, 2005
Net income (loss) before income tax expense (benefit)	$(6,937)	$6,228
Additions:
Share-based compensation to related parties	6,226	4,746
Net loss before income tax benefit for GAAP purposes of taxable REIT subsidiaries	543	—
Taxable gains on transfer of loans and securities to CLOs	—	4,253
Foreign currency translation loss, net of gains	—	48
Dividends from taxable REIT subsidiaries	—	1,878
Deductions:
Restricted stock compensation to related parties	(23,877)	—
Net income before income tax expense for GAAP purposes of taxable REIT subsidiaries	—	(2,667)

REIT taxable income (loss) available to common shareholders	$(24,045)	$14,486

REIT taxable income (loss) available to common shareholders per share	$(0.30)	$0.18

        We intend to operate our business so that we are not regulated as an investment company under the Investment Company Act because the regulatory requirements imposed upon registered investment companies would make it difficult to implement our investment strategies in an efficient matter. Among other restrictions, the Investment Company Act imposes restrictions on a company's use of leverage. Accordingly, we intend to qualify for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) provides an exemption from registration as an investment company to companies that are "primarily engaged" in the business of "purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." In order for us to maintain this exemption, at least 55% of our assets, held directly by us or through subsidiaries that are consolidated for GAAP purposes with us, must be "qualifying real estate assets" such as whole mortgage loans, whole pool mortgage-backed securities, and mortgage-backed securities with respect to which we have foreclosure rights. Mortgaged-backed securities may or may not constitute qualifying real estate assets, depending on the characteristics of mortgage-backed securities, including the rights that we have with respect to the underlying loans. To qualify for the Section 3(c)(5)(C) exemption, not only must we maintain 55% of our assets in qualifying real estate assets, but we must also maintain at least an additional 25% of our assets in real estate-related assets, such as mortgage-backed securities that do not constitute qualifying real estate assets for the 55% test, or additional qualifying real estate assets. For purposes of measuring our assets for the 55% test and the 25% test, we must consider not only assets that we own directly, but also assets that we own through wholly-owned subsidiaries and majority-owned subsidiaries, to the extent that those subsidiaries are consolidated for GAAP purposes. We are required to meet both the 55% test and the 25% test within one year after our formation.

        As of March 31, 2005, we had mortgage loans and securities totaling $3.5 billion that we believe meet the intent and definition of qualifying real estate assets for purposes of the 55% requirement. Based on our consolidated balance sheet as of March 31, 2005, we would require a total of $3.7 billion of mortgage loans and securities that meet the intent and definition of qualifying real estate assets in order to fulfill the 55% requirement. We believe that we can execute our business strategy while meeting the 55% requirement and we expect that we will fulfill the 55% requirement when required. Furthermore, in order for us to meet the Investment Company Act exemption, we must invest an additional 25% of our assets in "mortgages and other liens on and interests in real estate" or "other real estate related assets." Based on our consolidated balance sheet as of March 31, 2005, we would have required real estate-related assets totaling $1.7 billion to fulfill the 25% requirement. As of March 31, 2005, we had real estate-related assets totaling $1.8 billion that we believe qualified for purposes of the 25% requirement.

Quantitative and Qualitative Disclosures About Market Risks

  Market Risks

        Currency Risk.    We believe that our exposure to foreign currency risk is low. As of March 31, 2005, all of our investments were denominated in U.S. dollars except for two investments totaling 24.7 million Pound Sterling, or approximately $46.7 million, that are denominated in Pound Sterling and we have entered into hedge agreements to hedge our Pound Sterling currency risk. All of our borrowings as of March 31, 2005 are denominated in U.S. dollars.

        Inflation.    Our investment portfolio comprises the majority of our assets and our investments are financial in nature. Changes in interest rates and credit spreads may have a material adverse impact on our financial condition, results of operations and liquidity. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

        Interest Rate Risk.    We believe that our primary market risk is interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in repricing intervals between our assets and liabilities and the effect that interest rates may have on our cash flows and the prepayment rates experienced on our investments that have imbedded borrower optionality. The objective of interest rate risk management is to achieve earnings, preserve capital and achieve liquidity by minimizing the negative impacts of changing interest rates, asset and liability mix, and prepayment activity.

        Interest rate risk impacts our interest income, interest expense, prepayments, amortization of purchase premiums, accretion of purchase discounts, and the fair value of our investments, interest rate derivatives, and liabilities. We manage interest rate risk and make interest rate risk decisions by evaluating our projected earnings under selected interest rate scenarios. We also use static measures of interest rate risk including duration. During periods of increasing interest rates we are biased to purchase investments that are floating rate and we have had that bias since our inception. We manage our interest rate risk using various techniques ranging from the purchase of floating rate investments to the use of interest rate derivatives. We fund our variable rate investments with short-term variable rate borrowings with similar interest rate reset frequencies. We fund our fixed rate and our hybrid investments with short-term variable rate borrowings and we may use interest rate derivatives to hedge the variability of the cash flows associated with our existing or forecasted variable rate borrowings. Hedging activities are complex and accounting for interest rate derivatives as fair value or cash flow hedges in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is difficult. We may not be able to execute certain hedging strategies because we are a REIT and there are complex rules regarding how our hedges impact our compliance with the REIT requirements.

        During the quarter ended March 31, 2005, we entered into an amortizing interest rate swap agreement that has an effective date of March 25, 2006, and an initial notional balance of $1.496 billion that decreases down to $355 million as of the termination date which is January 25, 2009, where we pay a fixed rate of 4.02% and receive 30-day LIBOR. During the quarter ended March 31, 2005, we entered into an interest rate corridor agreement that has an effective date of March 25, 2006, and an initial notional balance of $547 million that increases to $715 million as of the termination date, which is January 25, 2009. The interest rate corridor is a 200 basis point corridor consisting of a net purchase option whereby the we purchased a 30-day LIBOR interest rate cap with an initial 30-day LIBOR cap rate of 3.76% as of March 25, 2006, increasing to a 30-day LIBOR cap rate of 4.30%, as of the maturity date which is January 25, 2009, and we effectively sold a 30-day LIBOR interest rate cap with an initial 30-day LIBOR cap rate of 5.76% as of March 25, 2006, increasing to 6.30%, as of the maturity date which is January 25, 2009. During the quarter ended March 31, 2005 and the period ended December 31, 2004, we entered into swaptions agreements with notional amounts totaling $10.0 and $17.0 million, respectively. The swaptions provide us with the option, but not the obligation, to pay a fixed rate and receive 3-month LIBOR. As of March 31, 2005, the swaptions had a weighted average remaining option life of 4.6 years and if exercised a weighted average term of 10.0 years, and a weighted average fixed rate of 7.75%.

        As of March 31, 2005, and December 31, 2004, our interest rate derivatives had an aggregate fair value of $25.2 and $(0.5) million, respectively, and are recorded in our consolidated balance sheets under the caption "Derivatives." The fair value of our swaptions totaled $0.2 and $0.2 million as of March 31, 2005 and December 31, 2004, respectively. The fair value of our amortizing interest rate swap was $11.7 million, and interest rate corridor was $13.5 million, as of March 31, 2005. As of March 31, 2005, we had an unrealized gain of $11.7 million on the amortizing interest rate swap and an unrealized gain of $3.5 million on the interest rate corridor for an aggregate unrealized gain of $15.2 million, which is recorded in accumulated other comprehensive income. During the twelve-month period ending March 31, 2006, approximately $0.1 million of the aforementioned unrealized gains are expected to be realized. We will expense the purchase price of the interest rate corridor beginning on its effective date of March 25, 2006, in accordance with the guidance set forth in EITF Derivative Implementation Group Issue G20, and we estimate that during the twelve-month period ended March 31, 2006, approximately thirty two thousand dollars of the interest rate corridor purchase price will be reclassified from derivatives on our consolidated balance sheets to interest expense.

        The table below summarizes the contractual notional balance of our amortizing interest rate swap and interest rate corridor as of March 31, 2005, and for each of the following five years then ended. The table below has been prepared under the assumption that we exercise each of our swaptions contracts.

Hedging Instruments Notional Amounts
(dollar amounts in millions)

	As of March 31,
	2005	2006	2007	2008	2009	2010
Notional Amounts:
Interest Rate Swap	$—	$1,496.3	$887.4	$525.9	$—	$—
Interest Rate Corridor	—	547.2	728.5	751.0	—	—
Swaptions	—	—	—	—	3.5	27.0

Total	$—	$2,043.5	$1,615.9	$1,276.9	$3.5	$27.0

        Prepayments will impact the average lives of our fixed rate and hybrid investments and, as a result, we are exposed to the risk that the amount of variable rate borrowings that we have swapped from floating rate to fixed rate is materially different than we expected because the average life of the fixed rate or hybrid investment has either extended or contracted. If the difference is material, we may have to adjust the amount of our interest rate derivative position and such action could generate a loss if we terminated any of the interest rate derivatives or it may negatively impact our future earnings if we have to increase our interest rate derivative positions because the average lives of our investments have extended.

        The periodic and lifetime interest rate caps contained in our residential ARM loans and securities may limit the repricing of our residential ARM loans and securities and, as a result, we are exposed to the risk that repricing of our investments is limited by the respective caps and our variable rate borrowings do not have any similar such caps. As a result our income on the investments that are subject to the periodic and lifetime cap would remain constant while our cost of financing using variable rate debt would increase. The periodic and lifetime interest rate caps may negatively impact future net interest margins and the fair values of our residential ARM loan and security investments.

        We are exposed to basis risk between our investments and our borrowings. Our floating rate investments and our variable rate borrowings do not reset on the same day or with the same frequency and, as a result, we are exposed to basis risk with respect to index reset frequency. Our floating rate investments may reprice on indices that are different than the indices that are used to price our variable rate borrowings and, as a result, we are exposed to basis risk with respect to repricing index. The basis risks noted above, in addition to other forms of basis risk that exist between our investments and borrowings, may be material and could negatively impact future net interest margins.

OUR COMPANY

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. Our income is generated primarily from the difference between the interest and dividend income generated by our investments and the cost of our borrowings. We believe our investment strategy allows us to generate cash available for distribution to our stockholders, to facilitate capital appreciation of our common stock and to provide competitive total returns to our stockholders. We further believe that our multi-asset class strategy permits us to be opportunistic and invest in those asset classes that generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status, and helps us diversify our sources of earnings and certain portfolio related risks.

        We are a Maryland corporation that intends to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer, chief operating officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of March 31, 2005, affiliates of our Manager employed 30 seasoned professionals dedicated to supporting our Manager's operations. Furthermore, our Manager has access to the collective experience of KKR's team of investment professionals, which totaled 53 individuals as of March 31, 2005.

        As of March 31, 2005, our Manager and its affiliates, including investment vehicles with respect to which individuals related to KKR have an ownership interest, owned 16,233,285 shares of our common stock, including 2,387,734 shares of our restricted stock, as well as options to purchase an additional 3,979,558 shares of our common stock, representing approximately 18.9% of our common stock on a fully diluted basis.

About KKR

        Founded in 1976 by Jerome Kohlberg, Henry Kravis and George Roberts, KKR is one of the oldest and most experienced private equity firms specializing in leveraged buyouts, with offices in New York, Menlo Park and London. KKR's investment strategy includes acquiring attractive business franchises and working closely with management over the long-term to design and implement value creating strategies. Over the past 28 years, KKR has raised over $25 billion in private equity funds and invested over $21 billion of equity in more than 120 transactions with a total value of approximately $136 billion. The initial financing structures for these transactions have included over $100 billion of debt, preferred stock and other financing. We believe KKR has differentiated itself with its long-term track record of investing and leveraging large pools of capital and consistently generating attractive returns. KKR's track record reflects investments across more than 25 different industries and through various economic and business cycles.

        KKR's active private equity investment funds invest in businesses with the intent of creating industry-leading companies in the U.S., Canada and Europe. KKR pursues a long-term approach with investments by building the businesses and creating value over time. KKR's role in its investments includes bringing rigorous financial discipline and accountability to a company, creating innovative transaction structures and attracting talented management teams.

Our Strategy

        We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loan and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. We believe our investment strategy allows us to generate cash available for distribution to our stockholders, to facilitate capital appreciation of our common stock and to provide competitive total returns to our stockholders. We further believe that our multi-asset class strategy permits us to be opportunistic and invest in those asset classes that generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status, and helps diversify our sources of earnings and certain portfolio related risks.

        Our Manager utilizes its access to the resources and professionals of KKR, along with the same philosophy of value creation KKR employs in managing private equity funds, in order to create a diversified portfolio that is designed to provide attractive returns to investors. We make asset class allocation decisions based on various factors including: relative value, leveraged risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, all-in cost of financing and financing availability, and maintaining our REIT status.

        From time to time, we make certain investments, including debt, equity and derivative investments, utilizing KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. We will opportunistically pursue this strategy whenever we are constrained by the rules related to maintaining our REIT status and, in the case of non-real estate or derivative investments, whenever the projected returns on these investments, net of income taxes, exceed the projected leveraged risk-adjusted returns on the real estate asset classes. We are not required to distribute the earnings of a taxable REIT subsidiary; accordingly, we may retain in a taxable REIT subsidiary some or all of the net income earned by the taxable REIT subsidiary.

        We use leverage in order to increase potential returns to our stockholders. The use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee have the discretion, without the need for further approval by our board of directors, to increase the amount of leverage we incur above our targeted range.

        We intend to implement our strategy in each asset class as follows:

        Residential Mortgage Loans and Mortgage-Backed Securities.    Our investments in this asset class principally consist of (i) prime and super-prime credit quality non-agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super-prime credit quality adjustable rate or hybrid adjustable rate mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and mortgage loans. Agency-backed securities include mortgage-backed securities which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. A majority of the RMBS in which we invest consists of non-agency adjustable rate and three- and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable rate or hybrid adjustable rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

        We finance our RMBS investments on a non-term financing basis using a diversified approach involving repurchase agreements and warehouse agreements with multiple commercial and investment banks. For adjustable rate mortgage loans and mortgage-backed securities we utilize leverage ranging from 20 to 45 times and for hybrid adjustable rate mortgage loans and mortgage- backed securities we utilize leverage ranging from 10 to 25 times. The terms of our repurchase agreements and warehouse agreements permit us to use leverage in excess of 45 times.

        We also expect to finance our RMBS investments on a term financing basis primarily through the issuance of match-funded non-recourse debt in the form of RMBS securitization transactions and one or more extendible asset-backed commercial paper programs. We expect to retain the subordinate classes of our RMBS securitization transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our RMBS securitization transactions and asset-backed commercial paper transactions. We anticipate that leverage on our RMBS securitization and asset-backed commercial paper transactions will be 10 to 25 times. We expect that the leverage for one-month LIBOR adjustable rate mortgage backed securities that are rated Aaa by Moody's and AAA by Standard & Poor's may be in excess of 45 times when financed on a term basis in an asset-backed commercial paper program. The amount of leverage for one-month LIBOR adjustable rate mortgage-backed securities can be materially reduced, however, based on various trigger events including, but not limited to, the volatility of their market prices.

        The agency-backed mortgage-backed securities market totaled more than $3 trillion as of December 31, 2004, according to the Bond Market Association®. While the market is very large, only a very small portion meets our investment criteria. Accordingly, we may not be able to find sufficient quantities of RMBS to purchase in order to achieve our investment objectives.

        Corporate Leveraged Loans and High Yield Securities.    We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as in high yield debt securities. These entities may be owned by KKR and/or other private equity investors. We expect that most of the leveraged loans and high yield securities in which we invest will have an explicit rating from one or more nationally-recognized statistical rating agencies. We expect that the majority of our investments in leveraged loans and high yield securities will be rated between Ba1 and B3 by Moody's and between BB+ and B- by Standard & Poor's. We periodically purchase leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        We finance our investments in leveraged loans and high yield securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We finance our investments in leveraged loans and high yield securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CLOs or CDOs. We expect to retain the subordinate classes of our CLO or CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our CLOs and CDOs. We expect that leverage on our CLOs and CDOs will be 4 to 10 times.

        The high yield corporate debt market is large and approached $940 billion as of December 31, 2004. The leveraged loan market is also large and exceeded $192 billion in 2004. While both the high yield securities and leveraged loan markets are large, only a small portion of the market meets our investment criteria; accordingly, we may not be able to find sufficient quantities of high yield securities and leveraged loans to purchase in order to achieve our investment objectives.

        Commercial Real Estate Debt.    We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. We expect that most of the CMBS that we invest in will be rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and that most of the mezzanine loans and bridge loans will be rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        We finance our investments in commercial real estate loans and debt securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We finance our investments in commercial real estate on a term basis through the issuance of match-funded non-recourse debt in the form of CDOs. We expect to retain the subordinate classes of our CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our CDOs. We expect that leverage provided by our CDOs will be 4 to 10 times.

        The market for CMBS has developed more recently and the total amount outstanding is very small compared to the market for RMBS. The amount of CMBS outstanding as of December 31, 2004 totaled approximately $1.643 trillion according to the United States Federal Reserve. While the CMBS market is large, only a small portion of the market meets our investment criteria; accordingly, we may not be able to find sufficient quantities of the securities and leveraged loans to purchase in order to achieve our investment objectives.

        Asset-Backed Securities.    We invest in investment grade and non-investment grade asset-backed securities. We also make investments in CDOs backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. We expect that most of the asset-backed securities that we invest in will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

        We finance our investments in investment grade and non-investment grade asset-backed securities on a non-term basis through the use of repurchase facilities. We expect that the leverage provided on our repurchase agreements will be 4 to 10 times. We finance our investments in investment grade and non-investment grade asset-backed securities on a term basis through the issuance of match-funded non-recourse debt in the form of CDOs. We expect to retain the subordinate classes of our CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's or Standard & Poor's when they establish credit enhancement levels for our CDOs. We expect that the leverage on our CDOs will be 4 to 10 times. Our term funding structures will use leverage from 4 to 10 times. The asset-backed securities market has experienced considerable growth, with total asset-backed securities increasing from $316 billion in 1995 to $1.827 trillion in 2004, according to the Bond Market Association®.

        Equity Securities.    To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR. We intend to finance our investments in preferred and common equity securities through a combination of margin lending accounts and repurchase agreements.

Our Investment Process

        Our Manager evaluates each one of our investment opportunities based on its leveraged risk-adjusted return subject to our current asset allocation guidelines. Our investment process is summarized below.

  •
  Asset allocation;

  •
  Investment sourcing and screening;

  •
  Credit research and due diligence;

  •
  Investment Committee review and approval;

  •
  Recurring monitoring; and

  •
  Buy or sell based on price targets and relative value parameters.

        Asset Allocation.    Our Manager utilizes the same philosophy employed by KKR's investment professionals in managing private equity funds with the objective of creating a diversified portfolio that is designed to provide attractive leveraged risk-adjusted returns to our stockholders. Our Manager uses a combination of "top-down" and "bottom-up" analyses to establish our asset allocation strategy. Our top-down approach utilizes macro analysis of relative asset valuations, economic outlook, interest rate expectations, credit fundamentals and technical factors to target specific industries and asset classes. Our bottom-up approach includes rigorous analysis of credit, industry trends and dynamics and dislocation events to select specific credits to invest in.

        Investment Sourcing and Screening.    Our Manager sources transactions through a variety of channels, including its relationships with KKR, corporate executives, commercial and investment banks, other financial sponsors and intermediaries. The investment professionals of our Manager screen the sourced opportunities and make the decision whether to proceed to due diligence based on the industry, credit structure, relative value, and projected leveraged risk-adjusted return. We believe that our Manager's investment selection process benefits from its access to the resources and professionals of KKR.

        Credit Research and Due Diligence.    When conducting due diligence, our Manager evaluates critical business and financial risk considerations, as well as tax, accounting, environmental and legal issues, in determining whether or not to proceed with an investment. The Manager's investment evaluation utilizes a relative value framework and rigorous credit analysis focused on credit fundamentals rather than the momentum of the overall markets, and emphasizes free cash flow computed under base and stress case scenarios, normalized levels of capital expenditures, stability of margins, structure, competitive position, management track record and industry trends.

        Our Manager leverages KKR's relationships with outside accountants, consultants, lawyers, investment banks and industry experts when conducting due diligence. In addition, when KKR has conducted due diligence prior to referring an investment opportunity to us, subject to KKR's contractual obligations and applicable securities laws, our Manager may benefit from the due diligence already conducted by KKR.

        Investment Committee Review and Approval.    For each proposed investment, our Manager's investment committee reviews each of our Manager's credit memoranda and related financial projections for opportunities that have been previously evaluated and approved by the investment professionals of our Manager. Investment opportunities must receive a unanimous approval by the investment committee to be consummated. To date, the investment professionals of our Manager have rejected a material number of opportunities prior to submission to the investment committee.

        Monitoring.    Our Manager monitors our portfolio using daily, quarterly and annual analyses in order to make decisions regarding the portfolio investments.

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  Daily analysis includes morning market meetings, industry and company pricing runs, industry and company reports and discussions with KKR industry and operating company personnel on an as-needed basis;

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  Quarterly analysis includes the preparation of quarterly operating results, reconciliation of actual results to projections, updates to the financial model (baseline and stress case) and investment committee portfolio review; and

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  Annual analysis consists of the preparation of annual credit memoranda, review and sign-off of updated annual credit memoranda by the investment professionals of the Manager, an internal audit review and testing of compliance with monitoring and documentation requirements.

        Buy and Sell Discipline.    Our Manager does not make buy or sell decisions based on price momentum models or philosophy. Our Manager makes purchase and sale decisions based on achieving price targets, changes in credit fundamentals, changes in industry fundamentals, changes in management credibility, relative asset-class valuations, macro-economic factors and technical factors.

        Investment Guidelines.    We have established and comply with investment policies and procedures and investment guidelines that are reviewed and approved by our Manager's investment committee and our board of directors. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. We review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

        Our board of directors and our Manager's investment committee have adopted the following guidelines, among others, for our investments and borrowings:

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  no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

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  no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

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  with the exception of real estate and lodging, no industry shall represent greater than 20% of the securities in our portfolio; and

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  the maximum aggregate investment in non-securitized residential mortgages is limited to four times consolidated stockholders' equity computed in accordance with GAAP.

        These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

        Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationship with KKR. We have also adopted detailed compliance policies to govern our interaction with KKR, including when KKR is in receipt of material non-public information. For additional information on these investment guidelines and procedures, see "Certain Relationships and Related Party Transactions."

Competitive Advantages

        Experienced Management Team.    Our principal executives each have more than 20 years of experience in the fields of real estate and non-real estate related investing and finance, capital markets, transaction structuring and risk management, providing us with significant experience in key areas of our business. Our chairman is Paul Hazen, the former chief executive officer and chairman of the board of Wells Fargo & Company. In addition, Mr. Hazen is the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT. Our chief executive officer is Saturnino Fanlo, the former executive vice president and treasurer of Wells Fargo & Company responsible for its Securities and Investment Division, including high yield securities, investment grade securities, structured products, franchise real estate, and derivative products and sales, and its Treasury Division, including short- and long-term funding, the investment portfolio, and a member of the asset-liability committee. In addition, Mr. Fanlo is the former President of Sutter Advisors LLC, a wholly-owned subsidiary of Wells Fargo & Company and a registered investment advisor that managed over $1.0 billion in assets at the time of his departure. David Netjes, a former executive vice president of Wells Fargo & Company responsible for managing its Securities and Investment Division's structured products and franchise real estate portfolios and its Treasury Division's investment portfolio, is our chief financial officer and chief operating officer. In addition, Mr. Netjes is the former chief operating officer and chief financial officer of Sutter Advisors LLC.

        Significant Real Estate Experience.    At Wells Fargo & Company, our chief executive officer and chief financial officer/chief operating officer were responsible for managing significant residential real estate and commercial real estate portfolios. With regard to residential real estate, our chief executive officer and chief financial officer/chief operating officer were responsible for managing Wells Fargo & Company's non-agency hybrid loan portfolio and investment securities portfolio, which consisted of agency fixed-rate mortgage-backed securities, agency hybrid adjustable-rate mortgage-backed securities, agency collateralized mortgage obligation securities, and other debt and equity securities. Our chief executive officer and chief financial officer/chief operating officer were also responsible for managing certain commercial real estate portfolios consisting of real estate mortgage-backed securities and managed the franchise real estate group that originated and invested in senior and subordinated real estate loans. Our chief executive officer and chief financial officer/chief operating officer also managed the primary market pricing, hedging and secondary market execution functions for the commercial real estate conduit group from 1996 until 2003.

        Significant Corporate Debt and Asset-Backed Securities Experience.    Our chief executive officer founded and was responsible for managing Wells Fargo & Company's corporate high yield securities group and investment grade securities group which invested in corporate investment grade and non-investment grade securities, as well as, leveraged loans, mezzanine loans and second lien loans. Our chief executive officer and chief financial officer/chief operating officer also founded and were responsible for managing Wells Fargo & Company's structured products group which invested in asset-backed securities, CDOs and other structured products.

        Significant Funding, Asset-Liability Management and Securitization Experience.    Our chief executive officer was the treasurer at Wells Fargo & Company and was a member of the asset-liability committee and had responsibility for managing all funding strategies including, but not limited to, long-term debt, medium term notes, bank credit lines, commercial paper and overnight and term repurchase agreements. In addition, our chief executive officer and chief financial officer/chief operating officer were responsible for executing numerous securitization transactions, CDO transactions utilizing high yield securities, commercial real estate securities and REIT debt, and synthetic securitization transactions utilizing investment grade corporate default swaps.

        Affiliation with KKR.    We believe a significant competitive advantage is our Manager's access to the resources and expertise of KKR, which include the following:

  Experienced and Proven Investors

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  Experienced KKR Team.    Our Manager has access to the extensive experience of KKR's team of professionals. Messrs. Kravis and Roberts, who participate on our Manager's investment committee on an as-needed basis, each has more than 35 years of experience in the private equity industry, having pioneered the use of leveraged buyouts in the late-1960s. Messrs. Stuart and Nuttall, who are members of our board of directors and our Manager's investment committee, have 19 and 10 years of experience, respectively. The 14 principals of KKR have been with KKR for, on average, over 16 years. In addition to this experienced team of principals, KKR employs a talented and seasoned group of 39 other investment professionals with varied backgrounds and significant experience at KKR.

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  Beneficial Relationships with Consultants and Experienced Operating Executives.    KKR closely monitors the operations of all its investments with a focus on long-term value creation. In addition to the operating oversight and experience of its investment professionals, KKR has exclusive access to the services of Capstone Consulting, an independent consulting firm that works exclusively with KKR and its portfolio companies, and also utilizes the services of sector-specific partners such as Fisher Capital (in the case of financial services) and a number of senior advisors with significant operating experience. Our Manager has access to these consultants and advisors.

  Unique Industry and Economy Insights

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  Deep and Broad Experience Across Multiple Industries.    Our Manager is able to draw on KKR's deep and broad industry experience. Since its founding in 1976, KKR has invested across 25 industries in over 120 transactions. KKR investment professionals are organized into twelve separate industry groups in the United States and have established valuable contacts with industry executives, suppliers, customers, financial analysts and consultants. KKR seeks to maintain and foster these contacts, creating continuous opportunities and access to industry information and knowledge.

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  Access to KKR's Market Views and Investment Themes.    As a result of its broad participation in the capital markets and industry group focus, KKR has a constantly evolving perspective on the status of the capital markets and the most interesting investment themes across the economy. Our Manager benefits from KKR's market insights and investment ideas. We believe this provides our Manager with a significant competitive advantage that will benefit both its real estate and non-real estate investing activities. No other investment firm currently has access to KKR's intelligence and information.

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  In-Depth Industry Perspective through KKR Portfolio Companies.    KKR currently has investments in 28 companies throughout North America and Europe, often as the control investor. These investments have aggregate revenues approaching $38 billion and are diversified across 13 industries. Our Manager has access to the management teams of these portfolio companies, who can provide informed perspectives on specific industries and sectors of the economy.

  Significant Structuring Expertise and Lending Relationships

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  Experience in Credit Analysis and Capital Structuring.    KKR has developed significant expertise analyzing the operations and financial statements of companies to determine their suitability for leverage. Since its inception, KKR has invested in transactions that raised initial debt, preferred stock and other financing of over $100 billion. Although KKR itself has invested predominantly in the equity of these companies, as the sponsor for these transactions KKR has been responsible for identifying the investment, performing due diligence and determining the appropriate leverage for, and coordinating the capital structure of, the investment. In determining an appropriate capital structure for a company, KKR's professionals regularly assess the quality of earnings, the potential liquidation value of the company and other factors relevant to an extension of credit. Our Manager has access to this experience and expertise.

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  Access to Financial Institution Lending Capabilities.    In addition to generating deal flow, we believe KKR's long-standing and deep relationships with major commercial and investment banking firms provides our Manager with access to competitive financing facilities to enhance its returns. Over the past 28 years, KKR has raised over $100 billion of debt, preferred stock and other financing to fund the initial acquisitions of its portfolio companies and significantly more in subsequent financings.

  Expansive and Differentiated Origination Platform

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  Access to KKR Deal Flow & Untapped Investment Opportunities.    Our Manager has access to KKR's pipeline of proprietary transactions and untapped investment opportunities. KKR's private equity business is focused on investing equity capital in predominantly control positions. As a result, KKR does not pursue numerous investment opportunities that come to its attention because they do not fit within the investment mandate of its private equity funds. These opportunities generally consist of investments in senior, subordinated and mezzanine debt, preferred stock and public equities, as well as private equity investments too small for KKR's private equity funds. Some of these opportunities may fall within our investment objective and, subject to KKR's contractual obligations and applicable securities laws, our Manager will be able to access these potential investment opportunities.

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  Access to KKR Private Equity Investments.    In addition to transactions that KKR does not elect to pursue, our Manager has access to KKR's pipeline of private equity transactions. Subject to approval of the investment by the independent members of our board of directors, we will be given the opportunity from time to time to invest in KKR private equity transactions in situations where either (i) the amount of KKR's proposed investment exceeds the maximum investment limits of its private equity funds, (ii) KKR has elected to syndicate a portion the investment to unaffiliated investors or (iii) the investment is in an industry, such as real estate or financial institutions, where our Manager is able to provide particular expertise to KKR.

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  Access to Financial Institution Driven Deal Flow.    Given KKR's long-standing and deep relationships with major commercial and investment banking firms, our Manager is able to access investment opportunities generated by these financial institutions. We believe these relationships enable our Manager to identify new investment opportunities as we seek to deploy our capital and achieve our leveraged risk-adjusted returns.

  Relevant Investing Experience

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  Significant Real Estate Investing Experience.    Over its 28-year history, KKR has made a number of equity investments in real estate assets, including owning Red Lion Hotels (and a subsequent interest in Doubletree Hotels), Motel 6, KSL Resorts (a resort company that included the Doral Resort in Miami, the La Quinta resort and PGA West golf facilities in California, the Grand Wailea in Hawaii, and the Arizona Biltmore in Phoenix, among others), the Hotel Del Coronado in Coronado and La Costa Resort & Spa in Carlsbad, and several other investments. In addition, KKR owns a majority of Nexstar, a mortgage origination company. In total, KKR has invested in real estate-related transactions with a total value of approximately $4.2 billion. In conjunction with KKR's equity investment in each of these real estate assets, KKR has developed significant expertise in analyzing all levels of the capital structure of these entities.

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  Significant Financial Institutions Investing & Monitoring Experience.    KKR has also made a number of investments in financial institutions. These investments include buying the Bank of New England with Fleet Bank and ultimately owning a position in Fleet Bank and an investment in First Interstate Bank that resulted in an ownership position in Wells Fargo & Company. As investors in these companies, KKR was involved in monitoring the investment portfolio of these businesses and working with management to drive an attractive leveraged risk-adjusted return on equity. In addition, KKR has made a number of investments in the insurance industry, including owning majority interests in American Reinsurance, Willis Group Limited, Canadian General, Bristol West Holdings and Alea. Working with management of these companies, KKR has had significant involvement in setting the investment strategy for the investment portfolios of these companies, focusing management on driving returns while ensuring the duration of assets and liabilities were sufficiently matched to limit downside. In total, KKR has invested in financial institutions transactions with a total value of approximately $4.8 billion.

        Only KKR-Affiliated Investment Entity Other Than Private Equity.    We are currently the only KKR-affiliated investment entity focused primarily on non-equity investments. KKR currently has no real estate funds, debt funds, mezzanine funds, distressed debt funds or hedge funds. We therefore currently do not compete with other KKR funds for access to KKR ideas and opportunities.

        Only Public KKR-Affiliated Investment Entity.    On completion of this offering, we will be the only KKR-affiliated investment entity with publicly-traded securities. KKR's existing private equity funds are raised in private offerings (mostly from public and corporate pension plans), require significant minimum investments from each investor and are highly illiquid.

        Investment Committee and Board of Directors with Significant Relevant Experience.    Our Manager's investment committee includes Paul Hazen, Scott Stuart, Scott Nuttall, Saturnino Fanlo and David Netjes. In addition, Henry Kravis and George Roberts are ad hoc members of our Manager's investment committee and, as such, will participate in investment committee discussions on an as-needed basis. This group of individuals has on average in excess of 25 years of investing experience in both the debt and equity markets and provides oversight to our investing activities. In addition, our board of directors includes Patrick Cowell (former President of Cowell Development, a real estate development company), Kenneth deRegt (senior advisor to Aetos Capital and former head of fixed income, currencies and commodities at Morgan Stanley), Glenn Hubbard (Dean of Columbia Business

School and former Chairman of the U.S. Council of Economic Advisers), Ross Kari (Chief Operating Officer of the Federal Home Loan Bank of San Francisco), Ely Licht (former Chief Credit Officer of Wells Fargo), John Mack (former President of Morgan Stanley and former Chief Executive Officer of Credit Suisse First Boston and co-Chief Executive Officer of Credit Suisse Group) and Deborah McAneny (former Executive Vice President for Structured and Alternative Investments at John Hancock Financial Services and member of John Hancock's Policy Committee). We believe that our Manager's investment committee and board of directors provide us with a competitive advantage through its oversight, network of real estate and financial industry contacts and creative and opportunistic investment ideas.

        Investment and Operations Teams with Significant Relevant Experience.    As of March 31, 2005, affiliates of our Manager employed 30 seasoned professionals dedicated to supporting our Manager's investments and operations. This included seven sector-focused senior analysts, supported by several junior analysts, who perform rigorous due diligence to assess potentially attractive assets in the marketplace at both the issuer level as well as the issuer's competitive positioning in the industry. They leverage the contacts and expertise of their KKR counterparts throughout the due diligence and investment processes, as well as during the subsequent on-going monitoring of the investment. Our Manager also has an operations team responsible primarily for our non-investment activities. These professionals have experience across a wide array of disciplines, including, but not limited to, law and taxation, audit, risk management, compliance, operations, human resources and information systems. Our Manager's investment and operations teams collectively evaluate potential sources of financing based on many factors including economic terms and conditions, structure, effective advance rate, and ongoing operating flexibility.

        Diversified Multi-Asset Class Strategy.    Rather than focusing on one specific asset class, our investment strategy consists of investing in multiple asset classes. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. We believe that our multi-asset class strategy provides us with a competitive advantage by permitting us to opportunistically invest in those asset classes where we expect to generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status. In addition, this strategy helps us diversify our sources of earnings and certain portfolio related risks.

Operating and Regulatory Structure

        We will elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2004, upon filing our federal income tax return for such year. Our continued qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our current and proposed manner of operation will enable us to continue to meet the requirements for taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. Our subsidiary KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries, is a regular taxable corporation that is subject to federal, state and local income tax on its income. It is our intention that KKR Financial CLO 2005-1, Ltd., and any other foreign entities with respect to which we make a taxable REIT subsidiary election, will operate in such a manner so that they will not be subject to federal income tax on their net income for federal income tax purposes, but we will likely be required to include their earnings in our income on a current basis for federal income tax purposes.

        Our investment activities are managed by our Manager and supervised by our board of directors. Under our management agreement, we have agreed to pay our Manager an annual base management fee determined by our equity as well as an incentive fee based on our performance. See "Our Manager and the Management Agreement—The Management Agreement."

Targeted Investments

        We seek to achieve our investment objectives by executing a multi-asset class strategy that involves investing principally in four major asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities, subject to maintaining our REIT status. We invest in both investment grade and non-investment grade securities and subordinated debt, and other non-rated debt and equity securities.

        Although we intend to invest in the investments described below, our business decisions will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders.

  Residential Mortgage Loans and Mortgage-Backed Securities

        Our investments in this asset class principally consist of agency-backed and non-agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities and loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and loans. Agency-backed securities are mortgage-backed securities which represent the entire ownership interest in pools of mortgage loans secured by residential real property guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. We expect that a majority of the RMBS that we invest in will consist of three-and five-year agency and prime quality non-agency hybrid adjustable-rate mortgage-backed securities.

        We also invest in pass-through mortgage-backed securities, which are securities representing interests of mortgage loans secured by real property in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. These securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers and commercial banks.

        The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities, as described above, and the possibility that principal may be prepaid on the mortgage-backed securities at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

        Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our portfolio.

  Adjustable-Rate Mortgages

        Adjustable-rate mortgages, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, every month). Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

  Hybrid Adjustable-Rate Mortgages

        A recent development in the mortgage market has been the popularity of ARMs that do not reset at regular intervals. Many of these ARMs have a fixed-rate for the first few years of the loan—typically three, five, seven or ten years—and thereafter reset periodically like a traditional ARM. Effectively such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a "traditional" ARM. Hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be low.

  Fannie Mae Certificates

        Fannie Mae is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received by Fannie Mae. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on the mortgage loans. The securities issued by Fannie Mae have an implied "AAA" rating.

  Freddie Mac Certificates

        Freddie Mac is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac's principal activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to holders of Freddie Mac certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on those mortgage loans. The securities issued by Freddie Mac have an implied "AAA" rating.

  Ginnie Mae Certificates

        Ginnie Mae is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 (the "Housing Act") authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran's Administration under the Servicemen's Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that under section 306(g) of the Housing Act, Ginnie Mae certificates of the type that we may purchase are authorized to be made by Ginnie Mae and "would constitute general obligations of the United States backed by its full faith and credit."

  Non-Agency RMBS and Loans

        We invest in non-agency RMBS and agency and non-agency mortgage loans. A high percentage of non-agency RMBS are rated Aaa by Moody's and AAA by Standard & Poor's; we have invested, however, and will continue to invest, in non-agency mortgaged-backed securities rated between Aa1 and B3 by Moody's and between AA+ and B- by Standard & Poor's. In certain cases, we also expect to invest in securities that have not received a rating from at least one nationally recognized rating agency.

  Commercial Mortgage-Backed Securities

        We invest in CMBS, which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS will likely consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

        The yield on CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. Holders of relatively senior classes of CMBS will be protected, however, to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

        The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g., amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan and (v) the creditworthiness of tenants occupying the underlying properties.

        In considering whether to acquire CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as (i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by the lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses) and (v) an analysis of various default scenarios.

  Commercial Real Estate Subordinated Debt

        We invest in commercial real estate subordinated debt, or B Notes, rated by at least one nationally recognized rating agency. A B Note is typically a privately negotiated loan (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

        B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

        The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

        The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g., personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

  REIT Debt and Preferred Stock

        Subject to maintaining our qualification as a REIT, we invest in investment grade and non-investment grade debt securities and preferred stocks issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. REIT preferred stocks are generally unsecured corporate obligations that are subordinated to all debt but senior to distributions to common stockholders. We expect the majority of these REIT debt securities to be rated by at least one nationally recognized rating agency. We also expect that many of the REIT preferred stocks will not have received a rating from at least one nationally recognized rating agency. We seek to invest in REIT debt securities and preferred stocks that will yield high current interest income and, in the case of debt securities, where we consider the return of principal to be likely. We intend to acquire REIT debt and preferred stocks from companies representing a variety of property types.

        The credit quality of REIT debt and preferred stock is largely dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g., diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition and (vi) quality of the REIT's management team.

        In analyzing these debt securities and preferred stock, we will consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

  Corporate Leveraged Loans and High Yield Securities

        Within this asset class, our assets include debt obligations of corporations, partnerships and other entities in the form of leveraged loans and high yield securities, which we invest in subject to maintaining our qualification as a REIT. These entities will typically have a higher proportion of debt in their capital structure, and many have their equity held by KKR and/or other private equity investors. Therefore, investments in this asset class will typically involve a higher degree of risk than investments in senior secured loans. First, the leveraged loans and high yield securities may not be secured by mortgages or liens on assets. Even if secured, these leveraged loans and high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest (if any) may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these leveraged loans and high yield securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower's ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

        In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the leveraged loans and high yield securities.

        Leverage may have material adverse consequences to the companies in which we will hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies' ability to finance their future operations and capital needs. As a result, these companies' flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on our investments could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

  Asset-Backed Securities

        We invest in investment grade and non-investment grade asset-backed securities. We also make investments in CDOs backed by high yield securities, corporate leveraged loans, CMBS and/or asset-

backed securities. We expect that most of the asset-backed securities that we invest in will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

  Equity Securities

        To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR. We will follow a value-oriented investment approach and focus on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider factors such as:

  •
  strength of management;

  •
  liquidity of the investment;

  •
  underlying value of the assets owned by the issuer; and

  •
  prices of similar or comparable securities in making equity investments.

        We may periodically invest side by side with KKR in private equity transactions. Subject to approval of the investment by the independent members of our board of directors, we may invest from time to time in KKR private equity transactions in situations where either (i) the amount of KKR's proposed investment exceeds the maximum investment limits of its private equity funds, (ii) KKR has elected to syndicate a portion of the investment to unaffiliated investors or (iii) the investment is in an industry, such as real estate or financial institutions, where our Manager is able to provide particular expertise to KKR.

  Foreign Investments

        We anticipate that the majority of our investments will be domestic in nature; we have made, however, and you should assume that we will continue to make, foreign investments.

Our Financing Strategy

  Leverage Strategy

        We use leverage in order to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when economic conditions are unfavorable. When we have fully deployed our capital, we anticipate that our target leverage will be in the range of 9 to 10 times the amount of our equity and that our term financing strategies will be non-recourse with the actual amount of leverage based upon the structure and ratings of the underlying collateral and the credit enhancement levels provided by Standard & Poor's and Moody's. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee will have the discretion, without the need for further approval by our board of directors, to increase the amount.

  Repurchase Agreements

        We finance our RMBS and whole loan portfolios through the use of repurchase agreements. With repurchase agreements, we will be able to borrow against the mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities we own. Under these agreements, we sell our mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the period of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

        Our repurchase agreement counterparties are commercial and investment banks with whom we have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties are formally approved by our Manager's investment committee.

        Repurchase agreements are one of the primary vehicles we will use to achieve our desired amount of leverage for our residential real estate assets. We intend to maintain formal relationships with multiple counterparties for the purpose of maintaining financing relationships on favorable terms.

  Asset-Backed Commercial Paper

        In addition to using repurchase agreements, we expect to finance our agency and non-agency RMBS through the use of asset-backed extendible commercial paper facilities. In the future, we expect to establish an asset-backed extendible commercial paper program and issue asset-backed commercial paper to investors in the form of secured liquidity notes that are recorded as borrowings on our consolidated balance sheets, are collateralized by agency and non-agency mortgage-backed securities, and are rated P-1 by Moody's and F1+ by Fitch Ratings. The notes in essence are collateralized by the agency and non-agency RMBS that we have either purchased or created through our loan securitization process. There are no assurances that we will be able to structure and/or manage an asset-backed extendible commercial paper program successfully in the future.

  Warehouse Facilities

        In addition to repurchase agreements and commercial paper, we rely on credit facilities for capital needed to fund our investments in adjustable rate and hybrid adjustable rate mortgage loans, commercial real estate loans, and leveraged loans. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. These facilities are referred to as warehouse lines or warehouse facilities. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender. We have established formal relationships with multiple counterparties for the purpose of maintaining financing relationships on favorable terms.

  CDOs and CLOs

        We finance our non-residential real estate assets on a term financing basis using CDOs, CLOs and other match-funded financing structures. CDOs and CLOs are multiple class debt securities, or bonds, secured by pools of assets, such as leveraged loans, high yield securities, commercial real estate loans, commercial real estate mortgage-backed securities and asset-backed securities. Like typical securitization structures, in a CDO and CLO (i) the assets are pledged to a trustee for the benefit of the holders of the bonds, (ii) one or more classes of the bonds are rated by one or more rating agencies and (iii) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO and CLO provided the proceeds are reinvested in qualifying assets. As a result, CDOs and CLOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO and CLO financing structures are an appropriate term financing vehicle for our targeted non-residential real estate asset classes, because they enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

Our Hedging and Interest Rate Risk Management Strategy

        Repurchase agreements generally have maturities of 30 to 90 days and the weighted average life of the mortgage-backed securities we own is generally longer. The difference in maturities, in addition to reset dates and reference indices, creates potential interest rate risk.

        We may from time to time utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The tax laws applicable to REITs generally restrict our ability to enter into hedging transactions. See "Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Hedging Transactions."

        We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our interest rate management techniques may include:

  •
  interest rate swaps;

  •
  interest rate swaptions;

  •
  interest cancelable swaps;

  •
  interest rate caps;

  •
  interest rate corridors;

  •
  eurodollar futures contracts and options on such contracts; and

  •
  other interest rate and non-interest rate derivatives.

        These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

        We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes.

        Interest rate management techniques do not eliminate risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

  •
  the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

  •
  the market value of any fixed rate mortgage-backed securities would decline as long-term interest rates increased.

Investment Company Act Exemption

        We intend to operate our business so as to be exempt from regulation under the Investment Company Act. We will monitor our portfolio of investments periodically and prior to each investment to confirm that we and each of our subsidiaries continue to qualify for the applicable exemptions from the definition of investment company under the Investment Company Act. We intend to monitor our portfolio so that at least 55% of our assets are considered to be "qualifying real estate assets," and so that at least an additional 25% of our investments constitute real estate-related assets or additional qualifying real estate assets, thereby allowing us to qualify for the exemption from the definition of investment company provided in Section 3(c)(5)(C) of the Investment Company Act.

        We generally expect that a substantial majority of our investments in RMBS and certain CMBS will be considered qualifying real estate assets under the Section 3(c)(5)(C) exemption from the Investment Company Act. We also generally expect that any RMBS or CMBS in which we invest that do not constitute qualifying real estate assets will constitute real estate-related assets. The treatment of CDOs, asset-backed securities, bank loans and stressed and distressed debt securities as qualifying real estate assets or real estate-related assets will be based on the characteristics of the underlying collateral and our rights with respect to the collateral, including whether we have foreclosure rights with respect to the underlying real estate collateral. At present, we do not generally expect that our investments in corporate mezzanine loans, high yield corporate bonds or private equity will constitute qualifying interests or real-estate related assets.

        Maintaining our exemption from regulation under the Investment Company Act limits our ability to make certain investments.

Competition

        Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate related assets, we will compete with mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase.

        Our Manager has access to KKR's investment professionals and their industry expertise, which will provide it with a competitive advantage and help it assess investment risks and determine appropriate pricing for certain potential investments. In addition, the relationships of the senior managers of our Manager and of the principals of KKR enable our Manager to learn about, and compete effectively for, financing opportunities with attractive companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see "Risk Factors—Risks Related to Our Operation and Business Strategy—We operate in a highly competitive market for investment opportunities."

Staffing

        We do not have any employees. We are managed by KKR Financial Advisors LLC pursuant to the management agreement between our Manager and us. All of our executive officers are employees of our Manager or one or more of its affiliates. As of March 31, 2005, affiliates of our Manager had 30 employees dedicated to our Manager's operations. See "Our Manager and the Management Agreement—The Management Agreement."

Properties

        Our offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our offices is (415) 315-3620.

Legal Proceedings

        We and our Manager are not currently subject to any material legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P., a leading sponsor of private equity funds. Our Manager was formed in July 2004. All of our executive officers will be employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

Officers of Our Manager

        The following sets forth certain information with respect to the officers of our Manager as of March 31, 2005:

Name	Age	Title
Saturnino S. Fanlo	44	Chief Executive Officer
David A. Netjes	45	Chief Financial Officer and Chief Operating Officer
Barbara J. S. McKee	43	General Counsel and Secretary

        Saturnino S. Fanlo.    Mr. Fanlo is the Chief Executive Officer of our Manager and us and is a director. He also serves on our Manager's investment committee. Prior to joining our Manager and us Mr. Fanlo was Executive Vice-President and Treasurer of Wells Fargo & Company, or Wells Fargo. As Executive Vice- President of Wells Fargo, Mr. Fanlo founded the High Yield and Structured Products Investments Groups. Mr. Fanlo was also founder and President of Sutter Advisors LLC, a high yield asset manager formed in 2001. Mr. Fanlo was also responsible for Wells Fargo's derivative units where he oversaw the firm's marketing efforts as well as formed Wells Fargo's interest rate trading, equity derivatives and commodity derivatives groups. From July 2000 to June 2004, Mr. Fanlo served as Wells Fargo Treasurer where he oversaw the firm's wholesale funding utilizing term debt, bank notes, convertibles, preferred stock, repurchase agreements, bank notes, and equity and commodity notes. He was responsible for overseeing the firm's investment portfolio, largely comprised of mortgage securities, ARMs, other mortgage products and municipals. As Treasurer, Mr. Fanlo also oversaw Treasury regulatory matters, dividend policies, and rating agency interaction and directed the firm's discretionary equity and Foundation portfolios. Before joining Wells Fargo in 1995, Mr. Fanlo was a Vice-President at Goldman Sachs for four years where he ran the mortgage syndicate desk. Prior to that Mr. Fanlo was Executive Vice President at ACE (USA). He also held positions at the First Boston Corporation and Metropolitan Life Insurance Company.

        David A. Netjes.    Mr. Netjes is the Chief Financial Officer and Chief Operating Officer of our Manager and us. He also serves on our Manager's investment committee. Prior to joining our Manager and us, Mr. Netjes was an Executive Vice-President at Wells Fargo. As Executive Vice-President, Mr. Netjes managed the Wells Fargo Treasury Division investment portfolio and the Securities and Investment Division's structured products portfolio and the franchise real estate group portfolio. Mr. Netjes was also the Chief Operating Officer and Chief Financial Officer of Sutter Advisors LLC, a registered investment advisor and a wholly-owned subsidiary of Wells Fargo and was a member of the Wells Fargo mergers and acquisitions due diligence team. Before joining Wells Fargo in 1997, Mr. Netjes was a Director in the Investment Department at Cargill, Incorporated for five years and an Associate Portfolio Manager at American Express Financial Advisors, Inc. for one year. Prior to that Mr. Netjes was a Senior Manager at Arthur Andersen & Co., LLP specializing in mergers and acquisitions and financial institutions for five years and a staff accountant at KPMG LLP for one year. Mr. Netjes is a Certified Public Accountant.

        Barbara J. S. McKee.    Ms. McKee is the General Counsel and Secretary of our Manager and us. Prior to joining our Manager and us, Ms. McKee was a Senior Counsel with Wells Fargo Bank, N.A. In such capacity, Ms. McKee provided legal support for the Securities and Investment Group, including its high yield bond, derivatives, proprietary book, mezzanine debt and structured products units. While at Wells Fargo Bank, Ms. McKee was also Chief Legal Officer for Sutter Advisors LLC. Prior to joining Wells Fargo Bank in 2002, Ms. McKee was a Special Counsel at Brobeck, Phleger & Harrison in the Commerce & Finance Group. Prior to that Ms. McKee also held positions at Shearman & Sterling; Crosby, Heafey, Roach & May; Deutsche Bank AG; Skadden, Arps, Slate, Meagher & Flom; and Sidley & Austin.

Investment Committee

        The role of our Manager's investment committee is to review and approve our investments policies and procedures and investment guidelines, review and approve our investment portfolio holdings and related compliance with our investment policies and procedures and our investment guidelines. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives.

        Our Manager's investment committee consists of: Paul Hazen, Scott Stuart, Scott Nuttall, Saturnino Fanlo and David Netjes. In addition, Henry Kravis and George Roberts are ad hoc members of our Manager's investment committee and, as such, participate in investment committee discussions on an as-needed basis. Biographical information regarding Messrs. Hazen, Kravis, Nuttall, Stuart and Roberts is as follows:

        Paul M. Hazen.    Mr. Hazen is the chairman of our board of directors and is also a director of our Manager. Mr. Hazen joined Wells Fargo in 1970 and retired in 2001. Mr. Hazen served as Chairman from February 2, 1997, Chairman and Chief Executive Officer from January 1, 1995 to November 2, 1998, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. Mr. Hazen is Chairman of Accel-KKR Company, Deputy Chairman and Lead Independent Director of Vodafone PLC, Lead Independent Director of Safeway Inc., and a director of Willis Group Holdings Limited, KSL Recreation Corp. and Xstrata Plc.

        Henry Kravis.    Prior to founding KKR in 1976, Mr. Kravis was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Roberts he pioneered the use of leverage in acquisitions. Mr. Kravis has been actively involved in buyout activities for more than 35 years. Mr. Kravis is a director of Accel-KKR Company, PRIMEDIA Inc. and Legrand SA.

        George Roberts.    Prior to founding KKR in 1976, Mr. Roberts was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Kravis he pioneered the use of leverage in acquisitions. Mr. Roberts has been actively involved in buyout activities for more than 35 years. Mr. Roberts is a director of Accel-KKR Company and US Natural Resources, Inc.

        Scott M. Stuart.    Mr. Stuart has been a director since July 2004 and is also a director of our Manager. Mr. Stuart has been an executive of KKR since 1986 and is a member of the firm's Investment Committee. From 1981 to 1984 he was with Lehman Brothers Kuhn Loeb, Inc. where he worked in the Mergers and Acquisitions Department. He is a director of The Boyds Collection Ltd. and Sealy Corporation.

        Scott C. Nuttall.    Mr. Nuttall has been a director since July 2004 and is also a director of our Manager. Mr. Nuttall has been an executive of KKR since November 1996. Mr. Nuttall was an executive at The Blackstone Group from 1995 to November 1996. He is a member of the board of directors of Alea Group Holdings (Bermuda) Ltd., Bristol West Holdings, Inc., Masonite International Corporation and Willis Group Holdings Limited.

Management, Investment and Operations Teams

        One of our strengths in portfolio management is the depth and experience of our Manager's management, investment and operations teams. Set forth below is information regarding the background, principal occupations and other affiliations of certain of the principal officers and other employees of our Manager (which term, as used below, includes our Manager's sole member, KKR Financial LLC), including those personnel who are primarily responsible for managing our investments and for performing the advisory and administrative functions related thereto. All of the individuals referenced below are employees of KKR Financial LLC.

  Management Team

        Saturnino S. Fanlo and David A. Netjes, whose background information is set forth above, will be principally responsible for the activities of our Manager.

        Barbara J. S. McKee.    Ms. McKee, whose background information is set forth above, is the General Counsel and Secretary of our Manager and us.

        Ladan Lari.    Ms. Lari is Senior Vice President of Internal Audit & Risk Management of our Manager and us. Previously, Ms. Lari was with Citibank as a Credit Center Manager of Commercial Banking. Ms. Lari has over nineteen years experience in private banking, commercial and real estate lending, including extensive credit experience. Ms. Lari received her B.A. in Economics from Wilson College and received her M.A. in Economics from Columbia University.

        Jeffrey B. Van Horn.    Mr. Van Horn joined our Manager as Senior Vice President of Finance & Tax in October 2004. Previously, Mr. Van Horn spent three years in various finance positions, including Senior Vice President of Investments, Chief Financial Officer, Treasurer and Secretary of AvalonBay Communities, Inc. and its predecessor, Bay Apartment Communities, Inc. From 1982 to 1996, he worked in various positions, most recently as a Tax Partner, for Arthur Andersen LLP with a broad practice serving clients in the real estate, leasing, reverse mortgage, private equity, and REIT industries. Mr. Van Horn was a member of Arthur Andersen's firm-wide Partnership and REIT Tax Specialty Teams. He is a Certified Public Accountant and graduated Summa Cum Laude from California State University, Stanislaus with a B.A. in Business Administration with a concentration in Accounting.

  Investment Team

        Hal Kotowsky.    Mr. Kotowsky joined our Manager as a Director in September 2004. Previously, Mr. Kotowsky was a Vice President at Wells Fargo Bank. As Vice President, Mr. Kotowsky had credit analysis and portfolio management responsibilities for the Structured Products Group Portfolio. Before joining Wells Fargo Bank in 2000, Mr. Kotowsky was a Financial Analyst at Merrill Lynch & Co. in the Investment Banking division. Mr. Kotowsky received his B.S. in Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley.

        Derek M. Larson.    Mr. Larson joined our Manager as a Director in September 2004. Previously, Mr. Larson spent three years at Wells Fargo, where he was most recently a Portfolio Manager for Sutter High Yield Fixed Income, Wells Fargo's high yield bond asset management arm. During that time, Mr. Larson actively managed over $1.2 billion of high yield bonds for foundations, insurance companies, and mutual funds. At Wells Fargo, Mr. Larson also was a Credit Analyst covering the gaming, chemical, insurance, and aerospace/defense sectors. Prior to his tenure at Wells Fargo, Mr. Larson worked at AOL Time Warner in the Corporate Strategy and Investments Group and as an Investment Banking Analyst at Donaldson, Lufkin & Jenrette for several years. Mr. Larson graduated from Washington and Lee University with a B.S. in Business Administration with special attainments in commerce.

        Sean T. Lynch.    Mr. Lynch joined our Manager as a Director in September 2004. Previously, Mr. Lynch spent eight years as a member of the Wells Fargo High Yield group, with his most recent role being that of Director of High Yield Research. Prior to that, Mr. Lynch was a Vice President/Senior Analyst covering the business services, homebuilding, building products and engineering and construction industries. Mr. Lynch graduated from the Wells Fargo credit training program in April 2000 and has a B.A. in Political Science from the University of California at Davis.

        Kenneth M. Masters.    Mr. Masters joined our Manager as a Director in November 2004. Previously, Mr. Masters spent four years at Franklin Templeton Investments as a Senior Analyst within the Fixed Income Group. While at Franklin Templeton Investments, he covered the telecommunications, pay television, and satellite industries, focusing primarily on high yield issuers. Prior to joining Franklin Templeton Investments, he was an Equity Analyst with Nicholas Applegate, focusing on Asian markets. Mr. Masters graduated from Cornell University with a B.S. in Finance and also holds an MBA from Harvard University.

        Stefanie L. Rosenberg.    Ms. Rosenberg joined our Manager as a Director in September 2004. Previously, Ms. Rosenberg worked for six years in the Wells Fargo High Yield group, first as a Junior Analyst, then as a Vice President/Senior Analyst responsible for the consumer products, retail, and food and beverage industries. She is a native of the San Francisco Bay Area and received her B.A. in both Political Science and Russian Studies from UCLA and also holds an MBA from Stanford University.

        Stuart A. Rothstein.    Mr. Rothstein joined our Manager as a Director in January 2005. Previously, Mr. Rothstein was a Managing Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. Prior to that, Mr. Rothstein spent two years as an Executive Vice President with the Related Capital Company, serving as Chief Financial Officer for three publicly traded companies, CharterMac, American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001, he worked in various finance positions for Spieker Properties, including Chief Financial Officer from 1999 to 2001. Mr. Rothstein graduated from the Pennsylvania State University with a B.S. in Accounting and also holds an MBA from Stanford University.

        Christopher A. Sheldon.    Mr. Sheldon joined our Manager as a Director in September 2004. Previously, Mr. Sheldon was a Vice President/Senior Analyst in the Wells Fargo High Yield group, focusing on the media, cable, entertainment, and paper and forest products industries. Before joining Wells Fargo in 1999, he worked in the Media Department of Young and Rubicam, Inc. Mr. Sheldon holds a B.A. in History from Denison University.

        Laurie L. Poggi.    Ms. Poggi joined our Manager as a Senior Analyst in November 2004. Previously, Ms. Poggi was employed by Boston Properties as a Leasing Manager and Property Manager. Her career in property management began with Hines in 1995. She has nine years of experience in commercial real estate and four years in public accounting. Ms. Poggi graduated Magna Cum Laude from the University of St. Thomas with a B.A. in Business Administration/Accounting.

        Jamie M. Weinstein.    Mr. Weinstein joined our Manager as a Senior Analyst in January 2005. Previously, Mr. Weinstein was the Director of Acquisitions for Northern California and Seattle at Tishman Speyer Properties. Mr. Weinstein graduated Cum Laude from Princeton University with a B.S. in Engineering and also holds an MBA from Stanford University.

        Nathaniel L. Yap.    Mr. Yap joined our Manager as a Senior Analyst in November 2004. Previously, Mr. Yap worked at J.P. Morgan Securities Inc. as an Associate in the high yield research group, following the paper and forest products, packaging, and chemicals industries. Prior to earning his graduate degree, he worked at Wells Fargo for four years, two of which were as a Credit Analyst in the company's high yield bond asset management arm. He earned his B.S. in Civil Engineering from Cornell University, and his MBA from the Wharton School at the University of Pennsylvania. Mr. Yap is a CFA charterholder.

        Bruce Hao.    Mr. Hao joined our Manager as a Junior Analyst in November 2004. Previously, Mr. Hao worked at Banc of America Securities as an Analyst in the Real Estate Investment Banking Group, focusing on mergers & acquisitions. Native to the San Francisco Bay Area, Mr. Hao received his B.S. in Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley.

        Timothy Floyd.    Mr. Floyd joined our Manager as a Junior Analyst in February 2005. Previously, Mr. Floyd was an Analyst at Piper Jaffray & Co. in the Technology Investment Banking Group. Mr. Floyd graduated Summa Cum Laude from The University of Texas at Austin with a B.S. in Business Administration /Finance.

  Operations Team

        William B. Fisher.    Mr. Fisher joined our Manager as Controller in December 2004. Previously, Mr. Fisher was the Managing Director of Finance and Operations at myCFO, Inc. where he was a member of the Executive Management Committee and was responsible for building infrastructure and managing finance and operations. Prior to joining myCFO, Inc. Mr. Fisher was the Chief Executive Officer of Furthco. Mr. Fisher graduated from the University of Arkansas with a B.S. in Accounting.

        Jonathan J. Flesher.    Mr. Flesher joined our Manager as a Senior Analyst in January of 2005. Previously, Mr. Flesher was a Vice President in Investment Banking with J.P. Morgan Securities Inc. Mr. Flesher has over ten years experience in business development, project management and financial analysis. Mr. Flesher received his B.A. in Philosophy from Pomona College and his MBA in Finance from the Anderson School at the University of California, Los Angeles.

        Skip Johnson.    Mr. Johnson joined our Manager as a Director of Information Technology in October 2004. Previously, Mr. Johnson was a Systems Project Manager responsible for implementing enterprise resource planning applications with various companies within the manufacturing sector. Prior to that, Mr. Johnson was an Information Technology Manager with Mass Precision. Mr. Johnson has over ten years of experience in managing strategic technical resources and systems. Mr. Johnson received his B.S. in Business with an emphasis in Information Systems from the University of Phoenix and holds multiple professional certifications.

        Michelle L. Keith.    Ms. Keith joined our Manager as Director of Human Resources in June 2004. Previously, Ms. Keith was an Operations Manager at Wells Fargo Bank and has over ten years of project management experience. She received her B.A. in Sociology from California State University, Northridge.

The Management Agreement

        We are party to a management agreement with KKR Financial Advisors LLC, our Manager, pursuant to which our Manager will provide for the day-to-day management of our operations.

        The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our Manager's management is under the direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs

(or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

  (i)
  serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

  (ii)
  investigating, analyzing and selecting possible investment opportunities;

  (iii)
  with respect to prospective purchases and sales of investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

  (iv)
  engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

  (v)
  negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

  (vi)
  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

  (vii)
  providing executive and administrative personnel, office space and office services required in rendering services to us;

  (viii)
  administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  (ix)
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

  (x)
  counseling us in connection with policy decisions to be made by our board of directors;

  (xi)
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

  (xii)
  counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

  (xiii)
  counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

  (xiv)
  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets;

  (xv)
  representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance mortgage loans (including on a portfolio basis),

    real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

  (xvi)
  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

  (xvii)
  investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

  (xviii)
  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

  (xix)
  causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  (xx)
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or the Exchange Act;

  (xxi)
  taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

  (xxii)
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

  (xxiii)
  using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

  (xxiv)
  performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

  (xxv)
  using commercially reasonable efforts to cause us to comply with all applicable laws.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. As required by the management agreement, our Manager carries errors and omissions insurance.

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, chief operating officer, and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time. Our chief financial officer will be exclusively dedicated to our operations.

        The initial term of the management agreement expires on December 31, 2006, and shall be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our Manager's performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, which may make it more difficult for us to terminate the management agreement.

        We may also terminate the management agreement with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence of duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager and (vi) change of control of our Manager, without payment of the termination fee. The management agreement shall terminate at the option of our Manager, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, in which case we would be required to pay our Manager the termination fee described above.

Management Fees and Incentive Compensation

        We do not employ personnel and therefore rely on the resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made on the first business day of each calendar month.

        Base Management Fee.    We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.75%. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The foregoing calculation of the base management fee will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager's base management fee shall be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

        Reimbursement of Expenses.    Because our Manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our Manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager's employees and other related expenses.

        Incentive Compensation.    In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of:

  (i)
  25% of the dollar amount by which

  (a)
  our Net Income, before Incentive Compensation, per weighted average share of common stock for such quarter, exceeds

  (b)
  an amount equal to (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

  (ii)
  the weighted average number of shares of common stock outstanding in such quarter.

The foregoing calculation of incentive compensation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears.

        For purposes of the foregoing:

          "Net Income" shall be determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, in accordance with GAAP.

          "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

        Our Manager shall compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we shall pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive fee for such quarter.

Options and Restricted Stock Awards

        In connection with our August 2004 private placement, we granted our Manager options to purchase 3,979,558 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards), with an exercise price equal to the offering price of our shares in the offering. We also granted our Manager 2,387,734 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of the private placement (excluding plan awards). Such awards vest in one-third increments on the first three anniversaries of the date of completion of the private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us.

Conflicts Of Interest In Our Relationship With Our Manager

        Our chairman, chief executive officer, chief operating officer and chief financial officer, and general counsel also serve as officers or directors of our Manager. In addition, certain of our other directors are affiliated with our Manager.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. We have also adopted detailed compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information. For additional information on these investment guidelines and procedures and conflicts of interest in our relationship with our Manager see "Certain Relationships and Related Party Transactions."

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

        Our board of directors currently consists of eleven directors. Upon the expiration of their current terms at the annual meeting of the stockholders in May 2005, directors will be elected to serve a term of one year and until their successors are duly elected and qualified. We expect that all of our current directors will stand for re-election at our annual meeting. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven.

        The following sets forth certain information with respect to our directors and executive officers as of March 31, 2005:

Name	Age	Title
Paul M. Hazen	63	Chairman; Director
Saturnino S. Fanlo	44	President and Chief Executive Officer; Director
David A. Netjes	45	Treasurer, Chief Financial Officer and Chief Operating Officer
Patrick Cowell	56	Director
Kenneth M. deRegt	49	Director
R. Glenn Hubbard	46	Director
Ross J. Kari	46	Director
Ely L. Licht	57	Director
John J. Mack	60	Director
Deborah H. McAneny	46	Director
Scott C. Nuttall	32	Director
Scott M. Stuart	45	Director

Biographical Information

  Executive Officers

        For biographical information on Messrs. Fanlo and Netjes, see "Our Manager and the Management Agreement—Officers of Our Manager."

  Directors

        Patrick Cowell.    Mr. Cowell has been a director since August 2004. He has been the President of Williams-Sonoma Brand since 2002. Mr. Cowell served as President of Cowell Development, a real estate development company, from 1999 to 2002; President and Chief Executive Officer of Airport Group International, an airport management and development company, from 1996 to 1999; President (Americas and Caribbean) of Sun International Hotels and Resorts from 1994 to 1996; and prior to that was employed by the Hyatt Hotels Corporation for 22 years.

        Kenneth M. deRegt.    Mr. deRegt has been a director since April 2005. He currently is a senior advisor to Aetos Capital. Prior to joining Aetos Capital in January 2003, Mr. deRegt headed the Fixed Income, Currencies and Commodities businesses for Morgan Stanley. He was also a member of Morgan Stanley's Management Committee. Mr. deRegt is currently the Chairman of the Board of Trustees of the Eagle Hill School and is a member of the Board of Trustees of PASE—The Partnership for After School Education.

        R. Glenn Hubbard.    Mr. Hubbard has been a director since October 2004. He is the Dean of Columbia University's Graduate School of Business. He is also the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. From February 2001 until March 2003, he was Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research and a visiting scholar at the American Enterprise Institute in Washington. He is currently a director of ADP, Black Rock Closed End Funds, Dex Media, Duke Realty and Ripplewood Holdings. He is also a trustee of the Economic Club of New York and the Fifth Avenue Presbyterian Church of New York.

        Ross J. Kari.    Mr. Kari has been a director since August 2004. He has been an Executive Vice-President and the Chief Operating Officer of the Federal Home Loan Bank of San Francisco since March 2002. Mr. Kari was Chief Financial Officer of myCFO, a wealth management firm, from 2001 to 2002 and prior to that was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001.

        Ely L. Licht.    Mr. Licht has been a director since April 2005. Mr. Licht was employed at Wells Fargo & Company for 18 years, including as Chief Credit Officer from November 1998 to December 2001 and as Executive Vice President-Credit Administration from February 1990 to November 1998.

        John J. Mack.    Mr. Mack has been a director since August 2004. Mr. Mack served as Chief Executive Officer of Credit Suisse First Boston from July 2001 to July 2004 and co-Chief Executive Officer of Credit Suisse Group from January 2003 to July 2004. Mr. Mack served as President, Chief Operating Officer and a Director of Morgan Stanley Dean Witter & Co. from May 1997 until March 2001. He serves as a director of Catalyst, Inc., Cousins Properties, Inc. and the Philanthropic Collaborative for Integrative Medicine, as a Trustee of the Doris Duke Charitable Foundation and on the International Advisory Panel for the Monetary Authority of Singapore. He is also a member of the Chairman's Advisory Committee of the National Association of Securities Dealers (NASD) and the New York Stock Exchange's (NYSE) Board of Executives.

        Deborah H. McAneny.    Ms. McAneny has been a director since April 2005. Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002 and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently on the Board of Trustees of the University of Vermont and is a past President of the Commercial Mortgage Securities Association.

        For biographical information on Messrs. Hazen, Fanlo, Netjes, Nuttall and Stuart, see "Our Manager and the Management Agreement—Officers of Our Manager" and "—Investment Committee."

Corporate Governance—Board of Directors and Committees

        Our business is managed under the direction of our board of directors, which has established investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors is "independent," as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our independent directors are nominated by our nominating and corporate governance committee.

        Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

        Our board has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Audit Committee

        Our audit committee is composed of the following directors:                        .                         is the chairman of our audit committee. Our board of directors has determined that all members of the audit committee satisfy the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

        Our audit committee operates pursuant to a written charter adopted by our board of directors. Among other things, the audit committee charter calls upon the audit committee to oversee:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

        The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

  Compensation Committee

        The members of our compensation committee are                        .                         is the chairman of our compensation committee. Our board of directors has determined that all of the compensation committee members qualify as "independent directors" under NYSE independence standards. The principal functions of the compensation committee are to:

  •
  review the compensation payable to our officers and directors;

  •
  review the compensation and fees payable to our Manager under our management agreement; and

  •
  administer the issuance of any stock issued to our employees or the employees of our Manager who provide services to us.

  Nominating and Governance Committee

        The members of our nominating and governance committee are                        .                         chairs our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to our full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board and our corporate governance, and annually recommends to our board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of our board of directors' performance as a whole and of the individual directors and reports thereon to our board.

  Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

        Members of our board of directors who are also employees of us, our Manager or KKR, other than Mr. Hazen (the "excluded directors") do not receive additional compensation for serving on our board of directors. Each non-excluded director (other than our chairman) receives an annual retainer of $            , a fee of $            for each full board meeting attended in person or telephonically and a fee of $            for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. In addition, Mr. Hazen in his capacity as our chairman receives an annual retainer of $            for services in such capacity, a fee of $            for each full board meeting attended in person or telephonically and a fee of $            for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. Furthermore, our audit committee chairman receives an annual retainer of $            and our compensation committee chairman receives an annual retainer of $            . We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

        Our non-excluded directors are eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our initial non-excluded directors (other than our chairman) each received an award of 5,000 shares of restricted stock at the closing of our private placement. Our chairman received an award of 10,000 shares of restricted stock at the closing of our private placement. Such awards shall vest so long as such non-excluded director remains a director for one year following the date of issuance. Subsequent awards equivalent to the initial awards are expected to be granted to our non-excluded directors on an annual basis upon their election as directors, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager, do not receive cash compensation directly from us for serving as our executive officers. However, in their capacities as officers or employees of our Manager, or its affiliates, they devote a portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement.

        Our Manager compensates each of our executive officers. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. Our Manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us.

2004 Stock Incentive Plan

        We have adopted the 2004 Stock Incentive Plan to provide incentives to our employees, our non-employee directors, our Manager and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The incentive plan is administered by the compensation committee of our board of directors. Unless terminated earlier, our stock incentive plan will terminate in 2014, but will continue to govern unexpired awards. The total number of shares that may be used to satisfy awards under the plan shall be equal to                  . Furthermore, the number of shares that may be issued during the plan's life will increase by            shares on an annual basis to provide for annual awards of restricted stock to our non-excluded directors.

        Our stock incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the committee. A maximum of 60% of the total number of shares that may be used to satisfy awards under the plan (as set forth above) may be used to satisfy awards of options.

        Our stock incentive plan also permits the grant of shares of our common stock in the form of restricted stock. A restricted stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. A maximum of 40% of the total number of shares that may be used to satisfy awards under the plans (as set forth above) may be used to satisfy awards of restricted shares (other than restricted shares that may be awarded to non-employee directors). Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our stock incentive plan.

        The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

        Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant's consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of directors will obtain approval of the stockholders for any amendment that would, other than through adjustment as provided in the incentive plan:

  •
  increase the total number of shares of our common stock reserved for issuance under the incentive plan;

  •
  change the class of eligible participants under the incentive plans; or

  •
  otherwise require such approval.

        Our stock incentive plan provides that the compensation committee of our board of directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan if there is a change in control of us.

        Under our stock incentive plan, a change in control is generally defined to include (i) the acquisition of at least 50% of our voting securities by any person; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) our board of directors adopts a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Options and Restricted Stock Awards

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager options to purchase a total of 3,900,000 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards). These options have an exercise price of $10.00 per share and vest in one-third increments on the first, second and third anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager options to purchase an additional 79,558 shares of our common stock on the same terms and conditions as the original award. Our Manager will have the right in its discretion to allocate these stock options to its officers, employees and other individuals who provide service to us.

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager 2,340,000 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of our private placement (excluding plan awards). Such award vests in one-third increments on the first three anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager an additional 47,734 shares of our common stock on the same terms and conditions as the original award. Our Manager has the right in its discretion to allocate these shares of restricted stock to its officers, employees and other individuals who provide services to us.

        Also concurrently with the closing of our private placement, we awarded to each of our initial non-excluded directors (other than our chairman) 5,000 shares of restricted stock and awarded to our chairman 10,000 shares of restricted stock. Such awards shall vest so long as such non-excluded director remains a director for one year following the date of issuance.

Indemnification and Limitation on Liability; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships With Our Manager

        Our chairman, chief executive officer, chief operating officer and chief financial officer and general counsel and secretary also serve as officers or directors of our Manager. In addition, certain of our other directors are affiliated with our Manager. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Our management agreement with our Manager generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or entity, including a real estate investment trust, that invests primarily in domestic mortgage-backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. If our Manager engages in additional management or investment opportunities that have overlapping objectives with us, our Manager may face conflicts in the allocation of investment opportunities to these other investments. In such event, our Manager will endeavor to allocate investment opportunities in a fair and equitable manner. However, as a result of our available liquidity, our investment policies, REIT and other legal restrictions applicable to us and other relevant considerations, it is possible that we may not be given the opportunity to participate in certain investments made by future entities managed by our Manager or its affiliates. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. Our board of directors and our Manager's investment committee have established and approved a set of investment policies and procedures that govern the Company's investments, borrowings and operations, including our interaction with our Manager. Although our Manager performs our day-to-day investment operations, our board of directors reviews our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting. However, in such reviews, our directors rely primarily on information provided by our Manager and transactions subject to such review may be difficult or impossible to unwind if not deemed appropriate.

        We have not entered into any investment opportunity in which our Manager has an interest. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

        The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

        Termination by us of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction in the management fee agreed to by at least two-thirds of our independent directors and our Manager. We must provide at least 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions will make it costly for us to terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause. For additional information concerning the management agreement, see "Our Manager and the Management Agreement—The Management Agreement."

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors will not review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

        At the discretion of our Manager and us, our Manager may enter into a separate management agreement with KKR TRS Holdings, Inc. It is our intention that any such agreement would not change the overall economic terms of the management arrangements described herein.

Relationships With KKR

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of March 31, 2005, 1.8% of our assets were comprised of investments in entities affiliated with KKR. Therefore, our board of directors has adopted a set of investment guidelines and procedures to govern our relationship with KKR. According to these investment guidelines and procedures, we are required to seek the approval of the majority of the independent members of our board of directors before we make an investment of any of the following types in an entity affiliated with KKR:

  •
  equity securities;

  •
  preferred stock securities;

  •
  bridge loans;

  •
  non-rated debt or loans;

  •
  investments in debt securities or bank loans rated below CCC- by Standard & Poor's or Caa3 by Moody's; and

  •
  debt securities or bank loans rated CCC- or higher by Standard & Poor's or Caa3 by Moody's if any of the following criteria are met: (i) the investment is a type of security or loan that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) the structure or pricing of the securities or loans is worse than current market comparables; (iii) the security or loan is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; (v) our investment is greater than 5% of the proposed or outstanding issue amount of the transaction; or (vi) after giving effect to the investment, our aggregate amount of assets consisting of investments in entities affiliated with KKR would exceed a percentage of total assets established from time to time by the audit committee of our board of directors (such percentage currently equal to 7.5%).

        Furthermore, provided that the pre-approval requirements described above are not applicable, certain of our investments in securities of companies affiliated with KKR are deemed to be pre-approved by our independent directors:

  •
  debt securities and loans rated less than CCC- by Standard & Poor's or Caa3 by Moody's, provided that the investment does not exceed 2.5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated CCC- though CCC+ by Standard & Poor's or Caa3 through Caa1 by Moody's, provided that the investment does not exceed 5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated B- through B+ by Standard & Poor's or B3 through B1 by Moody's, provided that the investment does not exceed 10% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended; and

  •
  debt securities and loans rated BB- and above by Standard & Poor's or Ba3 or above by Moody's, provided that the investment does not exceed 15% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended.

        Notwithstanding the pre-approval policies described above, the following investments by us in entities affiliated with KKR are deemed to be pre-approved by our independent directors:

  •
  investments that we propose to acquire in secondary transactions from bona fide third party sellers which at the time of such transaction bear the full economic risk of loss on such investment, so long as such transaction does not result in our exceeding the maximum KKR-affiliated investment percentage of our total assets designated by the audit committee of our board of directors pursuant to our investment guidelines and procedures (such percentage currently equal to 7.5%).

        We have also adopted detailed compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information.

        In connection with the August 2004 private placement of our common stock, we granted to our Manager options to purchase 3,979,558 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards), with an exercise price equal to $10.00 per share, the offering price of our shares in the offering. We also granted our Manager 2,387,734 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of the private placement (excluding plan awards). See "Management of the Company—Options and Restricted Stock Awards." Also, concurrently with the closing of our private placement, we awarded to each of our initial non-excluded directors (other than our chairman) 5,000 shares of restricted stock and awarded our chairman 10,000 shares of restricted stock. See "Management of the Company—Options and Restricted Stock Awards."

        Pursuant to the terms of our management agreement with our Manager, we pay our Manager a monthly base management fee and, if earned, a quarterly incentive fee. The management agreement also provides that we will reimburse our Manager for certain expenses incurred by our Manager on our behalf. During the period from August 12, 2004 (inception) through March 31, 2005, we incurred $8.4 million in base management fees and incurred no incentive fees to our Manager. We also recorded reimbursements to our Manager of $1.4 million for certain expenses incurred on our behalf during the same period, which are included in general and administrative expenses on our financial statements included elsewhere in this prospectus. See "Our Manager and the Management Agreement—The Management Agreement" and See "Our Manager and the Management Agreement—Management Fees and Incentive Compensation."

        In the ordinary course of our operations, our Manager has established and will establish affiliated entities to act as manager for the trusts that implement our CLO financings and other similar transactions. No separate compensation has been received by those entities from us or the trusts relating to such engagements.

        We have not entered into any other transactions in which any other director or officer, stockholder or affiliate of ours or of our Manager had any material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common stock. In accordance with Securities and Exchange Commission rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns (of record or beneficially);

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of March 31, 2005 on an actual basis and as adjusted to reflect the sale of common stock in this offering. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each director of our company;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known to us to own beneficially more than five percent of our common stock.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

		Percentage of the Issuer's Common Stock Beneficially Owned
	Shares of the Issuer's Common Stock(1) Beneficially Owned
			After Offering
Name and Address of Beneficial Owners(2)		Before Offering	Without Over- Allotment	With Over- Allotment
Franklin Mutual Advisers, LLC(4)	5,928,000	7.2%
Citicorp North America Inc.(3)	5,000,000	6.1%
KKR Financial Advisors LLC(5)	2,387,734	2.9%
Paul M. Hazen(6)(7)	2,897,734	3.5%
Saturnino S. Fanlo(6)(8)	2,712,734	3.3%
David A. Netjes(6)(9)	2,625,228	3.2%
Barbara J. S. McKee(6)(10)	2,397,734	2.9%
Patrick Cowell(11)	20,000	*
Kenneth M. deRegt	—	*
R. Glenn Hubbard	—	*
Ross J. Kari(11)	8,000	*
Ely L. Licht	—	*
John J. Mack(11)	105,000	*
Deborah H. McAneny	—	*
Scott C. Nuttall(6)(12)	2,483,322	3.0%
Scott M. Stuart(6)(13)	2,787,734	3.4%
All officers and directors as a group (13 persons)	4,098,816	5.0%

*
Holdings represent less than 1% of all shares outstanding.

(1)
Based on 82,008,984 shares of our common stock outstanding as of March 31, 2005.

(2)
The address for all officers and directors and our Manager is Four Embarcadero Center, Suite 2050, San Francisco, California 94111.

(3)
The address for Citicorp North America Inc., which is an affiliate of one of the underwriters, is 388 Greenwich Street, New York, New York 10013.

(4)
The address for Franklin Mutual Advisers, LLC is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Includes 5,163,200 shares of common stock held by Mutual Qualified Fund and 764,800 shares of common stock held by Mutual Financial Services Fund, over which Franklin Mutual Advisers, LLC has dispositive control.

(5)
Does not include options to purchase shares of our common stock granted to our Manager, which options are not exercisable as of March 31, 2005.

(6)
Messrs. Hazen, Fanlo, Netjes, Nuttall and Stuart and Ms. McKee are also officers and/or directors of our Manager. Accordingly, such individuals may be deemed to beneficially own shares owned by our Manager. Each such individual officer and director disclaims beneficial ownership of any such shares in which they do not have a pecuniary interest.

(7)
Includes 500,000 shares of common stock and 10,000 shares of restricted stock held directly.

(8)
Includes 325,000 shares of common stock held directly.

(9)
Includes 237,494 shares of common stock held directly.

(10)
Includes 10,000 shares of common stock held directly.

(11)
Includes 5,000 shares of restricted stock.

(12)
Includes 35,588 shares of common stock held directly and 40,000 shares of common stock held indirectly through an investment vehicle.

(13)
Includes 125,000 shares of common stock held directly, 100,000 shares of common stock held indirectly through a trust over which he has dispositive control and 175,000 shares of common stock held indirectly through an investment vehicle.

SELLING STOCKHOLDERS

        The following table presents information known to us regarding the beneficial ownership of our common stock by the selling stockholders as of                        . In accordance with Securities and Exchange Commission rules, each listed person's beneficial ownership includes:

  •
  all shares the selling stockholder actually owns (of record or beneficially);

  •
  all shares over which the selling stockholder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

	Beneficial ownership before offering			Beneficial ownership after offering
Name and Address			Number of shares being offered
	Number	Percent(1)		Number	Percent(1)

*
Holdings represent less than 1% of all shares outstanding.

(1)
Assumes that the listed persons neither purchase nor sell any shares of our common stock prior to the completion of this offering, except as listed above. Calculated using 82,008,984 shares of common stock outstanding as of March 31, 2005 plus, in the case of post-offering amounts, shares issued by us in this offering. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of the holder's options to purchase common stock, if any, that are exercisable within 60 days of                        ; we did not assume exercise, however, of any other holder's options.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "—Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Stockholders" below).

        The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

        We plan to make an election to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2004, upon filing our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        In connection with this offering, Hunton & Williams LLP is rendering an opinion that, provided we properly elect to be taxed as a REIT on our first federal income tax return, we will qualify to be taxed as a REIT for our short taxable year ended December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by our taxable REIT subsidiaries, such as KKR TRS Holdings, Inc., will be subject to regular corporate income tax. While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

  •
  We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

  •
  We will pay income tax at the highest corporate rate on:

•
net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•
other non-qualifying income from foreclosure property.

•
We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•
the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

•
a fraction intended to reflect our profitability.

•
In the event of a more than de minimis failure of the asset tests occurring after January 1, 2005, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•
In the event of a failure to satisfy one or more requirements for REIT qualification occurring after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during a calendar year at least the sum of:

•
85% of our REIT ordinary income for the year,

•
95% of our REIT capital gain net income for the year, and

•
any undistributed taxable income from earlier periods,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm's-length basis.

  •
  If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by "disqualified organizations." Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "—Requirements for Qualification—Taxable Mortgage Pools." A "disqualified organization" includes:

•
the United States;

•
any state or political subdivision of the United States;

•
any foreign government;

•
any international organization;

•
any agency or instrumentality of any of the foregoing;

•
any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•
any rural electrical or telephone cooperative.

    We do not currently intend to hold REMIC residual interests, but certain of our financing activities may result in treatment of us or a portion of our assets as a taxable mortgage pool.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•
the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest, including KKR TRS Holdings, Inc., will be subject to federal corporate income tax on its taxable income.

Requirements For Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer."

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We currently have one qualified REIT subsidiary, KKR Financial CDO 2005-1, Ltd., but we may make a TRS election for that entity. See "—Taxable REIT Subsidiaries."

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Commencing with our 2005 taxable year, our proportionate share for purposes of the 10% value test (see "—Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries". A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        We have elected to treat KKR TRS Holdings, Inc. as a TRS of ours. As a TRS, KKR TRS Holdings, Inc. is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that KKR TRS Holdings, Inc. is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by KKR TRS Holdings, Inc. to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from KKR TRS Holdings, Inc., will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See "—Taxation of Taxable U.S. Stockholders." We anticipate that KKR TRS Holdings, Inc. will continue to retain its after-tax income subject to our compliance with the 20% asset test.

        We have also made a TRS election with respect to KKR Financial CLO 2005-1, Ltd., we intend to make a TRS election with respect to KKR Financial CLO 2005-2, Ltd. and we may make TRS elections in the future with respect to other entities that issue equity interests to us pursuant to CDO and CLO securitizations. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to United States tax as if the foreign corporation were a United States taxpayer. It is not anticipated that our foreign TRSs will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed United States real property would be subject to United States tax.

        KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd. are organized as Cayman Islands companies, and we intend that they will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to federal income tax on their net income. Therefore, despite their status as TRSs, they generally will not be subject to corporate income tax on their earnings. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required, however, to include in income, on a current basis, the earnings of KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd. We anticipate that the other entities that issue equity interests to us pursuant to CDO and CLO securitizations and that elect to be TRSs of ours will be subject to similar tax treatment. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that our foreign TRSs would have available for distributions to us and payments to their creditors.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We believe that all of our transactions with our TRSs have been, and will be, conducted on an arm's-length basis.

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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  the entity has issued debt obligations that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        We have not made investments or entered into financing and securitization transactions, and do not currently intend to make such investments or enter into such transactions in the future, that give rise to our being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). In addition to being treated as excess inclusion income, this non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

        Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by a mortgage on real property, or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets;

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  income and gain derived from foreclosure property (as described below);

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estates assets, in which case all of the income derived from the REMIC; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 taxable year) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our 2005 taxable year, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

        Dividends.    Our share of any dividends received from any corporation (including KKR TRS Holdings, Inc. and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We intend to treat certain income inclusions received with respect to our equity investments in CDOs and CLOs, including equity investments in CLO issuers such as KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or fail to qualify as a REIT. See"—Failure to Satisfy Gross Income Tests" and"—Failure to Qualify."

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. Certain of our loans will not be secured by mortgages on real property or interests in real property, however. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

        Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during our 2004 taxable year to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying and or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test, but will be treated as nonqualifying income for purposes of the 75% gross income test. A "hedging transaction" includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower's income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS, will not be included for purposes of the gross income tests.

        Rents from Real Property.    We do not currently own, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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  Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a "controlled TRS" (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, but including sales of loans, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. In particular, we believe that the loans we sold to KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd., which are issuers in our CLO transactions, were not held by us primarily for sale to customers in the ordinary course of our trade or business. There can be no complete assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

        We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying REIT assets or engaging in CDO or CLO transactions, through TRSs. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our 2004 taxable year, those relief provisions generally will be available if:

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  our failure to meet these tests is due to reasonable cause and not to willful neglect;

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  we attach a schedule of the sources of our income to our tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        Commencing with our 2005 taxable year, those relief provisions will be available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  stock in other REITs;

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any "controlled TRS" hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

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  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or

      (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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    a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate.

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  Any "section 467 rental agreement," other than an agreement with a related party tenant.

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  Any obligation to pay "rents from real property."

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  Certain securities issued by governmental entities.

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  Any security issued by a REIT.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        We invest in mezzanine loans, which are loans secured by equity interests in a non-corporate entity that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan secured by equity interests in a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests (described above), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. For example, mezzanine loans secured by stock in a corporation will not qualify for the safe harbor and generally will not be qualifying assets for purposes of the 75% asset test.

        We believe that the residential mortgage loans and mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test. For the purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by C corporations and by REITs that are not secured by mortgages on real property, such as corporate mezzanine loans, will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which we own stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. The value of our investment in our TRSs is significantly less than 20% of the value of our total assets.

        We will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. We can not assure you, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT.

        If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the second or third asset tests described above at the end of any calendar quarter beginning with our 2005 taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        To avoid an inadvertent violation of the second and third asset tests described above, we have formed a trust the sole beneficiary of which is KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. Upon an uncured violation of the second and third asset tests described above, the asset or assets causing the violation would be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on KKR TRS Holdings, Inc.'s tax returns and would be subject to federal, state and local income tax. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

        We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisition of assets to ensure that we continue to comply with those requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

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  Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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  We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

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  We may recognize phantom taxable income from any residual interests in REMICs, retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt or equity in a foreign TRS, such as KKR Financial CLO 2005-1, Ltd.

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        Beginning with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders might be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by non-corporate taxpayers to 15% for tax years 2003 through 2008. Without future Congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

        Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "—Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of "United States real property interests," as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "United States real property interests" does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a stockholder qualifies for the exception described in the next paragraph, we must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

        However, if our common stock becomes regularly traded on an established securities market following this offering, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the taxable year. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

        In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

        If our common stock becomes regularly traded on an established securities market following this offering, an additional exception to the tax under FIRPTA will become available, even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

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  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

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  non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        Whether or not our underlying assets were deemed to include "plan assets," as described below, the acquisition and/or holding our common stock by an ERISA Plan with respect to which the Issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of our common stock, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

        ERISA and the Internal Revenue Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the ERISA

Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity's equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof.

        There can be no assurance that equity participation by benefit plan investors in us will not be significant and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

        For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

        Although no assurances can be given in this regard, we anticipate that the common stock we are selling hereunder and the common stock issued in the private placement should qualify as a "publicly offered security" within the meaning of the Plan Asset Regulations. While none of the common stock originally issued in the private placement constituted a "publicly offered security" at the time of issuance, by virtue of its relation to the common stock we are selling hereunder, the common stock issued in the private placement becomes a part of a class of common stock that, as described above, will be widely held and registered under Section 12 of the Exchange Act. Although not free from doubt, we believe that the common stock issued in the private placement should be considered "freely transferable" within the meaning of the Plan Asset Regulations since, among other things, the existing shareholders may participate in this offering in order to resell their shares. To the extent the common stock originally issued in the private placement is "freely transferable," such common stock should qualify as a "publicly offered security" within the meaning of the Plan Asset Regulations even though it itself is not yet registered pursuant to the registration rights agreement we entered into with Friedman, Billings, Ramsey & Co. as described in the "Description of Capital Stock—Registration Rights" section below. It is anticipated that such registration will be effective shortly after the completion of this offering.

Plan Asset Consequences

        If the assets of the Issuer were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer, and (ii) the possibility that certain transactions in which the

Issuer might seek to engage could constitute "prohibited transactions" under ERISA and the Internal Revenue Code.

        Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common stock.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, our charter and our bylaws, which appear as exhibits to the registration statement of which this prospectus is a part.

General

        Our charter provides that we may issue up to 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of March 31, 2005, 82,008,984 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preference, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all known debts and other liabilities and subject to our charter restriction on the transfer and ownership of our stock and any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Classification and Designation of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase the Number of, and to Issue, Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to increase the total number of authorized shares of our stock or of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year after 2004, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

        Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

        Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends, rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid on demand to the trustee. Any dividend or distribution authorized but unpaid will be paid by the recipient to the trustee when due. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

        In connection with our August 2004 common stock private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in this offering in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we have included in the registration statement, of which this prospectus is a part,                         shares of common stock proposed to be sold by certain stockholders who purchased shares of our common stock originally issued and sold in the private placement. Pursuant to the registration rights agreement, the holders of our common stock that are entitled to registration rights under that agreement have agreed not to sell any shares of common stock owned by them for a period ending 60 days following the date of this prospectus, other than shares sold in this offering. These resale restrictions are subject to exceptions and may be waived. See "Underwriting."

        We agreed in the registration rights agreement that for the benefit of the holders of shares of our common stock sold in the private placement we would, at our expense (i) file with the Securities and Exchange Commission no later than May 2, 2005 (270 days after the date of the private placement offering memorandum) a shelf registration statement providing for the resale of the shares sold in the private placement, (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain such shelf registration statement's effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the shares of common stock sold in the private placement that are not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act or (3) the second anniversary of the effective date of the shelf registration statement.

        Pursuant to the requirement described in the preceding paragraph, we have filed with the Securities and Exchange Commission a shelf registration statement covering the resale of all shares of our common stock that were issued in our August 2004 private placement, other than shares included in this offering. Holders of shares of our common stock that are beneficiaries of the registration rights agreement will have the right to sell their shares in the public market from time to time pursuant to this shelf registration statement, subject to the resale restrictions described above and certain limitations under the registration rights agreement.

        Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement filed pursuant to the above registration rights agreement (and therefore suspend sales under such shelf registration statement) for certain periods, referred to as "blackout periods," if:

  •
  the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the shelf registration statement would have a material adverse effect on our offering;

  •
  our board of directors determines in good faith that the sale of shares covered by the shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

  •
  our board of directors determines in good faith that it is in our best interest or it is required by law that we supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to ensure that the prospectus included in the shelf registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the shelf registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing date of the private placement may not exceed an aggregate of 90 days and no blackout period may exceed 45 consecutive days, except as a result of a refusal by the Securities and Exchange Commission to declare any post-effective amendment to the shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

        Our management agreement provides that in the event that the shelf registration statement is not filed with the Securities and Exchange Commission on or before May 2, 2005, our Manager will forfeit its base management fee in respect of the period from and after that date until the registration statement is actually filed. In addition, all incentive fee payments shall be deferred until such registration statement is filed. We filed the shelf registration statement with the Securities and Exchange Commission on April    , 2005.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

        Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven. Our charter provides that, at such time as we have at least three independent directors and a class of our common stock or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

        Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

        Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions that have been declared advisable by our board of directors by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

        Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

        As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights (unless our board of directors, upon the affirmative vote of a majority of the board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the board's determination in connection with which holders of the shares would otherwise be entitled to exercise appraisal rights).

Control Share Acquisitions

        The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. We will, however, amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our charter provides that, at such time as we have at least three independent directors and a class of our stock is registered under the Exchange Act, we elect to be subject to the provisions regarding the filling of board vacancies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

        Prior to this offering, we have 82,008,984 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately                         shares of our common stock (or approximately                        shares if the underwriters' over-allotment option is exercised in full). The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our private placement and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

        Immediately after completion of this offering, approximately                        shares of our outstanding common stock will be "restricted securities." Commencing 90 days after the date we become subject to the reporting requirements of the Exchange Act,                        of these restricted shares will be saleable under Rule 144 (subject in some cases to volume limitations). We anticipate that we will become subject to the reporting requirements of the Exchange Act on or shortly before the date of this prospectus. The lock-up agreements entered into by certain persons in connection with this offering will terminate upon expiration of the 180 day period after the date of this prospectus (subject to possible extension by up to an additional 18 days under specified circumstances), whereupon                        additional restricted shares will be saleable under Rule 144 (subject in some cases to volume limitations). In addition, as described below under "—Registration Rights," immediately upon completion of this offering approximately                        of our outstanding restricted shares of common stock will be entitled to registration rights and, subject to the resale restrictions described below, may be sold pursuant to a shelf registration statement. We anticipate that such shelf registration statement will become effective after the closing of this offering, whereupon all of the shares entitled to registration rights and included in that registration statement may be sold in the public market, subject to the resale restrictions described below and certain limitations under the registration rights agreement. See "—Registration Rights" below.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale and notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of our common stock that are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

        In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

Lock-Up Agreements

        We, certain affiliates of KKR, our officers and directors, and the officers and directors of our Manager, who in the aggregate will own approximately                         shares of our common stock immediately after this offering, have agreed that we and they will not dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock for a period ending 180 days after the date of this prospectus, subject to possible extension of such restrictions by up to 34 additional days under specified circumstances. In addition, the selling stockholders, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. Furthermore, pursuant to the registration rights agreement, the stockholders who purchased common stock in our August 2004 private placement and do not sell any of those shares in this offering, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. All of the foregoing resale restrictions are subject to specified exceptions and Citigroup Global Markets Inc., in its sole discretion or, in the case of the 60-day resale restrictions, we and Citigroup Global Markets Inc., acting jointly, may release any of the securities subject to these resale restrictions at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restrictions, a significant number of shares will become eligible for sale in the public markets, which could depress the market price of our common stock.

Registration Rights

        In connection with the August 2004 private placement of our common stock, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in this offering in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we have included in the registration statement, of which this prospectus is a part,                         shares of common stock proposed to be sold by certain stockholders who own shares of our common stock originally issued and sold in the private placement.

        The registration rights agreement also requires us to file a shelf registration statement providing for the resale from time to time of the common stock sold in the private placement. To satisfy this requirement, we have filed with the SEC a separate shelf registration statement covering the resale from time to time of all shares of our common stock that were issued in our August 2004 private placement, other than shares included in this offering. The holders of our common stock that are beneficiaries of the registration rights agreement have the right to sell all or a portion of their shares of our common stock from time to time pursuant to the resale shelf registration statement, other than shares sold in this offering and subject to the resale restrictions referred to above and other limitations.

        For additional information on the registration rights agreement, see "Description of Capital Stock—Registration Rights".

UNDERWRITING

        Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as joint bookrunning managers and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed severally to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Bear, Stearns & Co. Inc.
Credit Suisse First Boston LLC
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Friedman, Billings, Ramsey & Co., Inc

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $                        per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                        per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholders that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                        additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We, certain affiliates of KKR, our officers and directors, and the officers and directors of our Manager, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed that we and they will not dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock for a period ending 180 days after the date of this prospectus, subject to possible extension of such restrictions by up to 34 additional days as described below. In addition, the selling stockholders, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. Furthermore, pursuant to the registration rights agreement we entered into in connection with our August 2004 private placement, the stockholders who purchased common stock in that private placement and do not sell any of those shares in this offering, who in the aggregate will own approximately                        shares of our common stock immediately after this offering, have agreed not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of this prospectus. All of the foregoing resale restrictions are subject to specified exceptions and Citigroup Global Markets Inc., in its sole discretion or, in the case of the 60-day lock-ups, we and Citigroup Global Markets Inc., acting jointly, may release any of the securities subject to these resale restrictions at any time without notice.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph that are applicable to us, certain affiliates of KKR, our officers and directors and the officers and directors of our Manager will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Citigroup Global Markets Inc. consents in writing to an earlier termination of those restrictions.

        At our request, the underwriters have reserved up to            % of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees of us or affiliates of our Manager, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom;

  •
  the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises); and

  •
  the shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

        We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KFN." The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.

        The following table shows the underwriting discount that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Paid by KKR Financial Corp.		Paid by selling stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

        In connection with the offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our portion of the total expenses of this offering will be $                        .

        The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses. In particular, certain of the underwriters and their affiliates are lenders under certain of our credit facilities and other financing facilities, including, without limitation, warehouse facilities and repurchase facilities, and will therefore receive a portion of the net proceeds received by us from this offering through the repayment of borrowings under those facilities. In addition, certain of the underwriters and/or their affiliates acquired an aggregate of approximately 15 million shares of our common stock in connection with our August 2004 private placement.

        A prospectus in electronic format may be made available by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may he sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed on for us by Simpson Thacher & Bartlett LLP and Hunton & Williams LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Sidley Austin Brown & Wood LLP, San Francisco, California, will act as counsel to the underwriters. Sidley Austin Brown & Wood LLP has from time to time represented, and continues to represent, us in connection with unrelated legal matters.

EXPERTS

        The consolidated financial statements as of December 31, 2004, and for the period from August 12, 2004 (inception) through December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you for free on the Securities and Exchange Commission's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and March 31, 2005 (unaudited)	F-3
Consolidated Statements of Operations for the period from August 12, 2004 through December 31, 2004 and the quarter ended March 31, 2005 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders' Equity for the period from August 12, 2004 (inception) through December 31, 2004 and the quarter ended March 31, 2005 (unaudited)	F-5
Consolidated Statements of Cash Flows for the period from August 12, 2004 (inception) through December 31, 2004 and the quarter ended March 31, 2005 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
KKR Financial Corp.
San Francisco, California

        We have audited the accompanying consolidated balance sheet of KKR Financial Corp. and subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from August 12, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of KKR Financial Corp. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from August 12, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
March 8, 2005

KKR Financial Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share information)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Cash and cash equivalents	$53,091	$7,219
Restricted cash and cash equivalents	352,196	1,321
Securities available-for-sale, pledged as collateral, at fair value	4,850,099	1,484,222
Securities available-for-sale, at fair value	87,146	167,058
Loans, net of allowance	1,313,622	682,757
Derivatives, at fair value	25,423	223
Interest receivable	17,708	2,694
Principal receivable	511	—
Deferred tax asset	116	228
Other assets	1,639	1,618

Total assets	$6,701,551	$2,347,340

Liabilities and stockholders' equity
Liabilities
Borrowings:
Repurchase agreements	$5,150,460	$1,558,274
CLO repurchase agreement	95,599	—
CLO senior notes payable	666,021	—
Demand loan	36,875	27,875

Total borrowings	5,948,955	1,586,149
Accrued interest expense	4,307	771
Payable to manager and related party liabilities	1,727	1,765
Accounts payable, accrued expenses and other liabilities	877	1,157
Derivatives, at fair value	255	750

Total liabilities	5,956,121	1,590,592
Stockholders' equity
Preferred stock, $.01 par value, 50,000,000 shares authorized and none outstanding at March 31, 2005 and December 31, 2004	—	—
Common stock, $.01 par value, 250,000,000 shares authorized and 82,008,984 shares issued and outstanding at March 31, 2005 and December 31, 2004	820	820
Additional paid-in capital	781,331	779,330
Deferred compensation	(15,669)	(18,413)
Accumulated other comprehensive income (loss)	(20,459)	1,720
Accumulated deficit	(593)	(6,709)

Total stockholders' equity	745,430	756,748

Total liabilities and stockholders' equity	$6,701,551	$2,347,340

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share information)

	For the Quarter Ended March 31, 2005	For the Period from August 12, 2004 (inception) through December 31, 2004
	(unaudited)
Net investment income:
Securities interest income	$23,869	$2,715
Loan interest income	10,621	1,914
Dividend income	534	296
Other investment income	255	3,197

Total investment income	35,279	8,122
Interest expense	(20,449)	(975)

Net investment income	14,830	7,147
Other income (loss):
Net realized and unrealized gain (loss) on derivatives	175	(570)
Net realized gain on investments	343	75
Other income	319	7

Total other income (loss)	837	(488)
Non-investment expenses:
Management fee to related party	3,336	5,112
Share-based compensation to related parties	4,746	6,226
Professional services	397	901
Insurance expense	216	335
Directors expenses	124	225
Other general and administrative expenses	620	797

Total non-investment expenses	9,439	13,596

Net income (loss) before income tax expense (benefit)	6,228	(6,937)
Income tax expense (benefit)	112	(228)

Net income (loss)	$6,116	$(6,709)

Net income (loss) per common share:
Basic	$0.08	$(0.08)

Diluted	$0.08	$(0.08)

Weighted-average number of common shares outstanding:
Basic	79,591	79,591

Diluted	80,601	79,591

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

(Amounts in thousands)

	Shares of Common Stock	Common Stock at Par Value	Additional Paid-In-Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Comprehensive Loss	Total Stockholders' Equity
Balance at August 12, 2004		$—	$1	$—	$—	$—	$—	$1
Net loss						(6,709)	(6,709)	(6,709)
Net change in unrealized gain on securities available-for-sale					1,720		1,720	1,720

Comprehensive loss							$(4,989)

Issuance of common stock	82,009	820	778,868	(18,413)				761,275
Amortization of stock options			461					461

Balance at December 31, 2004	82,009	820	779,330	(18,413)	1,720	(6,709)		756,748

(Unaudited)
Net income						6,116	$6,116	6,116
Net change in unrealized gain on cash flow hedges					15,220		15,220	15,220
Net change in unrealized loss on securities available-for-sale					(37,399)		(37,399)	(37,399)

Comprehensive loss							$(16,063)

Amortization of restricted stock	—	—	1,493	2,744				4,237
Amortization of stock options			508					508

Balance at March 31, 2005	82,009	$820	$781,331	$(15,669)	$(20,459)	$(593)		$745,430

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Quarter Ended March 31, 2005	For the Period from August 12, 2004 (inception) through December 31, 2004
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$6,116	$(6,709)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Unrealized (gain) loss on derivatives	(403)	527
Foreign exchange loss	192	—
Share-based compensation	4,746	6,226
Amortization of premium (discount) on loans and securities	640	(4)
Gain on sale of securities available-for-sale	(343)	—
Depreciation and amortization	88	85
Deferred tax expense (benefit)	112	(228)
Changes in assets and liabilities:
Interest receivable	(15,014)	(2,694)
Other assets	1	(710)
Payable to manager and related party liabilities	(38)	1,765
Accounts payable, accrued expenses and other liabilities	(281)	1,157
Accrued interest expense	3,536	771

Net cash provided by (used in) operating activities	(648)	186
Cash flows from investing activities:
Purchase of securities available-for-sale	(3,437,355)	(1,664,369)
Principal payments on securities available-for-sale	103,454	14,813
Proceeds from sale of securities available-for-sale	9,921	—
Purchase of loans	(695,309)	(683,377)
Principal payments on loans	64,059	620
Net additions to restricted cash and cash equivalents	(350,875)	(1,321)
Purchase of property and equipment	(109)	(993)

Net cash used in investing activities	(4,306,214)	(2,334,627)
Cash flows from financing activities:
Net proceeds from issuance of common shares	—	755,510
Proceeds from borrowings:
Repurchase agreements	14,857,549	2,285,274
CLO repurchase agreements	595,083	—
CLO senior notes payable	666,021	—
Demand loan	9,000	27,875
Repayments of borrowings:
Repurchase agreements	(11,265,363)	(727,000)
CLO repurchase agreements	(499,484)	—
Purchase of derivatives	(10,072)	—

Net cash provided by financing activities	4,352,734	2,341,659
Net increase in cash and cash equivalents	45,872	7,218
Cash and cash equivalents at beginning of period	7,219	1

Cash and cash equivalents at end of period	$53,091	$7,219

Supplemental cash flow information:
Interest expense paid in cash	$16,993	$230

Non-cash financing activities:
Issuance of restricted stock	$—	$24,178

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

For the period from August 12, 2004 (Inception) through
December 31, 2004 and the Quarter Ended March 31, 2005 (unaudited)

Note 1—Organization

        KKR Financial Corp. (the "Company" or "KKR Financial") was organized as a Maryland corporation on July 7, 2004. The Company commenced operations on August 12, 2004 with the closing of a private placement offering of common stock, which raised approximately $755.5 million of net capital.

        KKR Financial Advisors LLC (the "Manager") manages the Company and its investment portfolio pursuant to a management agreement (the "Management Agreement"). The Manager is an affiliate of Kohlberg Kravis Roberts & Co. L.P.

        The Company is a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. The Company seeks to achieve its investment objective by allocating capital primarily to the following four asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and securities, (iii) commercial real estate loans and securities: and (iv) asset-backed securities. The Company may also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        The Company intends to elect to be taxed as a Real Estate Investment Trust ("REIT"), and to comply with the provisions of the Internal Revenue Code (the "Code") with respect thereto.

Note 2—Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The Company consolidates all entities that it controls. The consolidated financial statements include the accounts of KKR Financial, its taxable REIT subsidiaries—KKR TRS Holdings, Inc. ("KKR TRS") and KKR Financial CLO 2005-1, Ltd. ("CLO 2005-1")—and KKR Financial CLO 2005-2, Ltd., an entity for which KKR Financial intends to make a taxable REIT subsidiary election ("CLO 2005-2"). CLO 2005-1 and CLO 2005-2 are the entities established to complete collateralized loan obligation ("CLO") financing transactions. The consolidated financial statements also include the accounts of KKR Financial CDO 2005-1, Ltd. ("CDO 2005-1"), its qualified REIT subsidiary, for which it may make an election to be taxed as a taxable REIT subsidiary, an entity established to complete a collateralized debt obligation ("CDO") financing transaction. The term "Company" refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation.

        The interim financial statements as of March 31, 2005 and for the quarter then ended are unaudited; however, in the opinion of the Company's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included. The nature of the Company's business is such that the results of any interim period are not necessarily indicative of results of a full year.

        All information presented herein as of March 31, 2005 and for the quarter then ended is unaudited.

Note 3—Summary of Significant Accounting Policies

        Use of Estimates—In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from those estimates and assumptions. Significant estimates in the consolidated financial statements include the valuation of the Company's investments and derivatives.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with maturities of three months or less at the time of purchase. Interest income earned on cash and cash equivalents is recorded in other interest income. Restricted cash represents amounts required to be maintained in margin accounts under the terms of certain derivative transactions (see Note 9) and cash held within the CLO entities. The cash held within the CLO entities is to be used solely for the business purposes of the CLO and is not available to KKR Financial or its creditors or stockholders (see Note 8).

        Securities Available-for-Sale—The Company has designated its investments in mortgage-backed securities, corporate high-yield securities, asset-backed securities, and certain other equity and debt securities as securities available-for-sale under the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," because the Company may dispose of them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at their fair values, with unrealized gains and losses reported in accumulated other comprehensive income. Fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in certain securities. Upon disposition of a security, the realized net gain or loss is included in income on a specific identification basis. The Company recognizes other-than-temporary impairment charges on available-for-sale securities under SFAS No.115, Emerging Issues Task Force ("EITF") 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" and EITF 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," as applicable. For marketable equity securities and debt securities that are not beneficial interests from securitizations (or are beneficial interests but are otherwise not in the scope of EITF 99-20), the Company applies the provisions of EITF 03-1: when the estimated fair value of a security is below amortized cost and the Company concludes that it no longer has the ability or intent to hold the security for a period of time over which the Company expects the value to recover to amortized cost, the investment is considered to be other-than-temporarily impaired. The Company also considers the length and severity of the temporary impairment of an investment to determine whether the impairment is other-than-temporary. For securities that are beneficial interests in securitizations within the scope of EITF 99-20, the Company applies the following provisions: when significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment and credit loss experience, and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows (adjusted for cash receipts during the intervening period), the investment is considered to be other-than-temporarily impaired. When an other-than-temporary impairment occurs, the security is written down to fair value and a new cost basis is established, with a corresponding charge to income.

        Securities Interest Income Recognition—The Company accounts for interest income on securities under SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," or EITF 99-20, as applicable, using the effective yield method, which includes the accretion or amortization of purchase discounts or premiums and the stated coupon interest payments. Actual prepayment and credit loss experience is reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

        Loans—The Company purchases pools of residential mortgage whole loans and participations in corporate leveraged loans and commercial real estate loans in the secondary market and through syndications of newly originated loans. Loans are held for investment; therefore, the Company initially records them at their purchase prices, and subsequently accounts for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances, where the credit fundamentals underlying a particular loan have changed in such a manner that the Company's expected return on investment may decrease, the Company may sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by the Company that it no longer will hold the loan for investment, the Company will account for the loan at the lower of amortized cost or market value.

        Loan Interest Income Recognition—Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When the Company purchases a loan or pool of loans at a discount, it considers the provisions of AICPA Statement of Position ("SOP") 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" to evaluate whether all or a portion of the discount represents accretable yield. If a loan with a premium or discount is prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase to interest income.

        Allowance and Provision for Loan Losses—The Company maintains an allowance for loan losses at a level that management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, considering historical and industry loss experience, economic conditions and trends, collateral values and quality, market values of our loans and other relevant factors.

        To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Fair value may be determined based on market price, if available; the fair value of the collateral less estimated disposition costs; or the present value of estimated cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

        An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (1) management believes that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

        Property and Equipment—Equipment and leasehold improvements are carried at amortized cost and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Equipment is depreciated over the estimated useful lives of three years using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms. Property and equipment, net of accumulated depreciation, are included in other assets.

        Borrowings—The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of CLOs, repurchase agreements, warehouse facilities and other secured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

        Derivative Instruments—The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes foreign investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure.

        Foreign Currency—The Company makes investments in non-US dollar-denominated securities or loans. As a result, the Company is subject to the risk of fluctuation in the exchange rate between a foreign currency in which it makes an investment, and the U.S. dollar. In order to reduce the risk, the Company may maintain a short position in the applicable foreign currency. All investments denominated in foreign currency are converted to the U.S. dollar using prevailing exchange rates on the balance sheet date. Income, expenses, gains and losses on investments denominated in foreign currency are converted to the U.S. dollar using the prevailing exchange rates on the dates when they are recorded. Any related foreign exchange gains and losses are recorded in the consolidated statements of operations.

        Manager Compensation—The Company's management agreement provides for the payment of a base management fee to the Manager, and an incentive fee if the Company's financial performance exceeds certain benchmarks. See Note 13 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned.

        Share-Based Payment—The Company accounts for share-based compensation issued to its directors and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), "Share-Based Payment." Compensation cost for restricted stock issued to directors is measured at its fair value at the grant date, and is amortized into expense over the vesting period on a straight-line basis. Compensation cost for restricted stock and stock options issued to the Manager is initially measured at fair value at the grant date, and is remeasured at subsequent dates to the extent the awards are unvested. To amortize compensation expense for the restricted shares and stock options granted to the Manager, the Company is using the graded vesting attribution method pursuant to SFAS No. 123(R).

        Income Taxes—KKR Financial intends to elect to be taxed as a REIT and to comply with the provisions of the Code with respect thereto. Accordingly, it is not subject to federal income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and ownership tests, and recordkeeping requirements are met. Even if the Company qualifies for federal taxation as a REIT, it may be subject to some federal, state and local taxes on its income.

        KKR TRS, CLO 2005-1 and CLO 2005-2 are not consolidated for federal income tax purposes. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in KKR TRS. Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities that existed on each balance sheet date. CLO 2005-1 and CLO 2005-2, the Company's foreign taxable REIT subsidiaries, operate in a manner so that they will not be subject to federal income tax on their net income, but KKR Financial will likely be required to include their taxable earnings in income, on a current basis.

        CDO 2005-1, as a qualified REIT subsidiary, is not treated as a corporation separate from the Company. All assets, liabilities, and items of income, deduction and credit are treated as assets, liabilities, and items of income, deduction and credit of KKR Financial.

        Earnings Per Share—In accordance with SFAS No. 128, "Earnings per Share," the Company presents both basic and diluted earnings (loss) per share ("EPS") in its consolidated statements of operations. Basic earnings (loss) per share ("Basic EPS") excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of shares, including vested restricted shares, outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution of stock options and unvested restricted stock, if they are not anti-dilutive.

        Recent Accounting Pronouncements—The Company has adopted all GAAP relevant to the Company's consolidated financial statements, including recently issued pronouncements that are not required to be adopted until dates subsequent to March 31, 2005. All relevant recently issued accounting pronouncements are comprehended in the summary of accounting policies above.

Note 4—Securities Available-for-Sale

        The following table summarizes the Company's securities classified as available-for-sale as of March 31, 2005, which are carried at fair value (dollars in thousands):

Security Description	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Residential mortgage-backed securities	$4,776,670	$5,699	$37,948	$4,744,421
Commercial mortgage-backed securities	22,000	36	—	22,036
Asset-backed securities	5,000	—	—	5,000
High-yield securities	122,151	715	3,892	118,974
Common and preferred stock	47,103	360	649	46,814

Total securities available-for-sale	$4,972,924	$6,810	$42,489	$4,937,245

        The following table summarizes the Company's securities classified as available-for-sale as of December 31, 2004, which are carried at fair value (dollars in thousands):

Security Description	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Residential mortgage-backed securities	$1,581,824	$911	$24	$1,582,711
Commercial mortgage-backed securities	12,000	7	—	12,007
Asset-backed securities	5,000	—	—	5,000
High-yield securities	19,578	477	155	19,900
Preferred stock	31,158	504	—	31,662

Total securities available-for-sale	$1,649,560	$1,899	$179	$1,651,280

        As of March 31, 2005 and December 31, 2004, we owned securities, preferred stock, and common stock issued by ten and four issuers, respectively, that had unrealized losses. As of March 31, 2005, we owned securities issued by two issuers that had unrealized losses as of both March 31, 2005, and December 31, 2004. In some cases we own more than one class of security from such issuers. The following table shows these securities aggregated by investment category at March 31, 2005 and December 31, 2004.

	March 31, 2005		December 31, 2004
Security Description	Fair Value	Gross Unrealized losses	Fair Value	Gross Unrealized Losses
Residential mortgage-backed securities	$2,574,584	$37,948	$81,053	$24
High-yield securities	84,308	3,892	7,922	155
Common and Preferred stock	26,454	649	—

Total temporarily impaired securities	$2,685,346	$42,489	$88,975	$179

        The Company commenced operations in August 2004; therefore, all securities in an unrealized loss position at March 31, 2005 or December 31, 2004 have been in an unrealized loss position for less than one year. The Company's review of such securities indicates that the decrease in fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of interest expected to be received. In addition, the Company has the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at March 31, 2005 or December 31, 2004.

        In the quarter ended March 31, 2005, the Company sold securities with a fair value of $9.9 million and a realized gross gain of $0.3 million. At March 31, 2005 and December 31, 2004, securities with a fair value of $4,850.1 million and $1,484.2 million respectively, were pledged as collateral for borrowings (see Note 8).

        The actual maturities of mortgage-backed or asset-backed securities are generally shorter than stated contractual maturities. Actual maturities of these securities are affected by the contractual lives of the underlying assets, periodic payments of principal, and prepayments of principal.

        The following table summarizes the estimated maturities of the Company's mortgage-backed, asset-backed and high-yield securities included in securities available-for-sale as of March 31, 2005 according to their estimated weighted-average life classifications (dollars in thousands):

Weighted-Average Life	Fair Value	Amortized Cost	Weighted-Average Coupon
Greater than one year and less than five years	$4,697,832	$4,730,835	3.62%
Greater than five years and less than ten years	192,599	194,986	4.81%
Greater than ten years	—	—	—

        The following table summarizes the estimated maturities of the Company's mortgage-backed, asset-backed and high-yield securities included in securities available-for-sale as of December 31, 2004 according to their estimated weighted-average life classifications (dollars in thousands):

Weighted-Average Life	Fair Value	Amortized Cost	Weighted-Average Coupon
Greater than one year and less than five years	$1,520,144	$1,519,246	2.73%
Greater than five years and less than ten years	94,574	94,156	3.86%
Greater than ten years	4,900	5,000	9.75%

        The weighted-average lives of the mortgage-backed securities and asset-backed securities at March 31, 2005 and December 31, 2004 in the tables above are based upon calculations assuming constant principal prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rates of the outstanding loans, loan ages, margin and volatility.

        On December 30, 2004, the Company invested approximately $466.3 million in residential mortgage-backed securities or certificates issued by Structured Asset Mortgage Investments Trust II 2004—AR8 ("SAMI 2004"), which included $391.7 million in a portion of the AAA-rated class certificates ("AAA class") and $74.6 million in all of the Aaa, Aa2, A2, Baa2, Ba2, B2 and non-rated ("NR") class certificates (collectively referred to as the "subordinated classes") with a total face amount of $474.2 million. At March 31, 2005, the estimated fair value of the Company's investment in SAMI 2004 was $455.2 million, comprising $380.7 million in AAA class and $74.5 million in subordinated classes, and related interest income receivable of $0.5 million. At December 31, 2004, the estimated fair value of the Company's investment in SAMI 2004 was $466.4 million, comprising $391.9 million in AAA class and $74.5 million in subordinated classes, and related interest income receivable of $0.1 million.

        At March 31, 2005 and December 31, 2004, SAMI 2004 owned a pool of adjustable rate mortgage loans of approximately $1.0 billion secured by first liens on one-to four- family residential properties. SAMI 2004 is a variable interest entity ("VIE"), as defined in FASB Interpretation ("FIN") No. 46 (Revised), "Consolidation of Variable Interest Entities." The Company is not the primary beneficiary of SAMI 2004 because the Company is not the holder of an interest that is expected to absorb the majority of SAMI 2004's expected losses and expected residual returns. The Company's maximum exposure to loss as a result of its involvement with SAMI 2004 is equivalent to the fair value of its investment and related interest income receivable. The Company has no legal or contractual obligations to provide funding to SAMI 2004 in the future.

        On February 28, 2005, the Company invested approximately $2.6 billion in acquiring all of the residential mortgage-backed notes issued by Bear Stearns ARM Trust 2005-2 ("BART 2005-2"). The notes acquired consisted of approximately $2.5 billion of AAA-rated notes and $67.1 million of Aa2, A2, Baa2, Ba2, B2 and non-rated ("NR") class notes (collectively referred to as the "subordinated classes") and an interest-only strip. At March 31, 2005, the estimated fair value of the Company's investment in BART 2005-2 was $2.6 billion and related interest income receivable was $9.3 million.

        At March 31, 2005, BART 2005-2 owned a pool of 5/1 hybrid mortgage loans of approximately $2.6 billion secured by first liens on one- to four-family residential properties. BART 2005-2 is a VIE, as defined in FIN 46 (Revised), and it is a qualified special-purpose entity ("QSPE") as defined in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company does not have the unilateral ability to cause BART 2005-2 to liquidate and, under the provisions of paragraph 4 of FIN 46 (Revised), the Company is not required to consolidate this QSPE. The Company's maximum exposure to loss as a result of its involvement with BART 2005-2 is equivalent to the fair value of its investment and related interest income receivable at March 31, 2005. The Company has no legal or contractual obligations to provide funding to BART 2005-2 in the future.

Note 5—Loans

        The following is a summary of the Company's loans at March 31, 2005 (dollars in thousands):

Loan Description	Principal	Unamortized Premium/ (Discount)	Net Amortized Cost
Corporate leveraged loans	$785,795	$(222)	$785,573
Residential whole loans	471,367	6,682	478,049
Commercial real estate loans	50,000	—	50,000

Total loans	$1,307,162	$6,460	$1,313,622

        The following is a summary of the Company's loans at December 31, 2004 (dollars in thousands):

Loan Description	Principal	Unamortized Premium/ (Discount)	Net Amortized Cost
Corporate leveraged loans	$400,218	$(581)	$399,637
Residential whole loans	229,855	3,265	233,120
Commercial real estate loans	50,000	—	50,000

Total loans	$680,073	$2,684	$682,757

        At March 31, 2005 residential whole loans with a fair value of $480.9 million and an amortized cost of $437.7 million and a commercial real estate loan with a fair value of $50.4 million and an amortized cost of $50.0 million were pledged as collateral for borrowings under repurchase agreements. At December 31, 2004, residential whole loans with a fair value of $233.9 million (amortized cost of $233.1 million) and a commercial real estate loan with a fair value of $50.3 million (amortized cost of $50.0 million) were pledged as collateral for borrowings under repurchase agreements.

        At March 31, 2005, corporate leveraged loans with a fair value of $554.9 million and $145.9 million and an amortized cost of $548.0 million and $143.6 million were included as collateral in CLO 2005-1 and CLO 2005-2, respectively (see Note 8).

        As of March 31, 2005 and December 31, 2004, the Company had not recorded an allowance for loan losses. At March 31, 2005 and December 31, 2004, all of the Company's loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans that exhibit characteristics indicating that impairment has occurred.

Note 6—Property and Equipment

        The following is a summary of the Company's property and equipment, which are included in other assets in the consolidated balance sheet at March 31, 2005 and December 31, 2004 (dollars in thousands):

	March 31, 2005	December 31, 2004
Leasehold improvements	$385	$385
Furniture and equipment	717	608

	1,102	993
Accumulated depreciation and amortization	(172)	(85)

Total property and equipment, net	$930	$908

        Depreciation and amortization expense was $0.1 million and $0.1 million for the periods ended March 31, 2005 and December 31, 2004, respectively.

Note 7—Commitments and Contingencies

        As part of its strategy of investing in corporate leveraged loans and commercial real estate loans, the Company commits to purchase interests in new loan syndications, which obligate the Company to acquire a predetermined interest in such loans at a specified price on a to-be-determined settlement date. Consistent with standard industry practices, once the Company has been informed of the amount of its syndication allocation in a particular loan by the syndication agent, the Company bears the risks and benefits of changes in the value of the syndicated loan from that date forward. The Company had committed to purchasing or participating in approximately $86.0 million and $67.9 million of corporate leveraged loans at March 31, 2005 and December 31, 2004, respectively. In addition, the Company had delayed draw term loan commitments of $26.2 million and $14.6 million at March 31, 2005 and December 31, 2004, respectively. Under the terms of the delayed draw commitments; the Company receives a commitment fee of between .50% and 1.35% per annum for the period from the date of its commitment to the date of the delayed draw funding.

Note 8—Borrowings

        The Company leverages its portfolio of securities and loans through the use of repurchase agreements, warehouse facilities, short-term demand loans and CLOs and CDOs. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above the London InterBank Offered Rate ("LIBOR").

        Certain information with respect to the Company's borrowings as of March 31, 2005 is summarized in the following table (amounts in thousands):

	Repurchase Agreements	Demand Loan	CLO 2005-1	CLO 2005-2	Total
Outstanding borrowings	$5,150,460	$36,875	$666,021	$95,599	$5,948,955
Weighted-average borrowing rate	2.90%	3.38%	3.73%	3.52%	3.01%
Weighted-average remaining maturity	20 days	Open	12 years	Open
Fair value of the collateral	$5,417,689	$41,278	$904,865	$146,690	$6,510,522

        Certain information with respect to the Company's borrowings as of December 31, 2004 is summarized in the following table. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

	Repurchase Agreements	Demand Loan	Total
Outstanding borrowings	$1,558,274	$27,875	$1,586,149
Weighted-average borrowing rate	2.51%	2.79%	2.53%
Weighted-average remaining maturity	20 days	Open
Fair value of the collateral	$1,736,687	$31,662	$1,768,349

        In March 2005, the Company closed CLO 2005-1, a $1 billion CLO transaction that provides twelve-year term financing for corporate leveraged loans. Up to $100 million raised can be used to finance non-corporate leveraged loans including corporate securities, commercial real estate loans and securities and asset-backed securities. The investments that are owned by the CLO 2005-1 collateralize the CLO 2005-1 debt, and as a result, those investments are not available to KKR Financial, its creditors or stockholders. CLO 2005-1 issued a total of $773 million of senior notes at par to investors, and KKR Financial retained $227 million of subordinated notes.

        The senior notes issued by CLO 2005-1 consist of three classes of notes as follows:

  •
  $615.0 million of class A-1 notes bearing interest at LIBOR plus 27bps, having a rate of 3.71% at March 31, 2005;

  •
  $58.0 million of class B notes bearing interest at LIBOR plus 45bps, having a rate of 3.89% at March 31, 2005; and

  •
  $100.0 million of class A-2 Delayed Draw notes which may be drawn during the period from March 30, 2005 through September 30, 2005. The Company pays a commitment fee of .135% on any undrawn amount and any amounts drawn will bear interest at LIBOR plus 27bps. At March 31, 2005, no amount of the delayed draw notes was drawn.

        All of the notes issued mature on April 26, 2017, though the Company has the right to call the notes at par any time after April 2008 until maturity. At March 31, 2005, the net carrying amount of these senior notes was $666.0 million consisting of principal outstanding of $672.9 million net of issuance cost of $6.9 million.

        Additionally, during the quarter ended March 31, 2005 the Company formed CLO 2005-2 and began borrowing on a warehouse facility, in the form of a repurchase agreement, provided by a major financial institution to purchase corporate leveraged loans and high yield securities to include in CLO 2005-2. At March 31, 2005, CLO 2005-2 had borrowed $95.6 million. The facility bears interest at a rate of LIBOR plus 65bps, which was 3.52% at March 31, 2005. Also, CDO 2005-1 has an agreement with a major financial institution for a $300 million warehouse facility, in the form of a repurchase agreement, to purchase commercial real estate debt obligations. The facility bears interest at a rate of LIBOR plus 110bps and there was no balance outstanding at March 31, 2005.

        Both CLO and CDO transactions are secured borrowings as defined in SFAS No. 140.

        At March 31, 2005, the Company had repurchase agreements with the following counterparties (dollars in thousands):

	Amount at Risk(1)		Weighted-Average Maturity of Repo Agreement in Days	Weighted-Average Interest Rate at March 31, 2005
Credit Suisse First Boston	$51,082		14	2.84%
Bear, Stearns & Co. Inc.	82,458		17	3.08%
J.P. Morgan Securities Inc.	177,561	(2)	23	2.89%
Morgan Stanley & Co. Incorporated	20,480		29	2.97%

Total	$331,581

(1)
Equal to the fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

(2)
This amount at risk includes CLO 2005-2. JPMorgan Chase Bank, N.A. and JP Morgan Securities Ltd. are the counterparties to the CLO 2005-2 warehouse facility.

        At December 31, 2004, the Company had repurchase agreements with the following counterparties (dollars in thousands):

	Amount at Risk (1)	Weighted-Average Maturity of Repo Agreement in Days	Weighted-Average Interest Rate at December 31, 2004
Credit Suisse First Boston	$48,619	20	2.48%
Bear, Stearns & Co. Inc.	106,695	31	2.84%
J.P. Morgan Securities Inc.	23,942	18	2.55%

Total	$179,256

(1)
Equal to the fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

Note 9—Derivative Financial Instruments

        The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes foreign investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. On the date the Company enters into a derivative contract, the derivative is designated as: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge) or (2) a contract not qualifying for hedge accounting ("free standing" derivative).

        The following table summarizes the fair value of the derivative instruments held at March 31, 2005 and December 31, 2004 (dollars in thousands):

Contract	Estimated Fair Value at March 31, 2005	Estimated Fair Value at December 31, 2004
Derivatives designated as cash flow hedges	$25,219	$—
Free standing derivatives	(51)	(527)

Cash Flow Hedges

        At March 31, 2005, the Company has entered into a forward starting amortizing interest rate swap contract whereby the Company will pay a fixed rate of 4.023% and receive a variable rate equal to one-month LIBOR, commencing in March 2006 and ending in January 2009 on a beginning notional amount of $1.496 billion. The Company has also entered into a forward starting amortizing interest rate corridor contract commencing in March 2006 and ending in January 2009 with a beginning notional amount of $547.2 million. Under the terms of the interest rate corridor contract the Company will receive the notional amount multiplied by the following interest rate: (i) if one-month LIBOR is less than the strike rate, zero percent, (ii) if one-month LIBOR is greater than the strike rate and less than the max rate, the excess of one-month LIBOR over the strike rate, or (iii) if one-month LIBOR is greater than the max rate, the difference between the max rate and the strike rate.

        The interest rate swap and interest rate corridor ("hedge instruments") were entered into to hedge the Company's exposure to variable cash flows from forecasted variable rate financing transactions, and pursuant to SFAS No. 133 both hedge instruments were designated as cash flow hedges. The hedge instruments were evaluated at inception and the Company concluded that each hedge instrument is expected to be highly effective pursuant to the rules of SFAS No. 133, as amended and interpreted. As such, the Company accounted for the hedge instruments using hedge accounting and they are recorded at their fair market value each accounting period, and any changes in fair market value are recorded in accumulated other comprehensive income. The hedge instruments will be evaluated on an ongoing basis to determine whether they continue to qualify for hedge accounting. Each hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Should there be any ineffectiveness in the future, the amount of the ineffectiveness will be recorded in the Company's consolidated statements of operations.

        The fair value of the Company's amortizing interest rate swap was $11.7 million, and interest rate corridor was $13.5 million, as of March 31, 2005. As of March 31, 2005, the Company had an unrealized gain of $11.7 million on the amortizing interest rate swap and an unrealized gain of $3.5 million on the interest rate corridor for an aggregate unrealized gain of $15.2 million, which is recorded in accumulated other comprehensive income. The Company estimates that during the twelve-month period ending March 31, 2006, approximately $0.1 million of the aforementioned unrealized gains will be reclassified from accumulated other comprehensive income to interest income. The Company will expense the purchase price of the interest rate corridor beginning on its effective date of March 25, 2006, in accordance with the guidance set forth in EITF Derivative Implementation Group Issue G20, and the Company estimates that during the twelve-month period ended March 31, 2006, approximately $31,000 of the interest rate corridor purchase price will be reclassified from derivatives on the consolidated balance sheets to interest expense.

Free Standing Derivatives

        The Company had four swaption contracts outstanding at March 31, 2005 and December 31, 2004 with an aggregated notional amount of $27.0 million, maturity dates in 2018 and 2019 and the aggregated fair value of $0.2 million at March 31, 2004 and December 31, 2004 included in assets in the consolidated balance sheets. In each swaption contract the Company has obtained the option at a date certain in the future to pay a fixed rate of interest in exchange for receiving a floating rate of interest indexed to LIBOR on the notional amount of the contract for a specified period of time.

        At March 31, 2005, the Company had a credit default swap contract with a notional amount of $10.0 million and a fair value approximately nil. During the period ended March 31, 2005, the Company settled another credit default swap contract and recognized a net gain of $0.2 million. At December 31, 2004, the Company has a credit default swap with a notional amount of $20.0 million and a fair value of $0.6 million of liability. During the period ended December 31, 2004, the Company settled another credit default swap contract and recognized a net gain of $0.1 million.

        Also, at March 31, 2005, the Company had six forward foreign currency exchange rate contracts with a notional amount of GBP£29.2 million with a fair value of $0.3 of liability included in the consolidated balance sheet. At December 31, 2004, the Company had two forward foreign currency exchange rate contracts with a notional amount of GBP £13.2 million and a fair value of $0.1 million of liability included in the consolidated balance sheet. In each contract the Company has sold short GBP with an obligation to repurchase the GBP either on a date certain or within a specified period in 2005.

        For derivative contracts that are not designated as hedges, all changes in fair value are recognized in the consolidated statements of operations.

Note 10—Accumulated Other Comprehensive Income (Loss)

        The following is a summary of the components of accumulated other comprehensive income (loss) at March 31, 2005 and December 31, 2004 (dollars in thousands):

Unrealized gains on securities available-for-sale:	March 31, 2005	December 31, 2004
Unrealized holding losses arising during period	$(35,336)	$1,720
Less: reclassification adjustment for gains realized in net income	343	—

Unrealized gains on securities available-for-sale	(35,679)	1,720
Unrealized gains on cash flow hedges	15,220	—

Total accumulated other comprehensive income (loss)	$(20,459)	$1,720

Note 11—Capital Stock and Earnings per Share

        On August 12, 2004, the Company completed a private offering (the "Initial Private Offering") to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) of 79,591,250 shares of common stock, $0.001 par value at an offering price of $10.00 per share, including (i) the exercise by the initial purchaser and placement agent of its over-allotment option to purchase 2,500,000 shares of common stock at a price of $9.30 per share and (ii) the sale of 8,718,000 shares of common stock, par value $0.01, at an offering price of $10.00 per share, to employees and affiliates of the Manager, and other persons selected by the Manager. The Company received proceeds from these transactions in the amount of approximately $755.5 million, net of placement fees and other offering costs.

        The Company calculates basic net income per share by dividing net income for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

        The following table presents a reconciliation of basic and diluted net income per share for the quarter ended March 31, 2005 (amounts in thousands except for per share information):

	For the Quarter Ended March 31, 2005
	Basic	Diluted
Net income	$6,116	$6,116

Weighted-average number of common shares outstanding	79,591	79,591
Additional shares due to assumed conversion of dilutive instruments	—	1,010

Adjusted weighted average number of common shares outstanding	79,591	80,601

Net income per share	$0.08	$0.08

        For the period from August 12, 2004 (inception) through December 31, 2004, the Company reported a net loss of $0.08 per share. Inclusion of the stock options and unvested restricted stock in the diluted loss per share calculation would reduce the net loss per share amount; therefore, they are considered anti-dilutive. As a result, the Company's diluted loss per share is equivalent to its basic loss per share for such period.

Note 12—Stock Options and Restricted Stock

        The Company has adopted a stock incentive plan (the "2004 Stock Incentive Plan") that provides for the grant of qualified incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code, non-qualified stock options, stock appreciation rights, restricted stock and other share-based awards. The Compensation Committee of the Board of Directors administers the plan. Stock options may be granted to the Manager, directors, officers and any key employees of the Manager and to any other individual or entity performing services for the Company.

        The exercise price for any stock option granted under the 2004 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the option is granted. Each option must terminate no more than ten years from the date it is granted. The 2004 Stock Incentive Plan authorizes that a total of 8,435,000 shares may be used to satisfy awards under the plan provided that (i) a maximum of 5,040,000 shares may be used to satisfy awards of options and (ii) a maximum of 3,360,000 shares may be used to satisfy awards of restricted shares.

        The following table summarizes the restricted stock transactions:

Recipients
	Manager	Directors	Total
Unvested shares at August 12, 2004	2,387,734	30,000	2,417,734
Issued	—	—	—
Vested	—	—	—
Forfeited	—	—	—
Unvested shares at December 31, 2004	2,387,734	30,000	2,417,734
Issued	—	—	—
Vested	—	—	—
Forfeited	—	—	—

Unvested shares at March 31, 2005	2,387,734	30,000	2,417,734

        The shares granted to the directors were valued using the fair market value at the time of grant, $10.00 per share. Pursuant to SFAS No. 123R, the Company is required to value any unvested shares of common stock granted to the manager at the current market price at the end of each accounting period. The Company valued the unvested shares at $10.625 and $10.00 per share at March 31, 2005 and December 31, 2004, respectively.

        The following table summarizes all stock option transactions:

	Number of Options	Weighted-Average Exercise Price
Outstanding at August 12, 2004	3,979,558	$10.00
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2004	3,979,558	$10.00
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2005	3,979,558	$10.00

        The options outstanding have a weighted-average remaining life of 9.3 and 9.6 years at March 31, 2005 and December 31, 2004, respectively. None of the options outstanding was exercisable at March 31, 2005 and December 31, 2004, respectively.

        The options are valued using the Black-Scholes model and the following assumptions:

	March 31, 2005	December 31, 2004
Expected life	9.3 years	9.6 years
Discount rate	4.66%	4.44%
Volatility	20%	20%
Dividend yield	9%	9%

        The fair value of the options was $0.63 and $0.49 at March 31, 2005 and December 31, 2004, respectively.

        For the quarter ended March 31, 2005 and the period ended December 31, 2004, the components of share-based compensation expense are as follows (dollars in thousands):

	For the Quarter Ended March 31, 2005	For the Period Ended December 31, 2004
Options granted to Manager	$508	$461
Restricted shares granted to Manager	4,164	5,649
Restricted shares granted to directors	74	116

Share-based compensation expense	$4,746	$6,226

Note 13—Management Agreement and Related Party Transactions

        The Company has a management agreement with the Manager, the employer of certain directors and officers of the Company, under which the Manager manages the Company's day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The management agreement was entered into on August 12, 2004. The initial terms expire December 31, 2006 and shall be automatically renewed for a one-year term through each anniversary date thereafter.

        The management agreement provides, among other things, that the Company pays to the Manager, in exchange for investment management and certain administrative services, certain fees and reimbursements, summarized as follows:

        (1)   Base Management Fee—the Company will pay the Manager a base management fee monthly in arrears in an amount equal to 1/12 of the Company's equity multiplied by 1.75%. For purposes of calculating the base management fee, the Company's equity is defined, for any month, as the sum of the net proceeds from any issuance of the Company's common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus the Company's retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount the Company paid for repurchases of the Company's common stock. The foregoing calculation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between the Manager and the independent directors and approval by a majority of the Company's independent directors in the case of non-cash charges.

        (2)   Incentive Compensation—the Manager shall receive quarterly incentive compensation in an amount equal to the product of:

    (i)
    25% of the dollar amount by which:

    (a)
    Net Income, before Incentive Compensation, per weighted average share of common stock for such quarter, exceeds

    (b)
    an amount equal to (A) the weighted average of the price per share of the common stock in the Company's August 2004 private placement and the prices per share of the Company's common stock in any subsequent offerings by the Company multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate for such quarter multiplied by

    (ii)
    the weighted average number of shares of common stock outstanding in such quarter.

  The foregoing calculation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the independent directors and approval by a majority of the independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears. "Net income" shall be determined by calculating the net income available to owners of the Company's common stock before non-cash equity compensation expense, in accordance with GAAP.

  "Ten Year U.S. Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury Securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        (3)   Reimbursement of Expenses—The Company will reimburse the Manager for out-of-pocket expenses and certain other costs incurred by the Manager and related directly to the Company. All rent is paid by the Company as a portion of the reimbursement of expenses.

        Following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of the Company's independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company's common stock, based upon (1) unsatisfactory performance that is materially detrimental to the Company or (2) a determination that the management fees payable to the Manager are not fair, subject to the Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction of the management fees agreed to by at least two-thirds of the Company's independent directors and the Manager. The Company must provide 180 days' prior notice of any such termination and the Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee, earned by the Manager during the two 12-month periods immediately preceding the date of the termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The Company is also entitled to terminate the management agreement for cause, upon thirty days' prior written notice of termination without payment of any termination fee.

        The management agreement contains certain provisions requiring the Company to indemnify the Manager, its members, managers, officers and employees and each person controlling the Manager with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. The provisions contain no limitation on maximum future payments. The Company has evaluated the impact of these guarantees on its financial statements and determined that they are immaterial.

        For the quarter ended March 31, 2005 and the period ended December 31, 2004, the following amounts were paid to the Manager (dollars in thousands):

	For the Quarter Ended March 31, 2005	For the Period Ended December 31, 2004
Base management fee	$3,336	$5,112
Expense reimbursement	910	1,826

Total paid to Manager	$4,246	$6,938

        No incentive compensation was earned or paid in the quarter ended March 31, 2005 or the period ended December 31, 2004.

Note 14—Income Taxes

        KKR TRS is taxed as a regular corporation. The income tax provision for the quarter ended March 31, 2005 and the period ended December 31, 2004 consisted of the following components (dollars in thousands):

	For the Quarter Ended March 31, 2005			For the Period Ended December 31, 2004
	Federal	State	Total	Federal	State	Total
Current	$—	$—	$—	$—	$—	$—
Deferred	93	19	112	(190)	(38)	(228)

Total	$93	$19	$112	$(190)	$(38)	$(228)

        The above tax expense (benefit) was based on KKR TRS's effective tax rate of 42.02% at March 31, 2005 and December 31, 2004. It was equivalent to the combined rate of the Federal statutory income tax rate and the State statutory income tax rate, net of Federal benefit.

        The components of the deferred tax assets and liabilities as of March 31, 2005 and December 31, 2004 are as follows (dollars in thousands):

	March 31, 2005	December 31, 2004
Deferred tax assets:
Unrealized loss-derivatives	$—	$147
Net operating loss carryforward	174	81

Gross deferred tax assets	174	228

Deferred tax liabilities:
Unrealized gain-derivatives	58	—

Gross deferred tax liabilities	58	—

Net deferred tax asset	116	228
Valuation allowance	—	—

Total deferred tax asset	$116	$228

        Management believes that the deferred tax assets as of March 31, 2005 and December 31, 2004 will be fully realized based on the expected operating income of KKR TRS.

Note 15—Fair Value of Financial Instruments

        SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of securities available-for-sale, derivatives, loan commitments and loans is based on quoted market prices or estimates provided by independent pricing sources. The fair value of the cash and cash equivalents, interest receivable, repurchase agreements, demand loan and interest payable, approximates cost as of March 31, 2005 and December 31, 2004, due to the short-term nature of these instruments.

        The table below discloses the carrying value and the fair value of the Company's financial instruments as of March 31, 2005 (dollars in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$405,287	$405,287
Securities available-for-sale	4,937,245	4,937,245
Loans	1,313,622	1,327,491
Interest receivable	17,708	17,708
Derivatives	25,423	25,423
Principal receivable	511	511
Financial Liabilities:
Repurchase agreements	$5,150,460	$5,150,460
Senior notes payable	666,021	666,021
CLO repurchase agreement	95,599	95,599
Demand loan	36,875	36,875
Interest payable	4,307	4,307
Derivatives	255	255
Off Balance Sheet Items:
Loan commitments	—	$1,043

        The table below discloses the carrying value and the fair value of the Company's financial instruments as of December 31, 2004 (dollars in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$8,540	$8,540
Securities available-for-sale	1,651,280	1,651,280
Loans	682,757	686,290
Interest receivable	2,694	2,694
Derivatives	223	223
Financial Liabilities:
Repurchase agreements	$1,558,274	$1,558,274
Demand loan	27,875	27,875
Interest payable	771	771
Derivatives	750	750
Off Balance Sheet Items:
Loan commitments	—	$642

Note 16—Subsequent Event (Unaudited)

        On April 5, 2005, the Company's Board of Directors authorized a dividend of $0.125 per share of common stock, payable on April 18, 2005 to stockholders of record on April 5, 2005.

                        Shares

KKR Financial Corp.

Common Stock

PROSPECTUS

                        , 2005

Citigroup

            Bear, Stearns & Co. Inc.

                        Credit Suisse First Boston

                                    Lehman Brothers Inc.

                                                 JPMorgan

                                                             Friedman Billings Ramsey

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$
New York Stock Exchange listing fee
NASD Filing Fee
Transfer Agent fees
Accounting fees and expenses
Legal fees and expenses
Printing fees and expenses
Miscellaneous
Total	$

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discount and selling commissions, if any.

Item 32. Sales to Special Parties

        See the response to Item 33, below.

Item 33. Recent Sales of Unregistered Securities

        On July 8, 2004, in connection with the incorporation of KKR Financial Corp. (the "Company"), the Company issued 100 shares of common stock, $0.01 par value per share (the "Common Stock") to KKR Financial Advisors LLC for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) thereof.

        On August 12, 2004 the Company sold 78,000,000 shares of its Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act, (ii) a limited number of "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act and (iii) investors outside the United States pursuant to Regulation S under the Securities Act. The offering price per share of Common Stock was $10.00. The initial purchaser of the Common Stock sold pursuant to 144A and Regulation S and the placement agent for the Common Stock sold pursuant to Rule 506 of Regulation D was Friedman, Billings, Ramsey & Co., Inc. ("FBR"). The aggregate proceeds to the Company before expenses from such offering and the aggregate initial purchaser/placement agent's discount were $651,000,000 and $49,000,000, respectively.

        On August 19, 2004 the Company sold 1,591,150 shares of its Common Stock to a limited number of "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. The offering price per share of Common Stock was $10.00. The placement agent for the Common Stock was FBR. The aggregate proceeds to the Company before expenses from such offering and the aggregate placement agent's discount were $15,438,910 and $472,590, respectively.

        On August 12, 2004, the Company granted a total of 2,340,000 restricted shares of Common Stock to KKR Financial Advisors LLC (the "Manager"), as manager of the Company, pursuant to the 2004 Stock Incentive Plan for the Company (the "Incentive Plan"). On August 12, 2004, the Company granted 5,000 restricted shares of Common Stock to each of Patrick Cowell, Ross J. Kari and John J. Mack, the initial non-employee directors of the Company, pursuant to the Incentive Plan. On August 12, 2004, the Company granted 10,000 restricted shares of Common Stock to Paul Hazen in his role as the Company's chairman pursuant to the Incentive Plan. On August 19, 2004, the Company granted a total of 47,734 restricted shares of Common Stock to our Manager pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see "Management of the Company—2004 Stock Incentive Plan" in this Registration Statement.

Item 34. Indemnification of Directors and Officers; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered

        None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36. Exhibits and Financial Statement Schedules

  (a)
  See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

  (b)
  The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Amendment and Restatement of the Registrant
3.2*	Amended and Restated Bylaws of the Registrant
4.1	Form of Certificate for Common Stock
4.2	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.

5.1*	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1*	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1	Powers of Attorney (included on the signature page hereto)

*
To be filed by amendment.

Item 37. Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, KKR Financial Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 15th day of April, 2005.

KKR FINANCIAL CORP.
By:
/s/ SATURNINO S. FANLO Name: Saturnino S. Fanlo Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Netjes and Barbara J. S. McKee, and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the New York Stock Exchange, and such other authorities as he or she deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SATURNINO S. FANLO Saturnino S. Fanlo	Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2005
/s/ DAVID A. NETJES David A. Netjes	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	April 15, 2005
/s/ PAUL M. HAZEN Paul M. Hazen	Chairman and Director	April 15, 2005

/s/ PATRICK COWELL Patrick Cowell	Director	April 15, 2005
/s/ KENNETH M. DEREGT Kenneth M. deRegt	Director	April 15, 2005
/s/ R. GLENN HUBBARD R. Glenn Hubbard	Director	April 15, 2005
/s/ ROSS J. KARI Ross J. Kari	Director	April 15, 2005
/s/ ELY L. LICHT Ely L. Licht	Director	April 15, 2005
/s/ JOHN J. MACK John J. Mack	Director	April 15, 2005
/s/ DEBORAH H. MCANENY Deborah H. McAneny	Director	April 15, 2005
/s/ SCOTT C. NUTTALL Scott C. Nuttall	Director	April 15, 2005
/s/ SCOTT M. STUART Scott M. Stuart	Director	April 15, 2005

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Amendment and Restatement of the Registrant
3.2*	Amended and Restated Bylaws of the Registrant
4.1	Form of Certificate for Common Stock
4.2	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.
5.1*	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1*	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
21.1	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1	Powers of Attorney (included on the signature page hereto)

*
To be filed by amendment.

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TABLE OF CONTENTS
SUMMARY
The Offering
Tax Status
Investment Company Act Exemption
Restrictions on Ownership of Our Capital Stock
Distribution Policy
Summary Consolidated Financial Information
RISK FACTORS
Risks Related to Our Management and Our Relationship with Our Manager
Risks Related to Our Operation and Business Strategy
Risks Related To Our Investments
Risks Related to this Offering
Risks Related to our Organization and Structure
Tax Risks
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
INSTITUTIONAL TRADING OF OUR COMMON STOCK
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Corporate and Commercial Real Estate Loans (dollar amounts in thousands)
Corporate and Commercial Real Estate Securities (dollar amounts in thousands)
Investment Portfolio (dollar amounts in thousands)
Residential ARM Securities Repricing Information (dollar amounts in thousands)
Residential Hybrid ARM Loan Repricing Information (dollar amounts in thousands)
Residential ARM Loan Repricing Information (dollar amounts in thousands)
Floating Rate Corporate and Commercial Real Estate Loan and Security Repricing Information (dollar amounts in thousands)
Fixed Rate Corporate and Commercial Real Estate Loan and Security Repricing Information (dollar amounts in thousands)
Portfolio Purchases (dollar amounts in thousands)
Contractual Commitments (dollar amounts in thousands)
Reconciliation of Reported Net Income (Loss) to REIT Taxable Income (Loss) (dollar amounts in thousands, except per share amounts)
Hedging Instruments Notional Amounts (dollar amounts in millions)
OUR COMPANY
OUR MANAGER AND THE MANAGEMENT AGREEMENT
MANAGEMENT OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT
CERTAIN ERISA CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
COMMON STOCK ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KKR Financial Corp. and Subsidiaries Consolidated Balance Sheets (Dollars in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Consolidated Statements of Operations (Amounts in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity (Amounts in thousands)
KKR Financial Corp. and Subsidiaries Consolidated Statements of Cash Flows (Dollars in thousands)
KKR Financial Corp. and Subsidiaries Notes to Consolidated Financial Statements For the period from August 12, 2004 (Inception) through December 31, 2004 and the Quarter Ended March 31, 2005 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX